Exhibit 10.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

BY AND AMONG

AUTOPARTS HOLDINGS LIMITED

HONEYWELL INTERNATIONAL INC.

AND

RANK GROUP LIMITED

i

(continued)

		Page

Section 3.12.	Employee Matters and Benefit Plans	23
Section 3.13.	Contracts	24
Section 3.14.	Real Properties	25
Section 3.15.	Business Personal Property and Business Inventory; Transfer of Title to Purchased Assets	27
Section 3.16.	Sufficiency of Assets	27
Section 3.17.	Labor	27
Section 3.18.	Insurance	28
Section 3.19.	Finder’s Fee	28
Section 3.20.	Affiliate Transactions	28
Section 3.21.	Warranties	28
Section 3.22.	Customers and Suppliers	29
Section 3.23.	Disclaimer of Other Representations and Warranties	29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RANK GROUP	29
Section 4.1.	Corporate Status	29
Section 4.2.	Authority	29
Section 4.3.	No Conflict; Required Filings	30
Section 4.4.	Finder’s Fee	30
Section 4.5.	Solvency	30
Section 4.6.	Financing	31
Section 4.7.	No Reliance	31
ARTICLE V	CERTAIN COVENANTS	32
Section 5.1.	Conduct of the Business	31
Section 5.2.	Confidentiality; Access to Information	35
Section 5.3.	Publicity	36
Section 5.4.	Post Closing Access	36
Section 5.5.	Required Approvals; Consents	37
Section 5.6.	Further Action	39

(continued)

(continued)

(continued)

		Page

Section 10.11.	Construction	103
Section 10.12.	Counterparts	104
Section 10.13	Delayed Closing	104

v

STOCK AND ASSET PURCHASE AGREEMENT

          THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 27th day of January 2011, by and among (i) Autoparts Holdings Limited, a New Zealand company (“Purchaser”), (ii) Honeywell International Inc., a Delaware corporation (“Honeywell”), on behalf of itself and the entities listed on Schedule A (Honeywell and each such entity is referred to herein individually as a “Seller” and collectively as “Sellers”) and, for purposes of Article IV, Sections 5.22, 5.23, 5.26 and Article X, Rank Group Limited, a New Zealand company (“Rank Group”).

          WHEREAS, Sellers and the Transferred Entities (as defined below) are engaged in the Business.

          WHEREAS, Sellers conduct the Business through the entities listed on Schedule B (the “Transferred Entities” and each a “Transferred Entity”) and through the use of certain assets held directly by Sellers.

          WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from Sellers, and Sellers desire to sell and assign to Purchaser, all of Sellers’ ownership interest in the Purchased Entities set forth on Schedule C.

          WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from Sellers the Purchased Assets and assume the Assumed Liabilities, and Sellers desire to sell and assign to Purchaser the Purchased Assets and Assumed Liabilities.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

          Section 1.1. Transactional Overview; Purchase and Sale of Assets.

                    (a) Transfer of Equity Interests in Purchased Entities.

                              (i) Prestone Products Corporation. Sellers’ ownership interest in Prestone Products Corporation, a Delaware corporation and a wholly-owned subsidiary of Honeywell (“Prestone”), will be transferred to Purchaser pursuant to the sale by Honeywell of its Equity Interests in Prestone to Purchaser, in accordance with the other Sections of this Agreement.

                              (ii) South Africa, New Zealand and Japan Purchased Entities. Sellers’ ownership interests in Holts (Proprietary) Ltd., a South African company and a wholly-owned subsidiary of Honeywell (“Holts South Africa”), Holt Lloyd Limited, a New Zealand company and a wholly-owned subsidiary of Honeywell (“Holt New Zealand”), and Musashi Holt Co. Ltd., a Japanese company (“Holt Japan”), will be transferred to Purchaser pursuant to the sale by Honeywell of its Equity Interests in Holts South Africa, Holt New Zealand and Holt Japan to Purchaser, in accordance with the other Sections of this Agreement.

                              (iii) UK Purchased Entity. Sellers’ ownership interest in Holt Lloyd Group Limited, a UK limited company (“Holt UK”), will be transferred to Purchaser pursuant to the sale by Honeywell International UK Ltd., a UK limited company and wholly owned subsidiary of Honeywell (“Honeywell International UK”), of its Equity Interests in Holt UK to Purchaser, in accordance with the other Sections of this Agreement.

                    (b) Asset Transfers. Sellers’ ownership interest in certain Purchased Assets of the Business located outside the United States will be transferred to Purchaser pursuant to the sales by Honeywell Aftermarket Europe SAS, a French company (“Honeywell France”), Honeywell Productos Automotrices SA de C.V., a Mexican company (“Honeywell Mexico 1”), Honeywell Automotive de Mexico SA de C.V., a Mexican company (“Honeywell Mexico 2”), Honeywell Asca Inc., a Canadian corporation (“Honeywell Canada”), Honeywell (Singapore) Pte. Ltd., a private limited company (“Honeywell Singapore”), and Honeywell Automotive Parts Services (Shanghai) Co. Ltd., a Chinese limited company (“Honeywell China”), to Purchaser, and Sellers’ ownership interest in the Purchased Assets located in the United States will be transferred to Purchaser by Honeywell, in each case in accordance with the other Sections of this Agreement.

                    (c) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, in exchange for a payment by Purchaser to Sellers of the Purchase Price and Purchaser’s assumption of the Assumed Liabilities, Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser all of Sellers’ or their Affiliates’ (other than any Transferred Entity’s) right, title and interest in and to all of the assets, property and rights primarily or exclusively used or held for use in the conduct of the Business as of the Closing Date, which the parties agree shall include all of the assets, property and rights of the types set forth or described below, but excluding the Retained Assets and the Transferred Entities’ Retained Assets transferred to the Sellers pursuant to Section 1.1(d)(ii) (collectively, the “Purchased Assets”):

                              (i) the Equity Interests in the Purchased Entities;

                              (ii) the goodwill of Sellers relating to the Business;

                              (iii) all Business Inventory (including all Business Products);

                              (iv) all Business Personal Property;

                              (v) the Intellectual Property and Software owned by the Sellers or their Affiliates (other than the Transferred Entities) and used primarily in the conduct of the Business, including the Registered Intellectual Property and Software owned by the Sellers or their Affiliates (other than the Transferred Entities) and used primarily in the conduct of the Business, in each case as set forth on Schedule 1.1(c)(v), except for the Excluded Intellectual Property (collectively, the “Purchased Intellectual Property”), and all rights of any Seller or its Affiliate (other than any Transferred Entity) under any agreement providing for (A) the nondisclosure by any Employee or contractor of the Business of any confidential information of the Business included in the Purchased Intellectual Property or (B) an assignment to any Seller or its Affiliate (other than any Transferred Entity) with respect to any Purchased Intellectual Property developed by any such Employee or contractor, including each Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information;

                              (vi) all Contracts primarily relating to the Business, including all non-disclosure agreements executed in connection with the potential sale of all or part of the Business (collectively, the “Assumed Contracts”);

                              (vii) the real property leases set forth on Schedule 1.1(c)(vii) (the “Assumed Real Property Leases”);

                              (viii) the real properties owned by Sellers or by Allied-Signal Automotive of Canada, Inc. (“ASAC”) set forth on Schedule 1.1(c)(viii) (the “Purchased Owned Real Property”);

                              (ix) all Permits primarily used in the conduct of the Business and held by Sellers to the extent the same, or a right to use the same, can be transferred to Purchaser;

                              (x) all of Sellers’ customer and vendor lists to the extent applicable to the Business, all of Sellers’ files and documents (including credit information) to the extent applicable to the Business, including all of Sellers’ equipment maintenance data, accounting records, Tax records (including Tax Returns, but only to the extent relating specifically to the Business or to the Transferred Entities) inventory records, sales and sales promotional data, package inserts, instruction manuals, owner’s manuals, labels, advertising materials, cost and pricing information, business plans, reference catalogs, transactional records, and any other such data and records, however stored, in each case to the extent applicable to the Business, but excluding any documents relating exclusively to the Honeywell Filter Litigation; provided, however, that Sellers shall be entitled to retain copies of any such materials which are necessary for, and may use such copies solely in connection with, their Tax, accounting or legal compliance purposes, provided that such copies and all information contained therein shall be Confidential Information subject to the provisions of Section 5.12 and shall otherwise be subject to the provisions of Section 5.4(b);

                              (xi) Closing Date Cash;

                              (xii) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, rights to proceeds under insurance policies in respect of claims made against such policies prior to Closing (other than insurance proceeds paid pursuant to claims made by Honeywell and its Affiliates in connection with the earthquakes in the area of Mexicali, Mexico in 2008) to the extent related to the Business and rights under and pursuant to all warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent related to the Business;

                              (xiii) all trade accounts receivable and trade notes receivable of the Business, whether recorded or unrecorded, other than such trade receivables from divisions or Affiliates of Sellers that are not Transferred Entities or other parts of the Business;

                              (xiv) all accounts receivable and notes receivable of the Business, whether recorded or unrecorded, from divisions or Affiliates of Sellers that are Transferred Entities or other transferred portions of the Business;

                              (xv) all prepaid expenses and deposits to the extent applicable to the Business, but only to the extent such prepaid expenses and deposits will accrue to the benefit of Purchaser in respect of the Business on and following the Closing;

                              (xvi) all credits and refunds of Taxes (other than Income Taxes) of or payable with respect to the Business (other than a Transferred Entity) or any Purchased Asset to the extent attributable to a Post-Reference Date Tax Period; and

                              (xvii) all rights, assets and entitlements in or related to a Seller’s participation in or sponsorship of any Transferred U.S. Benefit Plans or Transferred Foreign Benefit Plans and under any of the Labor Contracts.

                    (d) Assets of the Transferred Entities.

                              (i) The parties agree that none of the assets, properties or rights of the Transferred Entities shall be transferred pursuant to Section 1.1(c) or shall be considered Purchased Assets for the purposes of Section 1.1(c) hereof and that such assets, properties and rights (including Equity Interests of a Transferred Entity in another Transferred Entity) shall be held by the relevant Transferred Entity, in the same manner before and after the Closing Date without any change therein as a result of the transactions contemplated hereunder, except that Purchaser shall be the holder of the Equity Interests of the Purchased Entities.

                              (ii) The following assets shall be transferred from the applicable Transferred Entity to a Seller (or an Affiliate) prior to the Closing (the “Transferred Entities Retained Assets”); provided that any instruments of transfer or conveyance executed in connection with such transfers shall be reasonably acceptable to Purchaser:

                                        (A) the bank accounts of Prestone;

                                        (B) all accounts and notes receivable of the Transferred Entity, whether recorded or unrecorded, from divisions or Affiliates of Sellers that are not other Transferred Entities or other parts of the Business;

                                        (C) except as otherwise provided in Section 5.8, all rights, assets and entitlements in or related to a Transferred Entity’s participation in or sponsorship of any U.S. Benefit Plan or Foreign Benefit Plan;

                                        (D) all rights in and benefits arising from claims and litigation that relate to the Transferred Entities Retained Assets, the Retained Assets or the Retained Liabilities;

                                        (E) any rights of such Transferred Entity or its respective Affiliates to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Retained Liabilities;

                                        (F) all Excluded Intellectual Property and Sellers’ Marks, and all Contracts with respect to such Excluded Intellectual Property and Sellers’ Marks; and

                                        (G) the assets set forth on Schedule 1.1(d)(ii)(G).

                    (e) Assignment of Assets.

                              (i) Anything in this Agreement to the contrary notwithstanding, Sellers shall not sell, assign, convey or transfer to Purchaser any Purchased Asset or any claim, right or benefit thereunder or arising therefrom, to the extent that an attempted assignment, transfer, sale or attempted sale of any Purchased Asset or any claim, right or benefit thereunder or arising therefrom to be sold, conveyed, transferred or assigned to Purchaser (collectively, the “Interests”) would constitute a breach or a violation of any applicable Law or if such Interest is not capable of being sold, conveyed, transferred or assigned without any third party consent which has not been obtained by (or does not remain in full force and effect at) the Closing, unless and until such Interest (a “Retained Interest”) can be sold, conveyed, transferred and assigned in accordance with Section 1.1(c) without such a breach, violation of Law or such third party consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with Section 1.1(c) and shall cease to be a Retained Interest.

                              (ii) To the extent that any Interest cannot be sold, conveyed, transferred or assigned without a breach or violation of Law, or any of the third party consents necessary to sell, convey, transfer or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing Date, Sellers and Purchaser shall, while such Interest remains a Retained Interest, use their commercially reasonable efforts to (A) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Purchaser (including performance by Sellers as agent), and Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations to the extent Purchaser would have been responsible therefor if there had been no such breach or violation of Law, or such third party consent had been obtained, and such Retained Interest had been transferred to Purchaser as of the Closing, but only to the extent Purchaser obtains the benefits of such Retained Interest; and (B) enforce, at the request of Purchaser, and subject to Purchaser’s prompt reimbursement of Sellers’ out of pocket costs, any rights of Sellers arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the advice of Purchaser). The failure of any third party consent or approval to be obtained or the failure of any Interest to constitute a Purchased Asset or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a Business Material Adverse Effect or a breach by any Seller of any representation, warranty, condition, covenant or agreement contained in this Agreement, other than, if breached, Sections 3.4, 5.1 and 5.5(b); provided that nothing in the foregoing shall limit any rights of Purchaser under Section 6.3 or Article IX in respect of a breach of such Sections.

          Section 1.2. Retained Assets. The “Retained Assets” shall consist of each Seller’s rights, title and interest in all assets of every kind and description that are not expressly identified as Purchased Assets, and shall include the following:

                    (a) all checkbooks, canceled checks and bank accounts of each Seller;

                    (b) all accounts and notes receivable of each Seller, whether recorded or unrecorded, from divisions or Affiliates of Sellers that are not Transferred Entities or other parts of the Business;

                    (c) all Permits which are not legally transferable;

                    (d) all rights in and benefits arising from claims and litigation that relate to the Retained Assets or Retained Liabilities;

                    (e) all rights of Sellers and their Affiliates under this Agreement and each Seller’s corporate charter or formation documents, minute and stock record books, corporate seal and Tax records (including Tax Returns), except Tax Returns relating specifically to the Business or the Transferred Entities;

                    (f) subject to Section 5.8, all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds covering any portion of any Retained Liabilities, other than proceeds of insurance policies in respect of claims made against such policies prior to Closing, which shall constitute a Purchased Asset to the extent attributable to the Business; for avoidance of doubt, any proceeds of insurance policies in respect of claims made in connection with the matters set forth on Schedule 1.4(g) shall be Retained Assets;

                    (g) any rights of any Seller or their respective Affiliates to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Retained Liabilities;

                    (h) all Excluded Intellectual Property and Sellers’ Marks, and all Contracts relating to the Excluded Intellectual Property and Sellers’ Marks;

                    (i) the Contracts identified on Schedule 1.2(i) (the “Retained Contracts”);

                    (j) all refunds or credits of Taxes of or payable with respect to the Business (other than a Transferred Entity) or any Purchased Asset (i) in the case of Income Taxes, to the extent attributable to a Pre-Closing Date Tax Period and (ii) in the case of non-Income Taxes, to the extent attributable to a Pre-Reference Date Tax Period;

                    (k) except as otherwise provided in Section 5.8, all rights of Sellers and their respective Affiliates in or under, and in all assets and entitlements related to all U.S. Benefit Plans and Foreign Benefit Plans;

                    (l) any employee data which relates to employees who are not Transferred U.S. Employees or Transferred Non-U.S. Employees or which Sellers are prohibited by Law or agreement from disclosing or delivering to Purchaser;

                    (m) all assets, Contracts and rights of the Business used primarily in the conduct of the Excluded Business; and

                    (n) the assets set forth on Schedule 1.2(n).

          Section 1.3. Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to discharge and perform when due all Liabilities of each Seller and its Affiliates (other than the Transferred Entities) to the extent incurred in the conduct of the Business or to the extent arising from the ownership, use or operation of any Purchased Assets, whether arising before, on or after the Closing (but excluding the Retained Liabilities, which shall be retained by Sellers) (collectively, the “Assumed Liabilities”), including the following Liabilities:

                    (a) all Liabilities as of the Closing of the type set forth on a balance sheet prepared in accordance with GAAP (as applied in the Year-End Financial Statements) other than those that constitute Retained Liabilities;

                    (b) all Liabilities of any Seller arising under the Assumed Contracts;

                    (c) all Liabilities of any Seller arising under the Assumed Real Property Leases;

                    (d) all Liabilities for allowances, credits or adjustments to which customers of the Business may be entitled;

                    (e) all Liabilities for product warranty or Product Liability Claims to the extent related to the Business;

                    (f) all Liabilities relating to pending claims or litigation related to the Business;

                    (g) all Liabilities relating to the Transferred U.S. Employees and the Transferred Non-U.S. Employees that are specifically assumed by Purchaser pursuant to Section 5.8 or as required by local law and the Acquired Rights Directive, and any Liabilities arising out of or in connection with (i) the employment on or after the Closing Date of the Transferred U.S. Employees and the Transferred Non-U.S. Employees with Purchaser or its Affiliates; or (ii) any claim by a Transferred U.S. Employee or a Transferred Non-U.S. Employee in connection with such Employee’s employment on or after the Closing Date with Purchaser or its Affiliates (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature);

                    (h) all accounts and notes payable and Indebtedness of any Seller, whether recorded or unrecorded, to divisions or Affiliates of Sellers that are Transferred Entities or other parts of the Business;

                    (i) all Liabilities arising under or in respect of the Transferred U.S. Benefit Plans, the Transferred Foreign Benefit Plans, any of the Labor Contracts, or the Purchaser’s U.S. Pension Plan, in each case only as expressly provided in Section 5.8;

                    (j) all Liabilities related to the possession, occupation, operation, or maintenance of the real properties subject to the Assumed Real Property Leases, whether arising or accruing before, on or after the Closing Date, and whether such Liabilities relate to conditions that existed before, on, or after the Closing Date;

                    (k) (A) all Liabilities arising from any obligation pursuant to Environmental Laws to investigate and/or remediate Materials of Environmental Concern at, on, under, or emanating from the Owned Real Property or the Business Leased Real Property, (B) all Environmental Claims in connection with the Owned Real Property or the Business Leased Real Property, and (C) all Liabilities under Environmental Laws relating to the conduct of the Business at the Owned Real Property or the Business Leased Real Property, including the handling, management, treatment or disposal on-site of Materials of Environmental Concern or compliance with Environmental Laws;

                    (l) all Liabilities arising out of or relating to any Business Intellectual Property, including with respect to infringement thereby or misappropriation relating thereto;

                    (m) except as specifically described in Section 1.4, all Liabilities of Sellers to the extent arising out of or relating to any non-compliance or alleged non-compliance of the Business with applicable Laws; and

                    (n) all Liabilities for Assumed Business Taxes.

Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to discharge or perform, any Liability of any Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities.

          Section 1.4. Retained Liabilities. The “Retained Liabilities” shall consist of the following Liabilities of each Seller or Affiliate thereof:

                    (a) all Liabilities for Retained Taxes;

                    (b) all Liabilities to the extent related to the Retained Assets or any Excluded Business, including all Liabilities relating to any business of Sellers or their Affiliates other than the Business;

                    (c) all Liabilities to the extent related to the Transferred Entities Retained Assets;

                    (d) any Indebtedness of any Seller or any Transferred Entity to any Person other than a Transferred Entity or a division or Affiliate of Sellers that is part of the Business or any Liability relating to any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange Contracts, currency swap or option agreements, forward Contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements or any other similar Contract designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of any Seller or Transferred Entity;

                    (e) all accounts and notes payable and Indebtedness of any Seller or of any Transferred Entity, whether recorded or unrecorded, owing to divisions or Affiliates of Sellers, or any other Person, that are not Transferred Entities or other transferred portions of the Business;

                    (f) except as otherwise expressly provided in Section 5.8, any Liabilities arising in connection with or relating to any U.S. Benefit Plan or Foreign Benefit Plan;

                    (g) all Liabilities, costs and expenses that relate to or arise from the Honeywell Filter Litigation or the pending claims or litigation set forth on Schedule 1.4(g);

                    (h) the Liabilities set forth on Schedule 1.4(h);

                    (i) the Retained Environmental Liabilities;

                    (j) except as expressly provided otherwise in Section 5.8, (A) any Liabilities arising out of or in connection with (i) the employment prior to the Closing Date of the Transferred U.S. Employees and the Transferred Non-U.S. Employees by the Employee Transferors; or (B) any claim by a Transferred U.S. Employee or a Transferred Non-U.S. Employee in connection with such Employee’s employment prior to the Closing Date by the Employee Transferors (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature); and

                    (k) all Liabilities arising out of or relating to any product that is not a Business Product, including all product return, replacement, rebate, credit and warranty obligations relating thereto, and all products liabilities relating thereto.

          Section 1.5. Liabilities of the Transferred Entities. The parties agree that none of the Liabilities of the Transferred Entities shall be assumed by Purchaser pursuant to Section 1.3 and that, except to the extent specifically referenced in Section 1.4, none of the Liabilities of the Transferred Entities shall be allocated to Sellers pursuant to Section 1.4, but that such Liabilities shall be retained by the respective Transferred Entity in the same manner before and after the Closing Date without any change therein as a result of the transactions contemplated hereunder, except as otherwise set forth herein and except that as of the Closing, Purchaser, through its ownership of the Equity Interests of the Purchased Entities, shall be the indirect equity owner of all of the Transferred Entities; provided that, any Retained Liabilities held by any Transferred Entity shall be assumed by a Seller or one of its Affiliates (other than any Transferred Entity) immediately prior to Closing and shall constitute Retained Liabilities for all purposes of this Agreement.

          Section 1.6. Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid for the Purchased Assets acquired by Purchaser pursuant to this Agreement shall consist of cash in the amount of $950,000,000 plus the Net Cash Adjustment. At the Closing, Purchaser shall (i) deliver to Sellers, pursuant to wire transfer instructions provided by Honeywell at least two (2) Business Days prior to the Closing, cash in the amount of $950,000,000, plus the Estimated Net Cash Adjustment, and (ii) assume the Assumed Liabilities.

          Section 1.7. [Intentionally omitted]

          Section 1.8. Purchase Price Adjustment.

                    (a) Closing of the Books on the Closing Date. In preparation for the Closing, Honeywell shall cause a full balance sheet closing of the books of the Business to take place on the Closing Date as if it were the last day of a fiscal period for the Business.

                    (b) Pre-Closing Adjustment. At least five Business Days prior to the Closing Date, Honeywell shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) consisting of an estimated calculation in reasonable detail (including all constituent elements) of the Net Cash Adjustment (the “Estimated Net Cash Adjustment”). Purchaser shall have the right to object in good faith to the amounts contained in the Estimated Closing Statement within two Business Days after the delivery of the Estimated Closing Statement to Purchaser. Honeywell shall in good faith consider the objections, if any, of Purchaser to the Estimated Closing Statement and, if Honeywell determines, in its reasonable discretion, that changes to the Estimated Closing Statement are appropriate, Honeywell shall re-issue an Estimated Closing Statement containing the Estimated Net Cash Adjustment no later than one Business Day prior to the Closing Date.

                    (c) Closing Statement. Within ninety (90) days after the Closing Date, Purchaser shall deliver to Honeywell:

                              (i) financial statements for the Business as at the Closing Date and for the period from the Measuring Time through the Closing Date, together with an unqualified audit report thereon by Pricewaterhouse Coopers (the “Closing Date Audited Statements”); and

                              (ii) a statement (the “Closing Statement”), which shall be delivered at the same time as the Closing Date Audited Statements and shall set forth the Purchase Price, including the amount of the Net Cash Adjustment, determined in accordance with the definitions set forth herein and based upon the Closing Date Audited Statements and the Applicable Accounting Principles. The Closing Date Audited Statements and the Closing Statement shall each be prepared in accordance with the Applicable Accounting Principles, and shall be accompanied by reasonable supporting documentation regarding Purchaser’s calculation of the Net Cash Adjustment.

                              (iii) Purchaser shall bear all costs of preparing and delivering the Closing Date Audited Statements. Purchaser and Honeywell shall each bear fifty percent (50%) of the cost of Pricewaterhouse Coopers’ review of the Closing Statement to confirm its compliance with the Applicable Accounting Principles.

                    (d) Closing Statement Dispute Notice. Each of Purchaser and Honeywell shall give the other party and any independent auditors and authorized representatives of such other party reasonable access during normal business hours to the properties, books, records and personnel relating to the Business for purposes of preparing and reviewing the Closing Date Audited Statement and the Closing Statement and resolving any disputes relating thereto. Honeywell shall have forty-five (45) days following the delivery by Purchaser of the Closing Date Audited Statements and the Closing Statement during which to notify Purchaser in writing of any dispute of any item contained in the Closing Statement (a “Disputed Item”), which notice (the “Closing Statement Dispute Notice”) shall set forth in reasonable detail the basis for such dispute and provide reasonable supporting documentation, if available, for such disagreement. If Honeywell fails to notify Purchaser of any such dispute within such 45-day period, the Closing Statement shall be deemed to be accepted by Honeywell and the Closing Statement shall be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by Honeywell or the Sellers under any provision hereof. In the event that Honeywell shall so notify Purchaser of any dispute, Purchaser and Honeywell shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute as promptly as possible. For the avoidance of doubt, it is expressly agreed that no objection may be raised and no adjustment may be proposed to any entry or item contained in the Closing Statement except on grounds that such item or entry has not been calculated in accordance with the provisions of this Agreement and the definition of Closing Date Adjusted Purchase Price, including the Net Cash Adjustment, determined in accordance with the definitions set forth herein.

                    (e) Independent Accountant. If Purchaser and Honeywell are unable to resolve all Disputed Items during the 45-day resolution period, then, at the request of either party, Purchaser and Honeywell shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant; provided that if the Independent Accountant does not accept such engagement within ten (10) days after either Purchaser or Honeywell gives notice to the other of such request, either of them may request the American Arbitration Association to appoint a substitute Independent Accountant and such appointment shall be final, binding and conclusive on Purchaser and Honeywell. Purchaser and Honeywell shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.8 and the Applicable Accounting Principles. Any adjustment with respect to the Unresolved Items may only be made by the Independent Accountant within the range between Purchaser’s calculation and Honeywell’s calculation of the Unresolved Items. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant and all elements in the Closing Statement as finalized in such determination, shall be final, binding and conclusive on Purchaser and Honeywell absent manifest error. The fees, expenses and costs of the American Arbitration Association and the Independent Accountant shall be borne in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

                    (f) Final Adjustment. If the Net Cash Adjustment in the final Closing Statement exceeds the Estimated Net Cash Adjustment, then Honeywell shall be entitled to a payment from Purchaser equal to such excess. If the Estimated Net Cash Adjustment exceeds the Net Cash Adjustment in the final Closing Statement, then Purchaser shall be entitled to a payment from Honeywell equal to such excess. Payments shall be made by wire transfer of immediately available funds within two Business Days of a party becoming entitled to a payment under this Section 1.8. To the extent any amount of the Net Cash Adjustment is undisputed, payment will be made with respect to such undisputed amount as appropriate within five Business Days of delivery of the Closing Statement or Dispute Notice, as applicable.

                    (g) Method of Payment, Interest, etc. Any amount paid pursuant to Section 1.8 shall be (i) increased by simple interest on such amount at an annual interest rate equal to 5%, from the Closing Date to and including the date of payment based on a 365 day year, (ii) made by wire transfer of immediately available funds to an account designated by the receiving party and (iii) treated as an adjustment to the Purchase Price for Tax reporting purposes.

          Section 1.9. Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid. The party making any such deduction or withholding shall furnish to the other party official receipts (or copies thereof) evidencing the payment of any such Taxes. If either Purchaser or any of the Sellers becomes aware that any amount is required to be so deducted or withheld, it shall promptly provide notice to the other parties. Notwithstanding the foregoing, if any amount is deducted or withheld from any payment made pursuant to this Agreement and Sellers received less than five (5) days notice prior to the making of such deduction or withholding, then, to the extent permitted by Law, any such deduction or withholding shall not be remitted to the applicable Taxing Authority earlier then the date that is five (5) days after Sellers received notice of such deduction or withholding and Sellers shall be entitled to raise any objection with respect to such deduction or withholding during such period.

ARTICLE II

CLOSING; CLOSING DELIVERIES

          Section 2.1. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 on the third business day after all conditions to the obligations of Purchaser and Sellers under Articles VI and VII of this Agreement shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied by deliveries at Closing, but subject to their satisfaction or waiver), or at such other place and time as the parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

          Section 2.2. Effectiveness. The consummation of the transactions contemplated by this Agreement shall be deemed to take place at 11:59 p.m. local time on the Closing Date (the “Effective Time”).

          Section 2.3. Closing Deliveries. At the Closing,

                    (a) Sellers shall deliver or cause to be delivered to Purchaser the following (in each case, in form and substance reasonably acceptable to Purchaser):

                              (i) An executed copy of an assignment and assumption agreement providing for the assumption of Assumed Liabilities by Purchaser (the “Assignment and Assumption Agreement”);

                              (ii) Such bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to transfer (or record with any Governmental Authority the transfer of) the Purchased Assets to Purchaser in accordance herewith;

                              (iii) An executed copy of the Transition Services Agreement;

                              (iv) Subject to Section 1.1(e), executed assignment and assumption agreements, in the form attached hereto as Exhibit A, with respect to each Assumed Real Property Lease (collectively, the “Real Property Lease Assignments”);

                              (v) Executed and acknowledged special warranty or grant deeds, in the form(s) customarily provided in the applicable jurisdiction, conveying fee simple title to the Purchased Owned Real Property to Purchaser, subject only to Permitted Encumbrances (“Deeds”);

                              (vi) duly executed state, county and local transfer tax forms with respect to the Owned Real Property, as applicable;

                              (vii) duly executed and acknowledged affidavits as reasonably requested by Purchaser’s title insurance company in form and substance acceptable to the applicable Seller or Transferred Entity with respect to the Owned Real Property in order to issue title insurance policies with respect to the Owned Real Property with the standard title insurance company issued exceptions omitted and, if applicable, a non-imputation endorsement; provided, however, that in no event shall Sellers or their Affiliates be obligated to indemnify the title insurance company with respect to matters contained in the affidavits;

                              (viii) Executed stock transfer agreements, asset transfer agreements and/or other instruments of conveyance with respect to the transfer of any portion of the

Purchased Assets outside the United States (including Equity Interests in entities organized in jurisdictions outside the United States; it being understood that such agreements and/or other instruments of conveyance are intended solely to formalize such foreign transfers in order to comply with any local Laws pertaining thereto);

                              (ix) Certificates representing the Equity Interests in the Purchased Entities, duly endorsed in blank or accompanied with appropriate stock powers and with all stock transfer Tax stamps affixed if stock, or duly executed assignments of such Equity Interests which are not held in the form of stock, or other documents as may be necessary under applicable Laws to transfer ownership of such Equity Interests to Purchaser or its specified designees;

                              (x) A certificate from each Seller, in form and substance reasonably satisfactory to Purchaser, establishing that the transfer of the Purchased Assets is exempt from withholding under Section 1445 of the Code;

                              (xi) Resignations of those officers and directors of any Transferred Entity, which Purchaser shall request in writing before Closing;

                              (xii) Required documentation in connection with Transfer Taxes and VAT, if any; and

                              (xiii) Organizational books and records of the Transferred Entities.

                    (b) Purchaser shall deliver to Sellers the following (in each case, in form and substance reasonably acceptable to Sellers):

                              (i) Executed copies of the Assignment and Assumption Agreement, the Transition Services Agreement and the Real Property Lease Assignments;

                              (ii) Required documentation in connection with Transfer Taxes and VAT, if any; and

                              (iii) All such other documents and instruments of assumption as shall be reasonably necessary for Purchaser to assume the Assumed Liabilities in accordance herewith.

          Section 2.4. Allocation of Purchase Price.

                    (a) The portion of the Purchase Price allocated to the Equity Interests in each of the Purchased Entities and to the other Purchased Assets of each Seller (net of Assumed Liabilities) and shall be as set forth on Schedule D. Prior to the Closing, the parties shall adjust the allocation set forth on Schedule D to reflect the Net Cash Adjustment in accordance with the Applicable Accounting Principles. Following Closing, the parties shall further adjust the allocation set forth on Schedule D to reflect the final Closing Statement. To the extent permitted by Law, this allocation shall be binding on the parties for federal, state, local, foreign and other Tax reporting purposes, and no party will assert or maintain a position inconsistent with this allocation.

                    (b) The amount set forth on Schedule D for the Purchased Assets (other than Equity Interests in Purchased Entities) of Honeywell plus those Assumed Liabilities of Honeywell that constitute liabilities for federal income tax purposes (the “Gross U.S. Purchase Price”) and shall be allocated among the Purchased Assets of Honeywell in the manner required by section 1060 of the Code as shown on an allocation schedule to be prepared by Purchaser as soon as practicable after the Closing Date. The template of the allocation schedule is attached hereto as Schedule E. Purchaser shall provide Honeywell with such allocation schedule and Purchaser shall make such revisions or changes to such schedule as shall be reasonably requested by Honeywell and approved by Purchaser, each acting in good faith. In the event Purchaser and Honeywell are unable to agree on the allocation of the Gross U.S. Purchase Price in such manner, then each (acting reasonably and in good faith) shall be free to do its own allocation of the Gross U.S. Purchase Price. In the event Purchaser and Honeywell do agree on the allocation of the Gross U.S. Purchase Price, then such allocation shall be binding on them for federal, state, local and other Tax reporting purposes, including filings on Internal Revenue Service Form 8594, and neither of them will assert or maintain a position inconsistent with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HONEYWELL

          Honeywell hereby represents and warrants to Purchaser that, except as set forth on the disclosure schedule delivered by Honeywell to Purchaser concurrently herewith (the “Disclosure Schedule”), which Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Disclosure Schedule shall be deemed to be disclosed with respect to all sections of this Article III to which the applicability of such disclosure is reasonably apparent, and except that all representations of Honeywell in this Article III (except for the representations in Section 3.3) shall not apply to Honeywell Portugal:

          Section 3.1. Due Organization. Each of the Sellers and the Transferred Entities is a legal entity of the type described in Section 3.1 of the Disclosure Schedule, duly organized, validly existing and, with respect to entities organized within the United States and any other jurisdiction outside the United States in which the concept of good standing or its functional equivalent is applicable, in good standing or its functional equivalent under the Laws of the jurisdiction indicated in Section 3.1 of the Disclosure Schedule. Sellers and the Transferred Entities (a) have all requisite power and authority under their respective organizational documents to conduct the Business as it is now being conducted, and (b) are duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the Purchased Assets or the assets of any Transferred Entity and the conduct of the Business requires such entity to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized or in good standing would not result in material Liability to the Business or materially impair the ability of any Seller to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

          Section 3.2. Authority. Each of the Sellers has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, the Real Property Lease Assignments, the Deeds and the other documents and agreements contemplated hereby and thereby to which such Seller is a party (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Sellers of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the applicable Seller, and no other corporate or other proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance by each Seller of this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Transaction Documents shall have been, duly executed and delivered by Sellers, and, assuming due authorization and delivery by Purchaser, this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that specific performance may not be available (collectively, the “Enforceability Exceptions”).

          Section 3.3. Transferred Entities; Title to Equity Interests. The copies (and, where only a translation has been provided, the translation) of the organizational documents of the Transferred Entities, which have been Made Available to Purchaser, are true, accurate and complete (except in the case of the translations, which are true, accurate and complete in all material respects). For each Transferred Entity, Section 3.3 of the Disclosure Schedule sets forth (i) the nature of the equity interest held by Sellers or, if applicable, other Transferred Entities, and, if applicable, the par value thereof, (ii) the holder of such equity interests, (iii) the total number of such equity interests that are outstanding, and (iv) the percentage of the outstanding equity interests held by Sellers or other Transferred Entities (each such equity interest held by a Seller or Transferred Entity, an “Equity Interest”). The Equity Interests constitute, and on the Closing Date will constitute, all of the equity of each Transferred Entity held by Sellers or a Transferred Entity. Except as set forth on Section 3.3 of the Disclosure Schedule, there are no other equity securities of any Transferred Entity, and there are no securities convertible into or exchangeable for any equity securities of any Transferred Entity. Sellers and the Transferred Entities are not, and prior to the Closing Date will not become, a party to or subject to any contract or obligation wherein any Person has, or will have, a right, option or warrant to purchase or acquire any rights in any additional capital stock or other securities of the Transferred Entities. There are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to any securities of any Transferred Entity. All Equity Interests held by Sellers or a Transferred Entity have been duly issued and are fully paid and non-assessable and not subject to any Encumbrances, except for Encumbrances arising in connection with this Agreement and those imposed by Purchaser. None of the issued Equity Interests held by Sellers or a Transferred Entity was issued in violation of any preemptive rights. Each Seller which holds an Equity Interest in a Purchased Entity has good title thereto and full beneficial ownership thereof and upon delivery of such Equity Interest against payment therefor pursuant to the terms of this Agreement, Purchaser will receive good title thereto, free and clear of all Encumbrances. There are no Subsidiaries, joint ventures or other Persons which are material to the Business in which the Transferred Entities own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire any direct or indirect equity or other similar interest.

          Section 3.4. No Conflict; Government Authorizations and Third Party Approvals.

                    (a) Except as provided in Section 5.5(a) with respect to the HSR Act and required foreign antitrust filings and/or notices and without giving effect to the provisions of Section 1.1(e), the execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Purchased Assets or any assets of any Transferred Entity under, any provision of (i) any Material Contract or Real Property Lease or (ii) any organizational documents of any Seller or Transferred Entity, or (iii) any material Permit, any material Governmental Order or, subject to the matters described in Section 3.4(b), any Law, applicable to the Purchased Assets or any Transferred Entity (or any Transferred Entity’s assets).

                    (b) Except as provided in Section 5.5(a) with respect to the HSR Act and required foreign antitrust filings and/or notices and without giving effect to the provisions of Section 1.1(e), no consent of, or registration, declaration, notice or filing with, any Governmental Authority, or any third party under any Material Contract, is required to be obtained or made by any of the Sellers in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

          Section 3.5. Financial Statements.

                    (a) Sellers have Made Available to Purchaser true and complete copies of the (i) audited balance sheets and income statements of the Business for the calendar years ended December 31, 2009 and December 31, 2008 (collectively, the “Year-End Financial Statements”), (ii) the unaudited historical internal income statement of the Business for the period from January 1, 2010 through December 31, 2010 (the “Interim Income Statement”) and (iii) the unaudited historical internal balance sheet of the Business as of December 31, 2010 (the “Interim Balance Sheet” and, together with the Interim Income Statement, the “Interim Financial Statements”). The Interim Financial Statements and the Year-End Financial Statements are together referred to as the “Financial Statements”.

                    (b) The Financial Statements were prepared from the books and records of Sellers and the Transferred Entities. The Financial Statements present fairly, in all material respects, the financial position and operating results of the Business as of the dates thereof and for the periods covered thereby, in accordance with GAAP, consistently applied, subject in the case of the Interim Financial Statements to year-end adjustments which are not material in the aggregate.

                    (c) The internal controls over financial reporting (“Internal Controls”) utilized by Sellers with respect to the Business are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for Honeywell. To the Knowledge of Honeywell, there are no material weaknesses or significant deficiencies in the design or operations of the Internal Controls utilized by Honeywell with respect to the Business. Honeywell has implemented disclosure controls and procedures designed to ensure that material information relating to the Business is made known to the management of the Business by others within the Business.

                    (d) Sellers have Made Available to Purchaser true and complete copies of all auditors’ reports, management letters, and internal audit reports related to the Business during the last three (3) years.

          Section 3.6. Absence of Certain Changes; Undisclosed Liabilities.

                    (a) Except as expressly required by this Agreement and the other Transaction Documents, from December 31, 2010, (i) Sellers have operated the Business in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been a Business Material Adverse Effect, and (iii) neither any Seller nor any Transferred Entity, in each case only as it relates to the Business, has taken or agreed to take any action that, if taken or agreed to after the date hereof without Purchaser’s consent, would be a violation of Section 5.1.

                    (b) Other than (i) as and to the extent reflected or reserved for on the Interim Balance Sheet, or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, there are no Liabilities associated with the Business, except for (A) Liabilities disclosed in the Disclosure Schedule or as to which no disclosure is required pursuant to any Section of the Disclosure Schedule because the Liability involves an amount which is less than the specific dollar threshold above which disclosure on such Section of the Disclosure Schedule is required, (B) not required to be recorded on the Financial Statements of the Business in accordance with GAAP, (C) Liabilities under Contracts of the Business, (D) the Retained Liabilities, and (E) other Liabilities not greater than $5,000,000 in the aggregate. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.6(b) are not intended to limit or expand the scope of any other specific representation or warranty contained in this Agreement, including the representations contained in Sections 3.7 (Taxes), 3.8 (Intellectual Property), 3.11 (Environmental Matters), 3.12 (Employee Matters and Benefit Plans), 3.17 (Labor) and 3.18 (Insurance) and no Liabilities with respect to the subject matters of such representations shall be a breach of this Section 3.6(b).

          Section 3.7. Taxes.

                    (a) Sellers have duly and timely filed (or have had filed on their behalf) all Tax Returns relating to the Business required to be filed by or with respect to them (taking into account all validly obtained extensions) with the appropriate Taxing Authority, and the Transferred Entities have duly and timely filed (or have had filed on their behalf) all Tax Returns required to be filed by or with respect to them with the appropriate Taxing Authority. All such Tax Returns are complete, true and correct in all material respects and all Taxes shown as due on such Returns have been paid. Sellers have paid or caused to be paid on a timely basis all material Taxes required to be paid by or with respect to them relating to the Business. The Transferred Entities have paid or caused to be paid on a timely basis all material Taxes required to be paid by or with respect to them.

                    (b) There are no material Encumbrances for Taxes upon any of the Purchased Assets or any of the assets of the Transferred Entities, except for any Encumbrances for Taxes not yet due and payable and for which adequate reserves have been maintained.

                    (c) There are no pending or, to the Knowledge of Honeywell, threatened audits, examinations or other administrative or court proceedings for the assessment, adjustment or collection of Taxes of Sellers, specifically relating to the Business, or of the Transferred Entities, and none of the Sellers nor any of the Transferred Entities has received, within the past five years, any written notice of any claims, actions, suits, proceedings or investigations for the assessment, adjustment or collection of Taxes (in the case of the Sellers, to the extent specifically relating to the Business) that have not been withdrawn, settled or paid in full.

                    (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or Tax deficiencies of Sellers, specifically relating to the Business, or of the Transferred Entities.

                    (e) Sellers, with respect to the Business, and the Transferred Entities are in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local Tax Laws, and foreign Tax Laws.

                    (f) No claim has been made by a Taxing Authority in a jurisdiction where a Seller (with respect to the Business) or a Transferred Entity does not file Tax Returns of a certain type that it is or may be subject to taxation of such type by that jurisdiction.

                    (g) None of the Transferred Entities has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) or any transaction or arrangement notifiable or reportable under any similar foreign Tax Law.

                    (h) None of the Transferred Entities is or has been classified as a passive foreign investment company, as defined in Section 1297 of the Code.

                    (i) None of the Transferred Entities has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

                    (j) None of the Transferred Entities is, or has been within the past five years, a United States real property holding corporation within the meaning of Section 897 of the Code.

                    (k) No Transferred Entity will be required to include any income or gain in any Post-Closing Tax Period (i) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring on or prior to the Closing Date, (ii) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring on or prior to the Closing Date, (iii) as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was reported by any Transferred Entity with respect to any Pre-Closing Tax Period (other than in respect of a Tax Return prepared by Purchaser).

                    (l) None of Sellers, Sellers’ Affiliates or the Transferred Entities has engaged in any transaction that would result in a limitation or reduction in the Tax basis or other tax attribute of a Purchased Asset under Treasury Regulations Section 1.338-8 upon consummation of the transactions contemplated by this Agreement.

                    (m) Section 3.7 of the Disclosure Schedule lists each entity classification election and change in entity classification that has been made under Treasury Regulations Section 301.7701-3 with respect to each Transferred Entity for U.S. federal income Tax purposes.

                    (n) None of the Purchased Assets to be sold, assigned, transferred, conveyed or delivered by any Seller (other than a Seller that delivers a statement to Purchaser, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that such Seller is not a “foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.”) under this Agreement constitute a “United States real property interest” within the meaning of Section 897 of the Code.

          Section 3.8. Intellectual Property.

                    (a) Sellers and the Transferred Entities own or have rights by a license or sublicense to use all material Business Intellectual Property, free and clear of any Encumbrances, other than Permitted Encumbrances. Section 3.8 of the Disclosure Schedule contains a list of all Registered Intellectual Property owned by Sellers and the Transferred Entities included in the Business Intellectual Property. The material Intellectual Property owned by a Seller or a Transferred Entity and included in the Business Intellectual Property has not been adjudged invalid or unenforceable, and to the Knowledge of Honeywell, is valid and subsisting. The conduct of the Business (other than with respect to the use of (i) the Excluded Intellectual Property, (ii) any Business Intellectual Property that is licensed to a Seller or a Transferred Entity or (iii) Patents included in the Purchased Intellectual Property or owned by the Transferred Entities or any other Intellectual Property included in the Purchased Intellectual Property or owned by the Transferred Entities that is otherwise patentable (such other Intellectual Property, the “Patentable Technology”) does not materially dilute, infringe or otherwise misappropriate the Intellectual Property of any third Person. To the Knowledge of Honeywell, the use in the conduct of the Business of Patents included in the Purchased Intellectual Property or owned by the Transferred Entities or the use of Patentable Technology does not dilute, infringe or otherwise misappropriate the Intellectual Property of any third Person. There are no pending, or to the Knowledge of Honeywell, threatened, actions, suits or proceedings pending against Sellers or Transferred Entities (A) alleging that the conduct of the Business (other than with respect to the Excluded Intellectual Property and the Sellers’ Marks) dilutes, infringes or otherwise misappropriates Intellectual Property of any third Person or (B) opposing or attempting to cancel any rights of the Sellers or Transferred Entities in any material Business Intellectual Property owned by a Seller or a Transferred Entity. To the Knowledge of Honeywell, no third Person is infringing or misappropriating any Business Intellectual Property owned or exclusively licensed by the Sellers or the Transferred Entities in any material respect.

                    (b) To the Knowledge of Honeywell, the Sellers and Transferred Entities have taken all commercially reasonable actions to maintain and protect, in all material respects, the Business Intellectual Property owned by a Seller or a Transferred Entity. Subject to Section 3.8(b) of the Disclosure Schedule, since December 31, 2008, all employees and contractors who have developed any material Purchased Intellectual Property for the Business have executed and delivered to the Sellers or Transferred Entities a valid and enforceable agreement providing for (i) the nondisclosure by such employee or contractor of any confidential information of the Business, and (ii) with respect to any such contractors, an assignment to a Seller or Transferred Entity with respect to such contractor’s rights in any material Purchased Intellectual Property.

          Section 3.9. Legal Proceedings. Except for the Retained Liabilities or as set forth on Section 3.9 of the Disclosure Schedule, there are no actions, suits, or proceedings pending against or, to the Knowledge of Honeywell, threatened against, any Seller relating to the Business, any Transferred Entity, any assets of any Transferred Entity or any of the Purchased Assets by or before any Governmental Authority which could result in damages in excess of $2,000,000, individually or in the aggregate, or which seek material equitable relief by or against any Seller relating to the Business, any Transferred Entity, any assets of any Transferred Entity or any of the Purchased Assets. Honeywell has no Knowledge of any investigations with respect to the Business by any Governmental Authority. Since December 31, 2008, no Seller (as it relates to the Business), no Transferred Entity, no asset of any Transferred Entity and none of the Purchased Assets have been subject to any material Governmental Order, and to the Knowledge of Honeywell, there are no such material Governmental Orders threatened to be imposed. Since December 31, 2008, Sellers have not received any written notice of any investigation with respect to the Business which could reasonably be expected to result in damages in excess of $2,000,000, individually or in the aggregate. This representation and warranty does not apply to environmental matters, which are the subject of Section 3.11, or Intellectual Property matters, which are the subject of Section 3.8.

          Section 3.10. Compliance with Laws; Permits.

                    (a) Since December 31, 2008, (i) the Business has been conducted in material compliance with all Laws and Governmental Orders applicable to the Business, any Seller (as it relates to the Business), any Transferred Entity, any Employees, any assets of any Transferred Entity or any of the Purchased Assets, and (ii) no Seller or any Transferred Entity has received any written notice of any material violation or alleged material violation of any such Law or Governmental Order.

                    (b) Without limiting the generality of Section 3.10(a), no Seller, Transferred Entity or, to the Knowledge of Honeywell, any of their respective directors, officers, agents,

representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has, with respect to the Business: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (iii) made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

                    (c) (i) Sellers and the Transferred Entities have all material Permits that are necessary to the conduct the Business as presently being conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being, and since December 31, 2008, has not been, conducted in material violation or material default of such Permits, and (iv) no Seller or any Transferred Entity has received any written notification from any Governmental Entity, charge, claim or assertion alleging any violation of any such Permits.

                    (d) Notwithstanding the foregoing, the representations and warranties contained in this Section 3.10 do not apply to Intellectual Property, Environmental Laws, employee benefit plans and real estate, which subject matters are covered in Sections 3.8, 3.11, 3.12 and 3.14, respectively.

          Section 3.11. Environmental Matters. (a) Sellers, in connection with the Business, and the Transferred Entities are, and since December 31, 2008 have been, in compliance with applicable Environmental Laws and have obtained and been in compliance with all Environmental Permits that specifically relate to the Business, any asset of any Transferred Entity or any Purchased Asset, (b) there is no Environmental Claim pending or, to the Knowledge of Honeywell, threatened against any Seller or Transferred Entity that specifically relates to the Business, any asset of any Transferred Entity or any Purchased Asset, (c) there is no condition on any Owned Real Property or Business Leased Real Property for which any Seller or Transferred Entity has an obligation to undertake any Remedial Action pursuant to Environmental Laws, (d) there are no Materials of Environmental Concern present on, in, under or migrating from or to any Owned Real Property or Business Leased Real Property, except as may be present at or used at any Owned Real Property or Business Leased Real Property in the ordinary course of business (including any building materials or equipment that may contain Materials of Environmental Concern) and in compliance with applicable Environmental Laws, and no Release of Materials of Environmental Concern has occurred from, on, in or under any Owned Real Property, or any Business Leased Real Property during the lease of such real property, except as permitted by Environmental Laws, and (e) no Transferred Entity is conducting any Remedial Action relating to any Release or threatened Release, and no Seller is conducting any Remedial Action relating to any Release or threatened Release, at any Owned Real Property or any Business Leased Real Property, or otherwise specifically relating to the operations of the Business, in each case, either voluntarily or pursuant to the order of any

Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

          Section 3.12. Employee Matters and Benefit Plans.

                    (a) Each material employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical, dental, life, disability, death benefit, group insurance, severance pay plan, other material compensatory plan, policy or agreement (including any severance, retention, change in control or similar agreement) or material fringe benefit plan or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by a Seller or a Transferred Entity and that covers any Employee in the United States Business, other than statutory plans, has been listed on Section 3.12(a) of the Disclosure Schedule (each a “U.S. Benefit Plan” and collectively, the “U.S. Benefit Plans”). Sellers have delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) of each U.S. Benefit Plan and, to the extent applicable, the Plan’s most recent IRS determination letter and current summary plan description, if any. Each U.S. Benefit Plan which is intended to qualify under Code Section 401(a) has been determined to be so qualified by the Internal Revenue Service and to the Knowledge of Honeywell nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

                    (b) Each material employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical, dental, life, disability, death benefit, group insurance, severance pay plan, other material compensatory plan, policy or agreement (including any severance, retention, change in control or similar agreement) or material fringe benefit plan or arrangement that is maintained or sponsored by a Seller or a Transferred Entity and that covers any Employee employed in the Non-United States Business, other than statutory plans, has been listed on Section 3.12(b) of the Disclosure Schedule (each a “Foreign Benefit Plan” and collectively, the “Foreign Benefit Plans”). Sellers have delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) of each Foreign Benefit Plan and, to the extent applicable, the Plan’s current summary plan description, if any. Each Foreign Benefit Plan (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) is fully funded and has been fully accrued for on the Financial Statements; and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

                    (c) No Seller or Transferred Entity has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any U.S. Benefit Plan or Foreign Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a U.S. Benefit Plan or Foreign Benefit Plan. Neither Honeywell nor any ERISA Affiliate has incurred any Liability which remains outstanding: (i) under Code Section 412 or Title IV of ERISA with respect to any “single employer plan” (as defined in ERISA

Section 4001(a)(15), or (ii) under Title IV of ERISA with respect to any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)).

                    (d) None of the Transferred Entities nor any ERISA Affiliate of a Transferred Entity maintains or contributes to (A) any “single employer plan” or “multiemployer plan” (each as defined in the preceding paragraph) that is subject to Code Section 412 or Title IV of ERISA, (B) any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (C) any “multiple employer plan” as described in ERISA Section 210, or (D) any “voluntary employees beneficiary association” within the meaning of section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in section 419(e) of the Code. With respect to any U.S. Benefit Plan set forth on Section 3.12(d) of the Disclosure Schedule which is a “single employer plan” (as defined above) subject to Title IV of ERISA, no reportable event within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation, has occurred.

                    (e) No Transferred Entity has incurred any Liability to provide health (including medical, dental or vision care) or life insurance benefits or coverage under any U.S. Benefit Plan for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA (“COBRA”) or under any applicable Law or National Laws (such benefits and coverages, “OPEB Benefits”). To the Knowledge of Honeywell, no U.S. Benefit Plan nor any person who is a party in interest in respect of a U.S. Benefit Plan within the meaning of Section 3(14) of ERISA, has engaged in a prohibited transaction which could subject any Transferred Entity directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

                    (f) Each U.S. Benefit Plan and Foreign Benefit Plan complies and has complied in all material respects with any applicable Law governing such U.S. Benefit Plan or Foreign Benefit Plan (whether as a matter of substantive law or as necessary to secure favorable tax treatment), including ERISA and the Code, and is and has been maintained in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of Law. With respect to each U.S. Benefit Plan and Foreign Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Sellers and the Transferred Entities, under the terms of each such Plan or applicable Law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date. There are no pending or threatened legal actions, proceedings or investigations, other than routine claims for benefits, concerning any U.S. Benefit Plan or Foreign Benefit Plan or, to the Knowledge of Honeywell, any fiduciary or service provider thereof in respect of such U.S. Benefit Plan or Foreign Benefit Plan, which could be expected to give rise to any Liability on the part of any Transferred Entity. Neither any Seller nor any Transferred Entity has any material liability, nor has taken any action that could give rise to such material liability, under any U.S. Benefit Plan or Foreign Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee (or vice versa).

                    (g) Except as set forth in Section 3.12(g) of the Disclosure Schedule, there are no providers of subcontracted employees to the Business.

                    (h) This Section 3.12 contains the exclusive representations and warranties of Sellers with respect to the U.S. Benefit Plans and the Foreign Benefit Plans.

          Section 3.13. Contracts.

                    (a) Except as set forth in Section 3.13 of the Disclosure Schedule, as of the date hereof, there are no Contracts included in the Purchased Assets (i) that limit or purport to limit the ability of a Seller or Transferred Entity to compete in any line of business or with any Person, industry or geographical area or during any period of time; (ii) which expressly create a partnership or joint venture or similar arrangement; (iii) for the sale or exclusive license of any material assets of the Business other than Business Inventory or Business Products or for the furnishing of services by a Seller or Transferred Entity other than in the ordinary course of business consistent with past practice; (iv) for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Transferred Entities other than in the ordinary course of business consistent with past practice, in each case, involving payments in excess of $20,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of a Seller or a Transferred Entity ongoing; (v) which is a collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees, other than Labor Contracts; (vi) between or among a Seller or Transferred Entity, on the one hand, and one or more Affiliates of a Seller (other than another Seller or Transferred Entity), on the other hand; (vii) under which the Business has made payments in excess of $2,000,000 in the last fiscal year or anticipate making payments in excess of $2,000,000 in the current fiscal year (other than purchase orders or invoices entered into in the ordinary course of business and ordinary course trade payables and trade receivables negotiated on an arms’ length basis); (viii) requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in any calendar year; (ix) that involve the sale, development, use or license of any Business Intellectual Property material to the Business other than non-exclusive licenses and confidentiality agreements entered into in the ordinary course of business and licenses for commercially available off-the shelf Software; (x) under which the Business received payments in excess of $5,000,000 in the last fiscal year or anticipates receiving payments in excess of $5,000,000 in the current fiscal year (other than sales orders or invoices entered into in the ordinary course of business); (xi) requiring any Seller (with respect to the Business) or any Transferred Entity to make a minimum payment for or purchase a minimum quantity of goods and services from third party suppliers irrespective of usage, or requiring any Seller (with respect to the Business) or any Transferred Entity to offer to any customer (with respect to any Business Product or services) the lowest price and/or best terms offered to any other customer for such Business Product or service, except for Contracts under this clause (xi) which require payments by or to the Business of less than $1,000,000 per annum; (xii) relating to Indebtedness, including notes, debentures, any other evidence of Indebtedness, guarantees, loans, credit or financing agreements or instruments or other Contracts for borrowed money, including any agreement or commitment for future loans, credit or financing, and any Contract relating to interest rate or commodity swaps, interest rate caps, interest rate collar, or interest rate insurance arrangements, involving derivative, swap, foreign exchange option or similar commodity price hedging arrangements, or that are otherwise similarly designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of any Seller or Transferred Entity; (xiii) that constitute capital leases; (xiv) that constitute any agency, sales representative, distribution or similar Contract, or (xv) involving any Key Customers or Key Suppliers, other than purchase orders, sales orders and confidentiality agreements in the ordinary course of business. Each such Contract described in the foregoing clauses (i)-(xv) is referred to herein as a “Material Contract.”

                    (b) (i) each Seller or Transferred Entity is not, in any material respects, in breach of or default under any Material Contract to which such Seller or Transferred Entity is a party, and, to the Knowledge of Honeywell, no other party to any such Contract is in material breach thereof or material default thereunder, (ii) no Seller or Transferred Entity has received any written notice or claim of material default under any Material Contract and (iii) to the Knowledge of Honeywell, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or material default under any Material Contract by a Seller or a Transferred Entity. Sellers have Made Available to Purchaser true and complete copies of each Material Contract, including all material amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof. Sellers have not posted any surety bond or letter of credit with respect to the Business. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.13 do not apply to the Real Property Leases, which are covered exclusively in Section 3.14.

                    (c) Each Material Contract is valid and binding on the applicable Seller and/or Transferred Entity and, to the Knowledge of Honeywell, on the other parties thereto, subject to the Enforceability Exceptions.

          Section 3.14. Real Properties.

                    (a) Section 3.14(a) of the Disclosure Schedule identifies all Owned Real Property that is used or held for use in connection with the operation of the Business and identifies the location and record owner thereof. Section 3.14(a) of the Disclosure Schedule identifies all real property that is leased, subleased or used under a license or occupancy agreement by Sellers or the Transferred Entities (whether as landlord or tenant) in connection with the operation of the Business. Prior to the date hereof, Sellers have provided Purchaser with true and complete copies of all Real Property Leases.

                    (b) With respect to each Real Property Lease, (i) such lease is in full force and effect and, to the Knowledge of Honeywell, is enforceable against each party thereto, (ii) neither the Seller, the applicable Transferred Entity, nor, to the Knowledge of Honeywell, the landlord under such lease, is in monetary or other material default thereunder, and (iii) to the Knowledge of Honeywell, no condition exists which with notice or lapse of time or both would constitute a monetary or other material default by any Seller or Transferred Entity under such lease.

                    (c) A Seller, ASAC or a Transferred Entity, as applicable, holds fee title to each parcel of Owned Real Property and, with respect to the applicable Owned Real Property parcel (i) has good, valid, insurable and marketable fee simple title to such Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Seller or Transferred Entity is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any Person the right to the possession, use or occupancy of any Owned Real Property or any Business Leased Real Property. To the Knowledge of Honeywell, (i) the Business has good and valid rights of ingress and egress to and from the buildings, structures and improvements (together, the “Structures”) located on the Owned Real Property and the Business Leased Real Property and to the public street systems for all usual street, road and utility purposes, (ii) the Structures have adequate access to all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Law sufficient for the current use and operation thereof and (iii) the Sellers’ or Transferred Entities’ ownership, occupancy, use and operation of the Owned Real Property and the Structures located thereon do not violate, in any material respect, any applicable deed restrictions or other covenants, restrictions, existing site plan approvals, zoning or subdivision regulations or urban development plans applicable to the Owned Real Property and such Structures. The Structures are in good operating condition for the use to which such Structure is currently intended by the Business, ordinary wear and tear excepted, and none of the Owned Real Property or the Business Leased Real Property has suffered any material damage by fire or other casualty which has not been repaired and restored in all material respects prior to the date hereof except as otherwise disclosed in the Disclosure Schedule. To the Knowledge of Honeywell, neither Honeywell, nor any Seller or applicable Transferred Entity has received written notice of any current or, to the Knowledge of Honeywell, threatened, regulatory proceedings, administrative actions, condemnation, appropriation, eminent domain or similar proceedings relating to any portion of the Owned Real Property or the Business Leased Real Property.

          Section 3.15. Business Personal Property and Business Inventory; Transfer of Title to Purchased Assets. A Seller or a Transferred Entity, as the case may be, has good, valid and exclusive title to, or a valid leasehold interest in, all material Business Personal Property and material Business Inventory, in all cases free and clear of any Encumbrances other than Permitted Encumbrances. All Business Personal Property is in good working condition, ordinary wear and tear excepted. At the Closing, Sellers and their Affiliates (other than the Transferred Entities) shall convey all of their respective title to the Purchased Assets (other than the Equity Interests which are otherwise addressed in Section 3.3) free and clear of any Encumbrances, other than Permitted Encumbrances.

          Section 3.16. Sufficiency of Assets. Except for the assets and services to be made available pursuant to the Transition Services Agreement, the Retained Interests, and the assets and services set forth on Section 3.16 of the Disclosure Schedule, the Purchased Assets and the assets of the Transferred Entities (excluding all Transferred Entities Retained Assets) in all material respects constitute all the assets necessary for the continued conduct of the Business as currently conducted.

          Section 3.17. Labor.

                    (a) Set forth in Section 3.17(a) of the Disclosure Schedule is a true and complete list of the Labor Contracts (in the case of the Labor Contracts described in Section 5.8(c)(i)(D), to the Knowledge of Honeywell). Except for the Labor Contracts, to the Knowledge of Honeywell, there are no collective bargaining agreements or any other labor-related agreements with any labor union or labor organization applicable to employees of the Business nor is any such agreement currently being negotiated.

                    (b) No material work stoppage involving the Business is pending or, to the Knowledge of Honeywell, threatened by, any material labor dispute. No part of the Business is (nor has been during the preceding 2 years) subject to any current, pending, or threatened union organizing effort and/or unfair labor practice complaint.

                    (c) With respect to this transaction, any notice that the Sellers are required to give under any labor law or any collective bargaining agreement (including any work council) has been or will be given in a timely manner and all bargaining obligations with any employee(s) or any employee representative(s) have been or prior to Closing will be satisfied.

          Section 3.18. Insurance. Section 3.18 of the Disclosure Schedule sets forth a list of all current material insurance policies carried by or for the benefit of Sellers relating to or covering the Business and/or the Purchased Assets or assets of the Transferred Entities as of the date hereof (collectively the “Insurance Policies”). All Insurance Policies are in full force and effect and all premiums due thereunder have been paid and the limits thereunder have not been exhausted or materially diminished. To the Knowledge of Honeywell, the applicable insured parties have complied in all respects with the provisions of such Insurance Policies. Since December 31, 2009, neither any Seller, any Transferred Entity nor their respective Subsidiaries has received: (a) any written notice regarding the cancellation or invalidation of any of the existing Insurance Policies or regarding any actual or possible adjustment in the amount of the premiums or deductibles payable with respect to any such policies; or (b) any written notice regarding any refusal of coverage under, or any rejection of any claim under, any such policies or any attempt to reduce or otherwise limit coverage under such policies.

          Section 3.19. Finder’s Fee. Other than the fees to be paid by Sellers to Goldman, Sachs & Co., Sellers and the Transferred Entities have not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.

          Section 3.20. Affiliate Transactions.

                    (a) Section 3.20(a) of the Disclosure Schedule sets forth all Contracts or other transactions involving the sale of goods relating to the Business having current force or effect, in each case between (i) Sellers and their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other, and (ii) between the Business on the one hand and Honeywell and its Affiliates (other than the Transferred Entities) on the other hand (any such transaction, a “Related Party Transaction”).

                    (b) Section 3.20(b) of the Disclosure Schedule lists any transfers of personnel in “Band 4” or higher between the Business and other lines of business conducted by Sellers or any of their Affiliates since January 1, 2010.

          Section 3.21. Warranties. Set forth in Section 3.21 of the Disclosure Schedule is a true and correct copy of the terms of the standard warranties provided by Sellers or the Transferred Entities with respect to Business Products sold in connection with the Business as of the date hereof. There are no claims pending or, to Honeywell’s Knowledge, threatened against any

Seller or Transferred Entity with respect to the quality of or absence of defects in such Products or services that would be expected to result in a material Liability to the Business.

          Section 3.22. Customers and Suppliers. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of (a) the top 15 customers of the Business (by revenue) during the 2009 and 2010 fiscal years (the “Key Customers”), and (b) the top 10 suppliers of the Business during the 2009 and 2010 fiscal years (the “Key Suppliers”). Since December 31, 2008, no Key Customer or Key Supplier has canceled or otherwise terminated its relationship with the Business, and the Business has not received any written notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or materially adversely modify its relationship with the Business.

          Section 3.23. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III and the Disclosure Schedule, Honeywell and Sellers do not make any representation or warranty, express or implied, at law or in equity, with respect to the Business or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business or any other matter, and Honeywell and each Seller specifically disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RANK GROUP

          Purchaser and Rank Group hereby represent and warrant, jointly and severally to Sellers that, except as set forth on the disclosure schedule delivered by Purchaser to Honeywell concurrently herewith (the “Purchaser Disclosure Schedule”), which Purchaser Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the Purchaser Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is reasonably apparent on the face of the disclosure contained in such section of the Purchaser Disclosure Schedule that such disclosure is applicable to another section of this Article IV:

          Section 4.1. Corporate Status. Purchaser is a New Zealand company, duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Rank Group is a New Zealand company, duly organized and validly existing under the Laws of the jurisdiction of its organization. Each of Purchaser and Rank Group (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified or otherwise authorized to do business and is in good standing as a foreign corporation in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized would not have a Purchaser Material Adverse Effect.

          Section 4.2. Authority. Each of Purchaser and Rank Group has all requisite corporate or entity power and authority to execute, deliver and perform its obligations under this

Agreement and any Transaction Documents to which Purchaser or Rank Group is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Rank Group of this Agreement and the Transaction Documents to which such Purchaser or Rank Group is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or entity action on the part of Purchaser or Rank Group, as applicable, and no other corporate or other proceeding on the part of Purchaser or Rank Group, as applicable, is necessary to authorize the execution, delivery and performance by Purchaser or Rank Group of this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Transaction Documents shall have been, duly executed and delivered by Purchaser and Rank Group, and, assuming due authorization and delivery by Sellers, this Agreement constitutes, and upon their execution each of the Transaction Documents shall constitute, a valid and binding obligation of each of Purchaser and Rank Group, enforceable against Purchaser and Rank Group in accordance with their terms, subject to the Enforceability Exceptions.

          Section 4.3. No Conflict; Required Filings.

                    (a) Except as provided in Section 5.5(a) with respect to the HSR Act, required foreign antitrust filings and/or notices and required foreign investment filings specified on Schedule 4.3(a), the execution and delivery of this Agreement and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation, by-laws or other organizational or governing documents of Purchaser, its Subsidiaries or Rank Group, (ii) any material Contract to which Purchaser, any of its Subsidiaries or Rank Group is a party or (iii) any Governmental Order, material permit or, subject to the matters described in Section 4.3(b), Law applicable to Purchaser, its Subsidiaries or Rank Group or their respective property or assets.

                    (b) Except as provided in Section 5.5(a) with respect to the HSR Act and required foreign antitrust filings and/or notices, no material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party under any material Contract to which Purchaser or Rank Group is a party is required to be obtained or made by Purchaser or Rank Group in connection with the execution, delivery and performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

          Section 4.4. Finder’s Fee. Except for fees payable to Nomura Securities North America LLC, for which Purchaser will be exclusively responsible, Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.

          Section 4.5. Solvency. Assuming (a) the satisfaction of the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement (without giving effect to any waivers by Purchaser) and (b) the accuracy of the representations and warranties of

Honeywell in this Agreement as of the Closing Date and compliance by Sellers in all material respects with the covenants contained in this Agreement, immediately following the Closing after giving effect to the transactions contemplated hereby, Purchaser will be Solvent. As used herein, “Solvent” means with respect to the Purchaser (i) the fair value of the property of Purchaser will be greater than the total amount of their liabilities, including, contingent liabilities, (ii) the present fair saleable value of the assets of Purchaser will not be less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (iii) Purchaser will be able to pay their debts and liabilities as such debts and liabilities becomes absolute and matured, and (iv) Purchaser will not be engaged in business or a transaction, and will not be about to engage in business or a transaction, for which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          Section 4.6. Financing. The funding to be provided by Rank Group to Purchaser is as of the date hereof, and will be as of the Closing Date (together with any other funds available to Purchaser), sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement, the Transaction Documents and deliver the Purchase Price at Closing. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Purchaser to consummate the transactions contemplated hereby that Purchaser has sufficient funds for payment of the Purchase Price.

          Section 4.7. No Reliance.

                    (a) Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Purchased Assets) as contemplated hereunder, and has had such access to the personnel and properties of the Sellers as it deems necessary and appropriate to make such evaluation and purchase.

                    (b) Purchaser has agreed to purchase the Purchased Assets and assume the Assumed Liabilities based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in this Agreement.

                    (c) Purchaser does not have any special relationship with any Seller, or any employee, officer, director, agent, advisor, representative or Affiliate of any Seller, that would justify any expectation beyond that of any ordinary buyer and any ordinary seller in an arms’ length transaction and Purchaser is not owed any duty or entitled to any remedies not expressly set forth in this Agreement.

                    (d) Without limiting the generality of the foregoing, Purchaser, in entering into this Agreement, acknowledges and agrees that, Purchaser is relying solely on the representations and warranties of the Sellers set forth in Article III of this Agreement, and except as set forth in such representations and warranties (as qualified or otherwise modified by the disclosure in the Disclosure Schedules), neither the Sellers nor any of their agents, advisors, employees or representatives makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on, (A) any information included in information packages delivered to Purchaser related to the Business (including the Purchased Assets) or other matters; (B) any information, written or oral and in any form provided, Made Available to Purchaser or any of its agents, advisors, employees or representatives; (C) any projections, estimates or budgets delivered to or Made Available to Purchaser or any of its agents, advisors, employees or representatives, or which is Made Available to Purchaser or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Sellers or the Purchased Assets or the future business and operations of the Sellers or the Purchased Assets; (D) the condition of any of the Purchased Assets being transferred hereunder, which Purchaser is purchasing on an “AS IS, WITH ALL FAULTS” basis without any warranties or guarantees of any kind from the Sellers; (E) the operation of the Business by Purchaser after Closing in any manner; (F) the probable success or profitability of the ownership, use or operation of the Business (including the Purchased Assets) by Purchaser after the Closing; or (G) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously Made Available or which is made available after the date hereof to Purchaser or any of its agents, advisors, employees or representatives with respect to the Sellers, the Purchased Assets or their respective businesses and operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

                    (e) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, Purchaser does not make any representation or warranty, express or implied, at law or in equity, with respect to Purchaser, its Affiliates, its businesses or financial condition or any of its assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

CERTAIN COVENANTS

          Section 5.1. Conduct of the Business. During the period from the date hereof until the Closing or earlier termination of this Agreement, except (a) as otherwise expressly contemplated by this Agreement, (b) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, provided that failure by Purchaser to respond in any manner to a request for consent in writing from Sellers within five (5) Business Days of receipt of such written request shall be deemed to constitute consent by Purchaser to the items set forth in such request for purposes of this Section 5.1 only, and (c) as set forth in Schedule 5.1, Sellers shall not and shall cause the Transferred Entities not to and not to commit to:

                    (a) fail to conduct the Business and utilize the Purchased Assets in all material respects in the ordinary course of business, consistent with past practices;

                    (b) fail to use their commercially reasonable efforts, consistent with past practices, to maintain the Business intact, to retain its Employees, and to preserve the good relations of the suppliers, customers and others with whom the Business has business relations (it being agreed that nothing herein shall prohibit Sellers or the Transferred Entities from involuntarily terminating the employment of any employee with a salary band designation below “Band 4” if a Seller or Transferred Entity deems it appropriate under the circumstances to do so);

                    (c) change the material terms and conditions of their relationships with Key Customers or Key Suppliers other than in the ordinary course of business;

                    (d) change any payment or collection practices with respect to payables or receivables of the Business other than in the ordinary course of business consistent with past practice;

                    (e) issue, sell, transfer, pledge, dispose of or encumber the Equity Interests, or grant any option, warrant or other right to purchase or obtain, or otherwise dispose of or encumber any of the Equity Interests;

                    (f) (i) make or grant any general or special wage or salary increase (other than standard merit increases consistent with past practice within the past three years), (ii) make any increase in the payments of benefits under any bonus, incentive, insurance, deferred compensation, profit sharing, pension or other employee benefit plan or program, (iii) take any action with respect to the grant of any material severance or termination pay (other than pursuant to policies or agreements of the Sellers or any of Transferred Entities in effect on the date of this Agreement) which will become due and payable after the Closing Date, and (iv) enter into any material employment, consulting or similar agreement or amend any existing employment agreement, in each case other than in the ordinary course of business, consistent with past practice or pursuant to existing agreements or commitments or benefit plans or as required by Law;

                    (g) permit or allow any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances or allow any Transferred Entity to incur, assume or guarantee any Indebtedness that exceeds $1,000,000 in the aggregate;

                    (h) (i) enter into any Contract that would be a Material Contract, or amend or modify or consent to the termination of any Material Contract, but excluding any new Contracts or modifications or amendments to existing Contracts entered into with customers or suppliers of the Business in the ordinary course of business, Intellectual Property licenses entered into in the ordinary course of business or, other than as set forth in clause (iv) below, lease extensions or similar amendments to leases (including the Real Property Leases) entered into in the ordinary course of business, (ii) waive or release any of Sellers’ material rights under such Contracts other than in the ordinary course of business, (iii) materially increase the benefits under, or materially amend the terms of, any U.S. Benefit Plan or Foreign Benefit Plan, other than, with respect to this clause (iii), in the ordinary course of business or pursuant to existing agreements or commitments or benefit plans or as required by Law or National Laws, or (iv) exercise the renewal option with respect to the Real Property Lease for 39 Old Ridgebury Road, Danbury, Connecticut;

                    (i) amend, terminate, cancel or compromise any material claims that would be Purchased Assets or assets of any Transferred Entity or waive any other rights of substantial value that would be Purchased Assets or assets of any Transferred Entity other than in the ordinary course of business consistent with past practice other than claims or rights that are Retained Assets or Retained Liabilities;

                    (j) enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person for consideration in excess of $2,000,000, individually, or $5,000,000 in the aggregate (other than purchases of Business Inventory in the ordinary course of business consistent with past practice and capital expenditures identified in the 2010 or 2011 capital expenditures budget previously Made Available to Purchaser or required for health, safety or environmental regulatory requirements);

                    (k) sell, assign, transfer, pledge, mortgage, encumber, abandon, dispose of or otherwise grant any rights in any material Purchased Assets or such Transferred Entity’s assets, other than as expressly required pursuant to existing Contracts or the sale of Business Inventory in the ordinary course of business consistent with past practice;

                    (l) adopt any amendment to its articles of organization, operating agreement or other applicable governing documents of the Transferred Entities, change the authorized or issued capital stock of the Transferred Entities, or otherwise reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Transferred Entity’s capital stock, or declare, set aside or pay any dividend or other distribution, other than the payment of cash dividends or distributions of cash by any Transferred Entity prior to Closing;

                    (m) fail to maintain the existing or substantially similar replacement insurance coverage relating to the Owned Real Property or the real properties leased under the Real Property Leases;

                    (n) materially or substantially alter or amend any existing policies or binders of insurance maintained in respect of the Business;

                    (o) other than in the ordinary course of business, make any capital expenditure or commitment therefor or enter into any capital leases, except as contemplated under the 2010 or 2011 capital expenditures budget previously Made Available to Purchaser or required for health, safety or environmental regulatory requirements, or enter into any new line of business;

                    (p) adopt a plan or agreement of complete or partial liquidation dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of any Transferred Entity;

                    (q) subject any Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings;

                    (r) make any material change in any method of accounting or auditing practice with respect to the Business other than those required by GAAP;

                    (s) other than in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to, or investments in, any other Person;

                    (t) other than in the ordinary course of business, amend any Related Party Transaction in a manner adverse to the Business or enter into any new Related Party Transactions;

                    (u) settle or compromise any litigation, audit, claim or action against any Transferred Entity other than settlements or compromises of litigations, audits, claims or actions (i) for which the amounts paid in settlement or compromise do not exceed $1,000,000 individually or $5,000,000 in the aggregate and (ii) that do not involve a grant of injunctive relief against any Transferred Entity other than a matter that is a Retained Asset or Retained Liability;

                    (v) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, when applied to the Sellers, with respect to the Business; or

                    (w) authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

For the avoidance of doubt, if an action is prohibited by any clause of this Section 5.1, such action shall be prohibited for purposes of this Section 5.1 regardless of whether such action may be expressly permitted by another clause of this Section 5.1.

          Section 5.2. Confidentiality; Access to Information.

                    (a) The parties acknowledge that the information being Made Available to them by Honeywell, Sellers and their respective Subsidiaries (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated November 18, 2010 by and between Rank Group and Honeywell (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement will terminate; provided, however, that each of the parties hereby acknowledges its confidentiality obligations in the Confidentiality Agreement will terminate only with respect to information relating to the Business; and that each of the parties acknowledges that any and all other information provided or Made Available to it concerning Honeywell and its Subsidiaries will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

                    (b) From the date hereof until the Closing Date or earlier termination of this Agreement, to the extent permitted by Law, Honeywell shall, and shall cause Sellers and the Transferred Entities to provide Purchaser and its respective officers and other representatives and employees with such access to the facilities of the Business and its principal personnel and such books and records pertaining to the Business as Purchaser may reasonably request in order to effectuate the transactions contemplated hereby, without charge by Sellers to Purchaser (but otherwise at Purchaser’s expense), provided, however, that certain materials subject to any confidentiality obligations or attorney client privilege, or which may not be shared with the other party pursuant to applicable Law, have not been and will not be so delivered, but Honeywell shall use its commercially reasonable efforts to disclose such information in a way that would not violate such obligation or waive such privilege, and provided further, that (i) Purchaser agrees that such access will be exercised during normal business hours and without causing unreasonable interference with the operations of the Business, and (ii) Sellers shall furnish to Purchaser or its representatives, upon reasonable written request, such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Business (or legible copies thereof) as Purchaser may from time to time reasonably request. Purchaser and its representatives shall not contact any suppliers, customers, landlords and other business relations or employees of the Business without Honeywell’s prior written consent.

          Section 5.3. Publicity. From the date hereof until the Closing or earlier termination of this Agreement, Honeywell and Purchaser, and their respective Affiliates, shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Honeywell or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Honeywell lists its securities; provided, however, that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its reasonable best efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof and, provided further, that no party shall be required to obtain consent pursuant to this Section 5.3 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.3.

          Section 5.4. Post Closing Access.

                    (a) Sellers will use commercially reasonable efforts to deliver or cause to be delivered to Purchaser at the Closing all properties, books, records, Contracts, information and documents in their or their Affiliates’ possession that are part of the Purchased Assets. As soon as is reasonably practicable after the Closing, Sellers will deliver or cause to be delivered to Purchaser any remaining properties, books, records, Contracts, information and documents that are part of the Purchased Assets that are not already in the possession or control of Purchaser.

                    (b) Each of the Sellers and Purchaser agrees that it will, and will cause its Subsidiaries to, preserve and keep the books of accounts, financial and other records held by it relating to the Business (including accountants’ work papers) for a period of seven (7) years from the Closing Date in accordance with their respective corporate records retention policies; provided that prior to disposing of any such records in accordance with such policies (if such records would be disposed of prior to the tenth anniversary of the Closing Date), the applicable party shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party’s sole expense) to the extent they relate to such other party’s business or obligations within thirty (30) days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-

day period, the party who possesses the records may proceed with the disposition of such records.

                    (c) Sellers and Purchaser shall make all records and other information relating to the Business and all employees and auditors (including by making them available for depositions, interrogatories, testimony, investigation and preparation in connection with any legal or arbitration proceeding) available to the other as may be reasonably required by such party (i) in connection with, among other things, any audit or investigation of, insurance claims by, legal proceedings against, disputes involving or governmental investigations of any Seller or Purchaser or any of their respective Affiliates, including the Honeywell Filter Litigation, (ii) in order to enable any Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, or (iii) for any other reasonable business purpose relating to any Seller, Purchaser or any of their respective Affiliates and Subsidiaries, but excluding, in each case, any dispute between Honeywell or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or permitted by applicable discovery rules.

                    (d) Notwithstanding anything to the contrary contained herein and without limiting the generality of this Section 5.4, Honeywell and Purchaser understand and agree that Honeywell will, after the Closing Date, retain the exclusive right to control, defend against, negotiate, settle or otherwise deal with any and all aspects of the Honeywell Filter Litigation, provided that Honeywell will keep Purchaser reasonably informed of the status of and material developments in the Honeywell Filter Litigation. Purchaser further agrees to and to cause its Subsidiaries (including, after the Closing Date, the Transferred Entities) and their respective employees and representatives to, cooperate in good faith with Honeywell and its employees and representatives in connection with such control, defense, negotiation or settlement of the Honeywell Filter Litigation, at Honeywell’s expense. Without limiting the generality of the foregoing, Purchaser shall and shall cause its Subsidiaries (including, after the Closing Date, the Transferred Entities) to, (i) deliver to Honeywell any and all notices or other correspondence received by Purchaser, the Transferred Entities or any of their Subsidiaries and Affiliates relating to the Honeywell Filter Litigation; (ii) maintain all books, records and materials (in whatever form maintained, whether documentary, electronically stored or otherwise) pertinent to the Honeywell Filter Litigation unless and until Honeywell instructs otherwise; and (iii) subject to compliance with applicable Laws, provide Honeywell and its representatives, advisors and employees, reasonable access, during normal business hours and upon reasonable advance notice, to the Business facilities and all books, records and materials (in whatever form maintained, whether documentary, electronically stored or otherwise), employees and properties of the Business facilities as may be reasonably required by Honeywell in connection with all matters relating to the Honeywell Filter Litigation, and to make employees available as reasonably requested by Honeywell depositions, interrogatories, court testimony and other legal inquiries and procedures associated with the Honeywell Filter Litigation (including preparation therefor), at Honeywell’s expense, including reimbursement of any reasonable out-of-pocket expenses (including attorney’s fees) actually incurred and documented incurred by Purchaser or its Subsidiaries and Affiliates in complying with this Section 5.4(d).

          Section 5.5. Required Approvals; Consents.

                    (a) Sellers and Purchaser shall each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents, and approvals, and/or submitting any necessary notices, including those required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) or applicable foreign antitrust or foreign investment Laws. Without limiting the foregoing, each Seller and Purchaser agrees (i) to submit the required HSR Act filing as soon as reasonably practicable after the date of this Agreement, but in no event later than fifteen (15) Business Days after the date hereof, and to submit promptly thereafter any filings required by antitrust regulations of other jurisdictions including foreign countries or required by foreign investment Laws; (ii) to use reasonable best efforts to comply as expeditiously as possible with all lawful requests of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or other governmental competition authorities outside of the United States (the “Antitrust Agencies”) for additional information or documents; (iii) to use reasonable best efforts to cause the expeditious termination of the HSR Act and any other regulatory waiting period; (iv) to inform promptly the other parties of any material communications from any Antitrust Agency regarding the transaction contemplated by this Agreement and provide copies to the other party of all correspondence with any Antitrust Agency relating to this Agreement; (v) and to provide promptly to the other parties such information as the other parties may reasonably request in order to enable them to prepare the filings, reports, documents and other materials referred to in this Section 5.5(a). Purchaser shall timely pay all fees in connection with any filings with Antitrust Agencies.

                    (b) Sellers shall, to the extent requested by Purchaser, give promptly such notices to third parties and use its or their reasonable best efforts (which shall not include any obligation of Sellers to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor, except as set forth in the following sentence) to obtain the consents listed on Section 3.4(b) of the Disclosure Schedule and Purchaser shall cooperate with Sellers in their efforts to obtain such consents, provided, that, except as otherwise expressly provided in this Agreement, Purchaser shall not be required to pay any costs or expenses in obtaining such consents. With respect to the Contracts set forth on Schedule 5.5(b), Sellers and Purchaser agree to pay up to $1,000,000 in the aggregate to third parties to obtain (at Purchaser’s direction) any required consents, with Sellers bearing 30% of the aggregate amount of such payments to the extent made after the date hereof and prior to the six month anniversary of the Closing Date. Purchaser shall give promptly such notices to third parties and use its reasonable best efforts to obtain the consents listed on Section 4.3(b) of the Purchaser Disclosure Schedule and Sellers shall cooperate with Purchaser in Purchaser’s efforts to obtain the consents listed on Schedule 4.3(b), provided, that, except as otherwise expressly provided in this Agreement, Sellers shall not be required to pay any costs or expenses in obtaining such consents.

                    (c) Without limiting Section 5.5(a), Sellers and Purchaser shall each use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust or foreign investment Laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Transaction Documents so as to enable the Closing to occur as soon as reasonably possible. In furtherance of the foregoing, Purchaser and each of its Subsidiaries and Affiliates shall, if necessary or desirable to obtain any required approvals, use its reasonable best efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, delays, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any applicable antitrust Law. For the avoidance of doubt, as used in this Section 5.5(c), “reasonable best efforts” shall include engaging in, and defending against, litigation until such time as a preliminary or permanent injunction that materially restricts or delays, or prevents or prohibits the consummation of the transactions contemplated by this Agreement has been issued pursuant to a judgment, ruling or decree of a court of competent jurisdiction.

                    (d) From the date of this Agreement through the Closing Date, Purchaser shall not and shall cause its Affiliates not to, make any acquisition or agree to make any acquisition or enter into or agree to enter into any joint venture or similar arrangement (which shall, in each case, include any letter of intent, or other arrangement, whether purporting to be binding or not), with respect to any business competing with the Business in the U.S. automotive aftermarket business or take any other action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable foreign antitrust Law, provided that nothing in this Agreement shall limit the ability of Affiliates of Purchaser to consummate the acquisition of UCI International, Inc.

          Section 5.6. Further Action.

                    (a) From the date hereof until the Closing, Sellers and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from time to time after the Closing Date, and for no further consideration, Sellers and Purchaser shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (i) transferring back to Honeywell or any Seller or its designated Subsidiaries any asset or liability which was not contemplated by this Agreement to be transferred to Purchaser at the Closing but was so transferred at the Closing and (ii) transferring to Purchaser any asset or liability contemplated by this Agreement to be transferred to Purchaser and which was not so transferred at the Closing. To the extent there are any Contracts under which benefits accrue to both the Business and to other businesses or business units of the Sellers, Sellers and Purchaser shall use their respective reasonable best efforts to continue to cause the benefits (and related Liabilities) to be available to the Business or such other businesses or business units in the same manner after the Closing. To the extent that a Contract that was transferred to Purchaser at Closing as a Purchased Asset is necessary to the Sellers’ operation of other businesses or business units in addition to the Business, Purchaser and Sellers shall cooperate in good faith to make available to Sellers the benefits that were necessary to conduct such other businesses or business units prior to the Closing (and related Liabilities) to be available to Sellers in the same manner after the Closing at prices consistent with historical practice of the Business. Sellers shall comply with all requirements and obligations under ISRA, and, prior to Closing, shall provide Purchaser documentation confirming Sellers’ compliance with ISRA.

                    (b) Prior to the Closing, Sellers shall use reasonable efforts to make internal arrangements such that the services contemplated to be provided by Purchaser post-Closing identified on Schedule B to the Transition Services Agreement will not need to be provided and, in such event, such services shall be deleted from the Transition Services Agreement.

          Section 5.7. Expenses; Transfer Taxes and VAT.

                    (a) Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (other than Retained Taxes and Transfer Taxes) shall be paid by the party hereto incurring such expenses.

                    (b) Each of Honeywell and Purchaser shall pay one-half of any transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred as a result of the transactions contemplated by Section 1.1(c) of this Agreement (all such items so incurred are referred to herein collectively as “Transfer Taxes”); provided that the foregoing shall not apply and Transfer Taxes shall not include (i) any Taxes incurred in connection with the transfer of Transferred Entities Retained Assets (which shall be Retained Taxes and borne 100% by Sellers), (ii) any Taxes incurred in connection with the transfer of any asset not contemplated by this Agreement to be transferred to Purchaser at the Closing but was so transferred at the Closing and which is required to be transferred back to Honeywell or any Seller or its designated Subsidiaries pursuant to Section 5.6 (which Taxes shall be borne 100% by Sellers) and (iii) any value-added or similar Taxes (“VAT”) (which are covered by Section 5.7(c)). Any necessary Tax Return or other documentation with respect to any such Transfer Taxes shall be filed by the party required by applicable law to file such Tax Return or other documentation. In the event that either party receives a refund of any Transfer Taxes, such party shall pay an amount equal to half of (i) the amount of such refund less (ii) any out-of-pocket expenses or Taxes incurred by the party in connection with the receipt of such refund, to the other party. Appropriate reconciliation payments shall be made if an adjustment is made to the amounts taken into account under this Section 5.7(b).

                    (c) Sellers and Purchaser shall use commercially reasonable efforts to secure that the transfer of Purchased Assets pursuant to Section 1.1(c) of this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of any VAT. If nevertheless any VAT is payable on the transfer of any of the Purchased Assets under Section 1.1(c) of this Agreement then Purchaser shall pay to the applicable Seller the amount of such VAT (excluding any interest and penalties imposed) within five (5) Business Days of written demand by Sellers, Sellers shall remit such VAT (and any interest and penalties imposed) and the applicable Seller shall issue to Purchaser a valid VAT invoice in respect of that VAT and shall provide reasonable evidence of the basis on which such VAT is payable. If and to the extent Purchaser is unable to recover the VAT paid under this Section 5.7(c) from the relevant Taxing Authority within three (3) months from the date of payment under this Section 5.7(c), Sellers shall pay Purchaser 50% such non-recovered VAT. To the extent any such non-recovered VAT is subsequently recovered by Purchaser after Sellers have paid their share of such VAT to Purchaser, Purchaser shall pay over to Sellers 50% of any such recovered VAT (but in no event shall such payment exceed the amount paid by Sellers to Purchaser with respect to such VAT). Appropriate reconciliation payments shall be made if an adjustment is made to the amounts taken into account under this Section 5.7(c).

          Section 5.8. Employees and Employee Benefit Plans. This Section 5.8 contains the covenants and agreements of the parties with respect to (i) the status of employment of the employees employed in the Business as of the Closing Date, including Shared Employees but excluding Retained Employees (“Employees”), upon the sale of the Business to Purchaser, and (ii) the employee benefits and employee benefit plans provided or covering such Employees and former employees of Honeywell and its Affiliates who terminated employment with Honeywell and its Affiliates while employed in the Business or who retired from the Business prior to the Closing Date (“Former Employees”).

                    (a) United States Employees. This Section 5.8(a) applies to Employees employed in the United States Business as of the Closing Date, and Former Employees who terminated employment with Honeywell and its Affiliates while employed in the United States Business or retired from the United States Business prior to the Closing Date.

                    (i) Continuation of Employment; Assumption of Current Liabilities for Employees. Effective as of the Closing Date, Purchaser shall, or shall cause an Affiliate to, (A) employ or continue to employ each and every Employee of the Transferred Entities, regardless of whether such Employee is actively employed on such date, and (B) offer employment to all other salaried and hourly persons who are designated on the records of any Seller and any Affiliate of Honeywell other than a Transferred Entity (each such Seller or Affiliate, an “Employee Transferor”) as of the Closing Date as Employees with respect to the United States Business and all Shared Employees, in either case if then actively at work, or on any form of leave (provided such leave was approved by the Employee Transferor consistent with past practice and, for the avoidance of doubt, except as required under Section 5.8(c), not including any laid-off Employee) other than non-union represented employees on long-term disability leave or leave for military service. Such Employees accepting Purchaser’s or its Affiliate’s offer, together with the Employees of the Transferred Entities as of the Closing Date, will become “Transferred U.S. Employees” as of the Effective Time. For those non-union Employees who would otherwise be required to be employed by Purchaser or an Affiliate pursuant to this Section 5.8(a)(i) but who are on long-term disability leave as of the Effective Time, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Employee to the extent such Employee recovers from such Employee’s disability and presents himself or herself to Purchaser or such Affiliate for active employment within six months of the Closing Date. For those non-union Employees who would otherwise be required to be employed by Purchaser or an Affiliate pursuant to this Section 5.8(a)(i) but who are on leave for military service as of the Effective Time, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Employee to the extent such Employee presents himself or herself to Purchaser or such Affiliate for active employment within the period such Employee’s reemployment rights are guaranteed by applicable Law. Each Employee described in the two preceding sentences who accepts Purchaser’s (or its Affiliate’s) offer of employment will become a Transferred U.S. Employee as of the date such Employee returns to work with Purchaser or its Affiliate. Terms of employment continuation for each Transferred U.S. Employee shall (A) require employment at the same work location, (B) pay a base wage rate no less than each such Transferred U.S. Employee’s base wage rate in effect immediately prior to the Closing Date, (C) provide a cash incentive compensation opportunity no less than each such Transferred U.S. Employee’s cash incentive compensation opportunity in effect immediately prior to the Closing Date, substituting such performance goals and criteria, if any, as Purchaser may reasonably determine for any such goals and criteria that are based on Honeywell’s performance, (D) as of the time the Employees become Transferred U.S. Employees, provide health (including medical, dental and vision care), life insurance, disability, vacation, flexible spending account, and retirement savings (but not defined benefit retirement) benefits that are not materially less favorable in the aggregate than those provided to the Transferred U.S. Employees by Honeywell and its Affiliates immediately prior to the Closing Date, and (E) otherwise comply with all other applicable provisions of this Section 5.8(a). Purchaser shall credit, or shall cause its Affiliates to credit, each Transferred U.S. Employee’s service with Honeywell and its Affiliates for all purposes, including eligibility, participation, benefit accrual and vesting. Purchaser and its Affiliates shall honor any recall or re-employment rights mandated by applicable Law or by contract of any Employees or Former Employees. On and after the Closing Date, Purchaser shall comply at its expense with all employment Laws with respect to the period of employment with Purchaser or its Affiliates of the Transferred U.S. Employees, including the Family and Medical Leave Act, the Americans with Disabilities Act and federal or state Laws on military leave. Purchaser shall likewise honor and assume all liability for accrued but unpaid wages, commitments to tuition reimbursement, and current year bonus entitlement, for all Transferred U.S. Employees. Nothing in this Agreement shall, or shall be construed to, limit the ability of Purchaser to terminate the employment of any Transferred U.S. Employee at any time after the Closing Date.

                    (ii) Severance Protection. From and after the Closing Date, Transferred U.S. Employees shall be entitled to the benefit of such severance plan or policy, if any, as Purchaser or its Affiliates may have in effect from time to time; provided, that service with Honeywell, Purchaser, and their respective Affiliates shall be taken into account in computing the amount of such benefit; and, provided further, that if Purchaser or any of its Affiliates terminates the employment of any Transferred U.S. Employee on or before the first anniversary of the Closing Date (including as a result of refusal of any Transferred U.S. Employee to accept a work relocation that is greater than fifty (50) miles from such Transferred U.S. Employee’s work location as of the Closing Date), Purchaser or its Affiliate shall provide a severance benefit consisting of salary continuation and continued insurance coverage that shall be no less than the severance benefit the Transferred U.S. Employee would have received under the terms of an Employee Transferor’s or a Transferred Entity’s severance plan(s), as applicable, in effect on the Closing Date, calculated as though the Transferred U.S. Employee worked continuously (by combining such Transferred U.S. Employee’s service for Honeywell and its Affiliates on the one hand, and Purchaser and its Affiliates on the other hand) until such Transferred U.S. Employee’s termination date with Purchaser or its Affiliate.

(iii) Cooperation. The United States Business agrees to use commercially reasonable efforts to facilitate the transition of Transferred U.S. Employees to employment with Purchaser or its Affiliate as of the Effective Time or such later time as may be required by Section 5.8(a)(i).

(iv) Savings Plan and Pension Plan.

                                        (A) Savings Plan. Effective as of the time the Employees become Transferred U.S. Employees, Transferred U.S. Employees shall cease to be eligible to contribute to the Honeywell Savings and Ownership Plan (“Sellers’ Savings Plan”). Effective as of the Closing Date, Purchaser shall establish or otherwise maintain, or shall cause its Affiliate to establish or otherwise maintain, one or more tax-qualified defined contribution savings plans (“Purchaser’s Savings Plans”) that shall (i) permit immediate participation as of the Closing Date for the Transferred U.S. Employees who were eligible to participate in Sellers’ Savings Plan as of the day before the Closing Date; (ii) credit all service that was credited under Sellers’ Savings Plan for purposes of the eligibility, vesting and match eligibility requirements of the Purchaser’s Savings Plans; (iii) provide for tax-deferred contributions pursuant to Section 401(k) of the Code, and (iv) accept elective direct rollovers of Transferred U.S. Employees’ accounts under Sellers’ Savings Plan to the extent payable in cash. The Purchaser’s Savings Plans shall initially provide for employer matching contributions that are no less favorable than those provided under the terms of Sellers’ Savings Plan. Notwithstanding the foregoing, the Purchaser’s Savings Plan shall not be required to offer participation to any Transferred U.S. Employee prior to the date such Employee becomes a Transferred U.S. Employee. In accordance with the terms of Sellers’ Savings Plan, as of the Closing Date, the accounts under the Sellers’ Savings Plan for all Transferred U.S. Employees shall be 100% vested.

                                        (B) Pension Plans. Effective as of the time the Employees become Transferred U.S. Employees, Transferred U.S. Employees shall no longer be eligible to accrue benefits under any defined benefit pension plan sponsored by an Employee Transferor (“Sellers’ U.S. Pension Plan”). The Employee Transferors shall retain all assets and liabilities related to Sellers’ U.S. Pension Plan, and Purchaser shall have no obligation to replicate the benefits of Sellers’ U.S. Pension Plan, except as follows. Prior to or as soon as administratively practicable following, but in any event effective as of, the Closing Date and in accordance with applicable Law, Honeywell shall establish a plan that qualifies under Code Section 401(a) and a trust that qualifies under Code Section 501(a) (“Purchaser’s U.S. Pension Plan”) for the exclusive benefit of those Transferred U.S. Employees whose terms and conditions of employment are governed by the collective bargaining agreements pertaining to production and maintenance workers at Sellers’ Fostoria, Ohio and Greenville, Ohio facilities (“Union Pension Participants”), the identified sponsor of which shall be Purchaser or such Transferred Entity as Purchaser shall have previously identified. Purchaser’s U.S. Pension Plan shall be identical in all relevant respects to the terms of Sellers’ U.S. Pension Plan applicable to the Union Pension Participants and on its establishment shall have and assume all liabilities of Sellers’ U.S. Pension Plan in respect of the Union Pension Participants and their dependents and beneficiaries. Simultaneously with the establishment of Purchaser’s U.S. Pension Plan, Honeywell shall cause the trust forming a part of Sellers’ U.S. Pension Plan to transfer to the trust forming a part of Purchaser’s U.S. Pension Plan an amount of assets in cash, cash equivalents or other assets of the trust to which Purchaser has no reasonable objection, determined in accordance with the provisions of Schedule F to this Agreement.

                              (v) Employee Welfare Plans.

                                        (A) Purchaser or its Affiliates shall, not later than the Closing Date, provide the Transferred U.S. Employees and their spouses, dependents and beneficiaries with health and life insurance, disability, severance, and other welfare benefit plans and programs as Purchaser or its Affiliates shall determine, subject to the requirements of this Section 5.8. Subject to any specific provision of this Section 5.8 to the contrary, Sellers shall remain solely responsible for liabilities or obligations incurred with respect to each Former Employee and their spouses, dependents and beneficiaries under any of Sellers’ health (including medical, dental and vision care) and life insurance, disability, severance and other welfare benefit plans and programs for liabilities or obligations incurred prior to, on or following the Closing Date and with respect to each Transferred U.S. Employee and their spouses, dependents and beneficiaries under any of Sellers’ health (including medical, dental and vision care) and life insurance, disability, severance and other welfare benefit plans and programs for liabilities or obligations incurred prior to the Closing Date. Purchaser and its Affiliates shall be solely responsible for liabilities or obligations incurred with respect to each Transferred U.S. Employee and their spouses, dependents and beneficiaries under any of Purchaser’s, or any Transferred Entity’s health (including medical, dental and vision care) and life insurance, disability, severance and other welfare benefit plans and programs for liabilities incurred on or after the Closing Date. For purposes of this Section 5.8(a)(v)(A), a liability or obligation shall be deemed to be incurred upon the occurrence of an injury or the diagnosis of an illness and the liability or obligation will include any covered expenses for any related claims or series of related claims giving rise to such liability or obligation, provided, that in the case of medical and dental expenses, including under any flexible spending account plan, a liability and obligation shall be deemed to be incurred only as and when claim for payment of the same is received.

                                        (B) Any plans or programs established or maintained by Purchaser or its Affiliates to provide health (including medical, dental and vision care) and life insurance, disability, severance, vacation, cafeteria, flexible spending, dependent care and other welfare benefits for the benefit of the Transferred U.S. Employees shall, (i) credit all service with Honeywell and its Affiliates for purposes of eligibility, participation, benefit accrual and benefit entitlement, (ii) waive any pre-existing condition limitation or exclusion or any actively-at-work requirement, and (iii) credit all payments made for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits and (iv) subject to Section 5.8(c) and Section 5.8(a)(v)(C) below, until the first anniversary of the Closing Date provide health (including medical, dental and vision care), life insurance, disability, vacation, flexible spending account, and retirement savings (but not defined benefit retirement) benefits that are not materially less favorable in the aggregate than those provided to the Transferred U.S. Employees by Honeywell and its Affiliates immediately prior to the Closing Date.

                                        (C) For those Transferred U.S. Employees whose terms and conditions of employment are governed by the Labor Contracts pertaining to production and maintenance workers at Sellers’ Fostoria, Ohio and Greenville, Ohio facilities, and their eligible spouses, dependents and beneficiaries, Purchaser shall or shall cause its Affiliates to, establish and maintain health and life insurance coverage (1) providing OPEB Benefits on the same terms and subject to the same conditions as those in effect as of the Closing Date under the U.S.

Benefit Plans and required by the applicable Labor Contract, and (2) offering the opportunity to qualify for such OPEB Benefits on the same terms and subject to the same conditions as those in effect as of the Closing Date under the U.S. Benefit Plans and required by the applicable Labor Contract in the case of such of those Transferred U.S. Employees (and their eligible spouses, dependents and beneficiaries) who have not become entitled to such coverage under the U.S. Benefit Plans and applicable Labor Contract prior to the Closing Date. After the Effective Time, Purchaser shall not, nor shall it permit any of its Affiliates to, modify (whether to reduce or increase) any of the OPEB Benefits or opportunities to earn such OPEB Benefits described in this Section 5.8(a)(v)(C) if as a result Honeywell or any of its Affiliates would incur any Liability, whether under any U.S. Benefit Plan or applicable Labor Contract (and even if otherwise permitted, only after any required bargaining under an applicable Labor Contract).

                              (vi) Severance and WARN Act Liability. Purchaser agrees to pay and be responsible for (i) all liability, cost or expense for severance, salary continuation, special bonuses and like costs under Purchaser’s severance pay plans, retention agreements, policies or arrangements, (ii) any payment obligations described in Section 5.8(a)(ii) with respect to any of the Transferred U.S. Employees that arise and are in respect of the Transferred U.S. Employees’ services performed for Purchaser or any of its Affiliates on or after the Closing Date, and (iii) any severance obligations that arise on or after January 1, 2011 in connection with any Sellers’ repositioning projects approved by Purchaser under Section 5.1. Except as provided in the foregoing sentence, Sellers shall be solely responsible and pay for all liability, cost or expense, if any, for severance, salary continuation, special bonuses and the like under the Employee Transferors’ or the Transferred Entities’ severance pay plans, retention agreements, expatriate agreements, employment agreements, policies or arrangements with respect to employees of the Business that arise before the Closing, in connection with the consummation of the transactions contemplated by this Agreement or a termination of employment of any such individual by an Employee Transferor or a Transferred Entity, including but not limited to, to the extent not satisfied nor required to be satisfied prior to Closing, under the agreements set forth on or as otherwise set forth on Section 5.8(a)(vi) of the Disclosure Schedule Sellers agree to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and the regulations thereunder, in connection with events which occur prior to the Closing Date that relate to the Business. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and the regulations thereunder, in connection with events which occur on or after the Closing Date that relate to the Business.

                              (vii) Health Care Continuation Coverage. With respect to all health plans maintained for Transferred U.S. Employees, Purchaser agrees to provide (directly or through its Affiliates) continuation coverage required by COBRA to all Transferred U.S. Employees and their covered beneficiaries who are entitled to COBRA coverage with respect to qualifying events that occur after the Closing Date. Purchaser agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Code, and interest and penalties imposed upon, incurred by, or assessed against Purchaser or an Employee Transferor that arise with respect to the Transferred U.S. Employees and their covered beneficiaries after the Closing Date by reason of, or relating to, any failure by Purchaser and its Affiliates to comply with the health care continuation coverage requirements of COBRA as provided in the immediately preceding sentence.

                              (viii) Worker’s Compensation. Purchaser shall be responsible for the administration and the financial obligation of all worker’s compensation claims with respect to the Transferred U.S. Employees arising out of or relating to occurrences on or after the Closing Date and Sellers shall be responsible for the administration and the financial obligation of all worker’s compensation claims arising out of or relating to occurrences before the Closing Date; provided, however, that the following specific principles shall apply to the following specific claims:

                                        (A) Modified Duty. If, prior to the first anniversary of the Closing Date, Purchaser fails to continue to accommodate the modified or alternative work arrangements that are in place as of the Closing Date for a Transferred U.S. Employee (the “Modified Duty Employees”), except if such failure to accommodate is the result of a termination of such Modified Duty Employee’s employment for cause, then the Employee Transferors and Purchaser shall share the applicable worker’s compensation liability, as determined by the applicable worker’s compensation state Law, in proportion to the length of time such Modified Duty Employee was on modified duty with an Employee Transferor or Transferred Entity before the Closing Date and Purchaser after the Closing Date. If such failure to accommodate described in the preceding sentence occurs with respect to a Modified Duty Employee following the first anniversary of the Closing Date or if a Modified Duty Employee voluntarily leaves employment at any time for any reason other than an unjustified failure by Purchaser to accommodate, then the Employee Transferors shall bear all applicable worker’s compensation liability with respect to such Modified Duty Employee and Purchaser shall not share any of such liability with the Employee Transferors.

                                        (B) Aggravated Injury. In the event that a Transferred U.S. Employee notifies Purchaser after the Closing Date of a worker’s compensation injury that is the result of an aggravation of an injury that occurred prior to the Closing Date, the responsibility for the administration and financial obligation of this claim (i.e., the allocation between Sellers’ worker’s compensation coverage and Purchaser’s worker’s compensation coverage) will be determined by the applicable worker’s compensation Law and is subject to the final interpretation of the appropriate court.

                              (ix) No Assumption of Plans. Except for the assumption of the Labor Contracts as provided in Section 5.8(c), and except as set forth on Section 5.8(a)(ix) of the Disclosure Schedule (the “Transferred U.S. Benefit Plans”), neither Purchaser nor its Affiliates nor any Transferred Entity shall assume, or have any liability in connection with, any U.S. Benefit Plan. Purchaser shall or shall cause one or more of its Affiliates to assume all Liabilities under or in respect of the Transferred U.S. Benefit Plans. Sellers shall cause each Transferred Entity to (i) withdraw from or otherwise terminate its participation under each U.S. Benefit Plan (other than the Transferred U.S. Benefit Plans), or (ii) if any U.S. Benefit Plan other than a Transferred U.S. Benefit Plan is maintained or sponsored solely by one or more Transferred Entities, terminate such plan, with such withdrawal or termination of participation or plan termination effective no later than the Closing Date.

                              (x) Vacation. Effective with the date an Employee becomes a Transferred U.S. Employee, Purchaser shall assume liability for any earned but not taken vacation time (including any non-forfeitable vacation entitlement otherwise payable only on termination of employment) of the Transferred U.S. Employees.

                              (xi) Flexible Spending Accounts. Effective as of the Closing Date, Transferred U.S. Employees shall no longer be eligible to contribute to the health care flexible spending account or accounts sponsored by Sellers except as otherwise provided by and in accordance with COBRA. Effective as of the Closing Date, the Transferred U.S. Employees shall no longer be eligible to contribute to the dependent care flexible spending accounts sponsored by the Employee Transferors (such health and dependent care accounts, “Sellers’ FSAs”). Effective as of the Closing Date, Purchaser shall establish or otherwise maintain, or shall cause its Affiliate to establish or maintain, health care and dependent care flexible spending accounts which shall (i) permit immediate participation as of the Closing Date for all Transferred U.S. Employees who were eligible to participate in the Employee Transferors’ FSAs as of the day before the Closing Date and (ii) accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Employee Transferors’ FSAs for such year. Sellers shall pay to Purchaser an amount in cash equal to the excess, if any, of (x) the aggregate accumulated contributions to the Sellers’ FSAs made during the year in which the Closing Date occurs by the Transferred U.S. Employees over (y) the aggregate reimbursement payouts made for such year from Sellers’ FSAs in respect of such Transferred U.S. Employees.

                              (xii) Employment Taxes. Sellers and Purchaser will treat Purchaser as a “successor employer” and Sellers as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred U.S. Employees who are employed by Purchaser (or any of its Affiliates) for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and any applicable Tax law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax for which comparable treatment is reasonably determined to be available without undue administrative burden on either Party.

                    (b) Non-U.S. Employees. This Section 5.8(b) applies only to Employees employed in the Non-United States Business as of the Closing Date, and Former Employees who terminated employment with Honeywell or its Affiliates while employed in the Non-United States Business or retired from the Non-United States Business prior to the Closing Date.

                              (i) Employment. Each Employee employed by the Employee Transferors or the Transferred Entities or any Affiliate of either in the Non-United States Business, whether hourly or salaried, and who is actively at work on the Closing Date, or who is absent on the Closing Date due to a recognized leave of absence, whether paid or unpaid, shall be referred to as a “Non-U.S. Employee.” Wherever legally permissible, on the Closing Date, Non-U.S. Employees shall become employees of Purchaser or continue to be employees of a Transferred Entity by operation of the applicable Laws or regulations of the jurisdiction in which such employment is located (the “National Laws”, which term shall include the EU Acquired Rights Directive, where applicable) and/or pursuant to the terms of any agreed transfer agreement relating to that jurisdiction. Where such continuation of employment or transfer is not possible in the manner described in the previous sentence, Purchaser shall offer the Non-U.S.

Employees employment in accordance with any procedures required by applicable National Laws to effectuate their employment with Purchaser or a Transferred Entity commencing on the Closing Date. Each Non-U.S. Employee who, as of the Closing Date, is employed by, or otherwise has such Employee employment continued with, a Transferred Entity, otherwise transfers to the employ of Purchaser or a Transferred Entity pursuant to National Laws or accepts Purchaser’s offer of employment shall be referred to as a “Transferred Non-U.S. Employee.” No provision herein shall impair, deny or limit the right of Purchaser or any of its Affiliates to change the employment terms or to terminate the employment of any Transferred Non-U.S. Employee at any time, to the extent permissible under applicable National Laws and any applicable Labor Contract.

                              (ii) Compensation and Benefits; Severance Protection. Effective as of the Closing Date, Purchaser or its Affiliates shall provide Transferred Non-U.S. Employees with terms and conditions of employment, compensation and employee benefits that are consistent with those (i) required to be provided by Purchaser or its Affiliates under the Transferred Non-U.S. Employee’s employment contract, if applicable, or (ii) if more favorable (or if the Transferred Non-U.S. Employee does not have a contract), required by applicable National Laws or an applicable Labor Contract. Without limiting the generality of the foregoing, but subject to Section 5.8(b)(iii)(C) below, if applicable, from and after the Closing Date, Transferred Non-U.S. Employees shall, if required by applicable National Laws or an applicable employment contract or Labor Contract, be entitled to at least the benefit of such severance plan or policy, if any, as Purchaser or its Affiliates may have in effect from time to time; provided that service with Honeywell, Purchaser, and their respective Affiliates shall be taken into account in computing the amount of any such benefit, and, provided further, that if Purchaser or any of its Affiliates terminates the employment of any Transferred Non-U.S. Employee on or before the first anniversary of the Closing Date (including as a result of refusal of any Transferred Non-U.S. Employee to accept a work relocation that is greater than fifty (50) miles from such Transferred Non-U.S. Employee’s work location as of the Closing Date), Purchaser or its Affiliate shall, if required by applicable National Laws or an applicable employment contract or Labor Contract, provide at least a severance benefit consisting of salary continuation and continued insurance coverage, if any, that shall be no less than the severance benefit and insurance coverage the Transferred Non-U.S. Employee would have received under the terms of an Employer Transferor’s or a Transferred Entity’s severance plan(s), as applicable, in effect on the Closing Date, calculated as though the Transferred Non-U.S. Employee worked continuously (by combining such Transferred Non-U.S. Employee’s service for Honeywell and its Affiliates on the one hand, and Purchaser and its Affiliates on the other hand) until such Transferred Non-U.S. Employee’s termination date with Purchaser or its Affiliate.

                              (iii) Foreign Benefit Plans. “Sellers’ Foreign Benefit Plans” means those Foreign Benefit Plans listed on Section 3.12(b) of the Disclosure Schedule to the extent they cover the Transferred Non-U.S. Employees.

                                        (A) Except to the extent otherwise required by Law and except for those of Sellers’ Foreign Benefit Plans set forth on Section 5.8(b)(iii)(A) of the Disclosure Schedule (the “Transferred Foreign Benefit Plans”), as of the Closing Date, each Transferred Non-U.S. Employee shall cease to be an active participant in Sellers’ Foreign Benefit Plans.

Purchaser shall or shall cause one or more of its Affiliates to assume all Liabilities under or in respect of the Transferred Foreign Benefit Plans.

                                        (B) As of the Closing Date, Purchaser or its Affiliates shall provide employee benefit plans, programs or arrangements outside of the United States in accordance with the terms of this Agreement and applicable National Laws that, in accordance with the obligation to provide total compensation and employee benefits as provided in Section 5.8(b)(ii), (1) provide employee benefits on the terms and conditions required to be provided by Purchaser or its Affiliates under the Transferred Non-U.S. Employee’s employment contract, if applicable, or (2) if more favorable than the employee benefits described in subclause (1) (or if the Transferred Non-U.S. Employee does not have a contract), provide employee benefits as required by applicable National Laws. The Transferred Foreign Benefit Plans and the Employee Transferors’ insurance contracts providing benefits that are maintained exclusively for the benefit of employees of a Transferred Entity who become on the Closing Date Transferred Non-U.S. Employees (inclusive of applicable assets, insurance contracts, property or funds underlying, supporting or otherwise to be used or applied to fund or pay benefits or liabilities under or with respect to such plans) will be transferred or assigned to Purchaser or its Affiliates (or, in the case of such assets, property or funds, to the applicable plan or plans so established or maintained) no later than the Closing Date. With respect to any Sellers’ Foreign Benefit Plans that are not transferred to Purchaser as provided in the preceding sentence and to the extent not otherwise required by Law, Sellers shall cooperate to cause each Transferred Entity to (x) withdraw from or otherwise terminate its participation under such Foreign Benefit Plans or, (y) if any such Sellers’ Foreign Benefit Plan is maintained or sponsored solely by one or more Transferred Entities, terminate such plan or merge such plan with another plan of an Employee Transferor such that the obligations of the Transferred Entity are assumed by an Employee Transferor, with such withdrawal or termination of participation or plan termination or merger effective no later than the Closing Date.

                                        (C) Purchaser shall provide each Transferred Non-U.S. Employee with credit for service with Honeywell and its Affiliates and Purchaser for purposes of eligibility to participate, and vesting and solely with respect to the Transferred Foreign Benefit Plans (inclusive of related asset, contracts, property and funds) that are transferred or assigned to Purchaser, benefit accrual under Purchaser’s Non-U.S. Employee Benefits Plans. Notwithstanding the preceding sentence, Purchaser shall not be obligated to recognize prior service with Honeywell and its Affiliates in the case of any Non-U.S. Employee employed in China and Singapore, or in the case of any Non-U.S. Employee employed in Germany declining a transfer of employment to Purchaser or an Affiliate. In respect of those Non-U.S. Employees in China, Singapore and Germany, Sellers shall pay, and Purchaser shall directly reimburse Sellers at the Closing Date for, the total severance amount set out in Section 5.8(b)(iii)(C) of the Disclosure Schedule or, if greater, any severance required to be paid to such Non-U.S. Employees in China, Singapore and Germany by applicable National Law or Labor Contract.

                                        (D) Purchaser or its Affiliates shall establish or otherwise maintain pension, retirement and/or savings plans for Transferred Non-U.S. Employees (“Purchaser’s Foreign Retirement Plans”) that shall (i) permit immediate participation as of the Closing Date, (ii) credit all service with both Honeywell and Purchaser and their respective Affiliates for purposes of the eligibility, vesting and employer contribution levels, and (iii)

otherwise fulfill the obligations of Purchaser as set forth in Section 5.8(b)(iii)(B). With respect to those Transferred Non-U.S. Employees who were eligible to participate in the pension, retirement and savings plans set forth on Section 5.8(b)(iii)(D)(i) of the Disclosure Schedule (collectively “Sellers’ Foreign Retirement Plans”) as of the Closing Date, the applicable Purchaser’s Foreign Retirement Plans shall, as applicable, offer credit for service that was credited under Sellers’ Foreign Retirement Plans, along with future service with Purchaser, for purposes of the eligibility, vesting, and early retirement eligibility, and such other terms and conditions, if any, as may be required in the case of Transferred Foreign Benefit Plans or as expressly provided on Section 5.8(b)(iii)(D)(i) of the Disclosure Schedule. With respect to those Transferred Non-U.S. Employees who were eligible to participate in the Foreign Benefit Plans set forth on Section 5.8(b)(iii)(D)(ii) of the Disclosure Schedule as of the Closing Date, Purchaser shall establish, and shall maintain for so long as such Transferred Non-U.S. Employees remain employed at the facilities locations such Transferred Non-U.S. Employees were employed at as of the Closing Date, a new defined contribution benefit plan (funded only by Purchaser, i.e., a Purchaser provided benefit equal to percentage of pay determined by Purchaser) and offer credit for service that was credited under such Foreign Benefit Plans, along with future service with Purchaser, for purposes of the eligibility, vesting, and early retirement eligibility.

                                        (E) Except as otherwise expressly provided herein, no provision herein shall impair Purchaser’s ability to amend or terminate any such plan at any time to the extent permissible under applicable National Laws or Labor Contracts.

                              (iv) Termination and Severance Liabilities. Purchaser shall be responsible for all amounts becoming payable to Non-U.S. Employees under applicable National Laws, Purchaser’s severance plans or arrangements or any employment contracts as a result of their being dismissed by Purchaser at any time on or after the Closing Date, notwithstanding that such amounts are calculated under applicable National Laws, plans, arrangements or employment contracts by reference to periods of employment with Honeywell and its Affiliates as well as periods of employment with Purchaser and its Affiliates. After the Closing, Purchaser shall be responsible for any severance obligations with respect any employees of the Business outside of the United States that arise on or after January 1, 2011 in connection with any Sellers’ repositioning projects approved by Purchaser under Section 5.1.

                              (v) Responsibility for Non-U.S. Employees. Except as otherwise set forth herein, for employees who are Transferred Non-U.S. Employees as of the Closing Date, Purchaser shall assume and thereafter pay, perform and discharge when due any and all employment, compensation and employee benefit liabilities, responsibilities and obligations with respect to such Transferred Non-U.S. Employees, including any and all claims under National Laws, which liabilities, responsibilities and obligations are incurred as the result of incidents, events, acts or failures to act, occurring on or after the Closing Date.

                              (vi) Foreign Benefit Plan Asset Transfers. Sellers may agree to transfer, and Purchaser may agree to accept, assets from or with respect to certain of Sellers’ Foreign Benefit Plans other than Transferred Foreign Benefit Plans. If any such plan asset transfers are agreed, Sellers and Purchaser shall mutually agree upon the terms and conditions of such transfers, subject to the provisions of each such plan and the requirements of National

Laws. In addition, Sellers and Purchaser may mutually agree to transfer the liability with respect to benefits accrued or account balances accumulated as of the applicable transfer date by Transferred Non-U.S. Employees under such Sellers’ Foreign Benefit Plans other than Transferred Foreign Benefit Plans. Where any transfer of assets or liability is agreed to in respect of a defined benefit pension plan, Sellers’ actuaries and Purchaser’s actuaries will agree to the liabilities and assets to be allocated to each of the transferee and transferor plan or plans consistent with applicable National Laws. Following the payment or transfer of agreed assets, and solely to the extent of the liability attributable to such payment or transfer, Sellers and Sellers’ Foreign Retirement Plans will be discharged from such liability under such Sellers’ Foreign Benefit Plans, and Purchaser’s or its Affiliates’ plan or plans shall assume and be solely responsible for such liability.

                              (vii) Non-U.S. Employee Communications. Each party to this Agreement shall comply with all obligations under applicable National Laws to provide information to the other parties for onward transmission to Non-U.S. Employees or their representatives and/or to provide such information directly to the Non-U.S. Employees or their representatives. Each party to this Agreement shall comply with all obligations under applicable National Law to inform and/or consult Employees, trade unions, works councils or other employee representative bodies in connection with the matters contemplated by this Agreement.

                              (viii) Cooperation. To the extent permitted by Law, Purchaser shall give to the Employee Transferors, and Sellers shall give, or cause to be given, to Purchaser, on a timely basis, all requisite and pertinent information which the Employee Transferors and Purchaser, respectively, may require in order to comply with their respective obligations with respect to Employees and Former Employees.

                              (ix) Employee Refusal to Transfer. Any Non-U.S. Employee lawfully rejecting the transfer to or employment by Purchaser or its Affiliates shall remain (or, in the case of an employee of a Transferred Entity, shall be) employed by the Employee Transferors; provided, however, that the Employee Transferors may terminate such Non-U.S. Employee immediately after Closing, subject to applicable legal constraints, if any, and shall be solely responsible for any severance payment or compensation or other benefit to or with respect to such Non-U.S. Employee. Purchaser shall be responsible for all costs with respect to such terminations to the extent such costs arise as a result of Purchaser’s failure to comply with the obligations set forth in Sections 5.8(b)(i) and (ii).

                              (x) Section 75 Debt. As provided in Section 5.8(b)(iii)(A) and (B), with effect from Closing, Holt UK will withdraw as a participating employer from those pension schemes in the United Kingdom in which it is a participating employer, including the Honeywell UK Pension Scheme (collectively, the “UK Pension Scheme”) and employees of Holt UK will cease to be active members of the UK Pension Scheme. Sellers shall pay or shall cause to be paid directly to the trustees of the UK Pension Scheme any Section 75 Debt that arises as a result of Holt UK withdrawing as a participating employer under the UK Pension Scheme.

                    (c) Labor Contracts.

                              (i) In respect of the Transferred U.S. Employees and the Transferred Non-U.S. Employees, Purchaser shall, or shall cause an Affiliate to, assume each of (A) the collective bargaining agreements pertaining to production and maintenance workers at Sellers’ Fostoria, Ohio and Greenville, Ohio facilities, (B) the labor agreement pertaining to employees of Honeywell Mexico 2, (C) those employment, retention, and expatriate agreements set forth on Section 5.8(c) of the Disclosure Schedule, and (D) any national collective bargaining agreements under applicable National Law, or Works Council agreements, with respect to the Non-U.S. Business (individually, a “Labor Contract” and collectively, the “Labor Contracts”), and to honor and fulfill all of the Employee Transferors’ obligations under each of the Labor Contracts in accordance with and subject to their terms. Purchaser and Honeywell shall each cooperate for the purposes of, including providing the relevant representative of any group covered by a Labor Contract with required notices, bargaining with the representative, if required by the terms of the Labor Contract or any applicable Law or National Law, and taking any other necessary actions in connection with negotiating any changes in the terms of employment of the Employees covered by such Labor Contract necessary or appropriate to effectuate the transfer of employment and Liabilities for such Employees on terms and conditions consistent with this Section 5.8. Purchaser shall be exclusively responsible for any Liability incurred in connection with any change negotiated by or at the direction or with the prior written approval of Purchaser in respect of such Labor Contracts.

                              (ii) Purchaser shall, or shall cause an Affiliate to, employ each Employee whose terms of employment are covered by a Labor Contract on all of the terms and conditions of employment of the applicable Labor Contract on the Closing Date, including wages, benefits, severance protection (if any), provision of pension, health and other benefit plans, vacation, leave, hours or work and other terms and conditions of employment in effect with respect to such Employee on the Closing Date, and honor and fulfill all applicable obligations under the applicable Labor Contract in respect to such Employee, except as the same may be modified consistent with applicable Law or National Law.

                              (iii) Effect. This Section 5.8(c) shall supersede any contrary provisions of Section 5.8(a).

                    (d) Stock Award Plans. With respect to any outstanding stock options or equity awards granted to Transferred U.S. Employees and Transferred Non-U.S. Employees, such Employees shall be able to exercise vested options and receive any vested awards under the Employee Transferors’ equity plan in accordance with the terms of the applicable plan and award agreement. Except as otherwise required by Law, Employees shall incur a termination date under the Employee Transferors’ equity and stock purchase plans as of the Closing Date. To the extent required under applicable National Laws, each Transferred Non-U.S. Employee who was, immediately prior to the Closing Date, a member of an Employee Transferor’s equity or stock purchase plan will be provided remuneration by Purchaser or its Affiliates of an equivalent value to such membership, with effect from the Closing Date. Nothing contained in this Section 5.8 shall require Purchaser or its Affiliates to grant any stock options or equity awards to any Transferred U.S. Employee or Transferred Non.-U.S. Employee on or after the Closing Date.

                    (e) Non-U.S. Employee Communications. Each party to this Agreement shall comply with all obligations under applicable National Laws to provide information to the other parties for onward transmission to Non-U.S. Employees or their representatives and/or to provide such information directly to the Non-U.S. Employees or their representatives.

                    (f) Temporary, Etc. Employees. Prior to the Closing Date, Purchaser shall take steps to enter into an agreement with the provider of subcontracted employees to the Business to enable the transfer of such subcontracted employees from the related contract of the Employee Transferors to a contract of Purchaser as of the Closing Date. Sellers will cooperate with Purchaser to affect this transfer.

          Section 5.9. Intercompany Accounts. Prior to the Closing Date, Sellers will use reasonable best efforts to cause any amounts owed to or by a Transferred Entity or a Seller related to the Business from or to Sellers or other divisions or Affiliates of Sellers (other than a Transferred Entity or another part of the Business) to be settled. Prior to Closing, Sellers may (but are not required to) cause any amounts owed to or by a Transferred Entity or a Seller related to the Business from or to a Transferred Entity or another part of the Business to be settled.

          Section 5.10. Non-Solicitation of Employees. Honeywell agrees that for a period of three years from the Closing Date, without the prior written consent of Purchaser, it will not, directly or indirectly, solicit for employment any Transferred Employee (other than clerical or non-salaried employees and except as set forth on Schedule 5.10); provided, however, that the foregoing shall not prohibit Honeywell from (a) engaging in the general solicitation (whether by newspaper, trade publication or other periodical or pursuant to the use of an executive search consultant) of employees (or hiring any Transferred Employees that respond to such general solicitation) so long as such solicitation is not directed specifically at any Transferred Employee or any other employees of the Business after the Closing, (b) soliciting any employee of the Business after the Closing (other than clerical or non-salaried employees) who has not been employed by Purchaser during the three-month period preceding such solicitation or who was involuntarily terminated by Purchaser, or (c) employing the Retained Employees after the Closing Date. Purchaser agrees that for the same period and subject to the same exceptions, it will not, directly or indirectly, solicit any Retained Employee or any other Employee who does not become a Transferred U.S. Employee or a Transferred Non-U.S. Employee (other than clerical or non-salaried employees).

          Section 5.11. Non-Competition Covenant.

                    (a) For a period of three (3) years from the Closing Date, Honeywell and each Seller agrees that it will not, and each Seller will cause its Controlled Affiliates not to, directly or indirectly, engage in the design, distribution, manufacture, marketing or sale of Business Products (a “Competing Business”); provided, however, that nothing in this Section 5.11(a) shall be deemed to limit in any way (i) the conduct of any Excluded Business, (ii) the activities of Honeywell or its Affiliates with respect to component elements of any of the items included within the definition of a Competing Business or (iii) the sale by Honeywell or its Affiliates of any parts or products to the extent such parts or products are sourced from a third party and incorporated into products other than Business Products that are manufactured or sold by businesses operated by Honeywell or its Affiliates or the manufacturing by Honeywell or its Affiliates of any parts or products to the extent such parts or products are manufactured for internal use by Honeywell or its Affiliates. The restrictions set forth in this Section 5.11(a) shall not be construed to prohibit or restrict any Seller or any of its Controlled Affiliates from acquiring any Person or business that engages in any Competing Business; provided that (i) the engagement in such Competing Business does not constitute the principal part of the activities of the Person or business to be acquired (based on total revenues expressed in US dollars or calculated in U.S. dollars utilizing the relevant and then applicable current foreign currency exchange rate, of all sales of such Person or business during the consecutive four (4) full calendar quarters immediately preceding the effective date of acquisition of such Person or business), and (ii) if the Competing Business constitutes in excess of 20% of the revenues of the Person or business acquired, Sellers will use their commercially reasonable efforts to divest that portion of such Person or business that engages in the Competing Business within 12 months after its acquisition of the Competing Business and, prior to offering such portion to any third party, shall first offer to and negotiate in good faith for a period not to exceed 30 days with Purchaser or its Affiliates for the acquisition of such portion by Purchaser or its Affiliates; provided further, that to the extent participation in such Competing Business involves the acquisition of or the right to acquire any class of the voting securities of such Competing Business, this covenant shall not be violated if the percentage of such voting securities acquired or to be acquired does not exceed 5% at the time of such acquisition.

                    (b) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 5.11(a) shall not apply to (i) any businesses or operations of Sellers or any of their Subsidiaries which are transferred to any third party after the date hereof, (ii) any Subsidiaries of any Seller the stock of which is transferred to any third party after the date hereof, (iii) any Affiliate of Sellers who becomes an Affiliate as a result of a change of control of Honeywell or (iv) any acquisition of securities by any Seller’s pension trust or similar employee benefit plan investment vehicle, provided, that any securities acquired shall be held for investment purposes only and such benefit plans comply with the ERISA requirements as to the independence of investment decisions.

                    (c) Each Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.11 may be inadequate and, accordingly, each Seller covenants and agrees that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at Law, be entitled to seek equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of the provisions of this Section 5.11, as may be available from any court of competent jurisdiction without the need to post bond or any other security. In addition, Sellers and Purchaser agree that the provisions of this Section 5.11 are fair and reasonable in light of Purchaser’s plans for the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the provisions of this Section 5.11 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then all other provisions of this Section 5.11 shall remain in full force and effect, and the parties hereto agree that such unenforceable provision may be modified by the court so as to comply with applicable Law and that the provisions of this Section 5.11 shall be amended in accordance with said modification.

                    (d) Notwithstanding any provision of this Section 5.11, the ownership and operation by Sellers of the Delayed Transfer Assets for the benefit of Purchaser and its Affiliates from the Closing Date until the Delayed Closing Date in accordance with Section 10.13 shall not constitute a violation of Section 5.11.

          Section 5.12. Confidential Information. Each Seller hereby agrees that for a period of three (3) years from the Closing Date it shall hold, and shall cause its Affiliates to hold and maintain the confidentiality of all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information concerning the Business or the Purchased Assets (the “Confidential Information”), and shall not use for the benefit of themselves or others, or disclose or cause or permit to be used or disclosed any of the Confidential Information for any reason or purpose whatsoever, except and to the extent any disclosure of Confidential Information is required by Law or appropriate court order and sufficient advance written notice thereof, if reasonably practicable, is provided to Purchaser to permit Purchaser to seek a protective order or other appropriate remedy, provided, however, that the term “Confidential Information” shall not include information that (i) does not relate to the Business, (ii) relates to any Retained Asset, Retained Liability, any Excluded Business or, if applicable, the Retained Interests, (iii) becomes available to any Seller or any of its Affiliates after the Closing on a non-confidential basis from a source other than Purchaser, (iv) is independently developed by any Seller, any of its Affiliates or their respective employees under circumstances not involving a breach of this Section 5.12, (v) is publicly disclosed pursuant to a lawful requirement or request from a Governmental Authority acting within its jurisdiction, or non-confidential disclosure is otherwise required by Law after any Seller or any of its Affiliates has exercised its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, (vi) is publicly available as of the date of this Agreement, or which becomes publicly available after the date of this Agreement through no disclosure of any Seller or its Affiliates, (vii) disclosed on a confidential basis to Sellers’ attorneys, accountants, lenders and investment bankers, or (viii) disclosed or used by Sellers or any of their Affiliates to protect or enforce their rights or perform their obligations under this Agreement and the Transaction Documents, in connection with tax or other regulatory filings, litigation, financial reporting or other reasonable business purposes, or the conduct of their own businesses if, and to the extent, not otherwise prohibited by Section 5.11.

          Section 5.13. Payments Received. Sellers and Purchaser agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the date hereof which property belongs to the other party, including any payments of accounts receivable and insurance proceeds, and shall account to the other party for all such receipts. In the event of a dispute between the parties regarding any party’s obligations under this Section 5.13, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

          Section 5.14. Sellers’ Marks. Except as expressly set forth herein, each of Purchaser and each of its Subsidiaries and Affiliates and its and their respective directors, officers,

successors, assigns, agents, or representatives shall not register or own, or attempt to register or own, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register or own, in connection with any products or services anywhere in the world in any medium, any Intellectual Property that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names, trade dress, trade styles or other indicia of origin that are characterized as a Retained Asset or constitute Excluded Intellectual Property including the HONEYWELL mark or any derivation therefrom or any corporate symbols or logos incorporating “HONEYWELL” either alone or in combinations or any goodwill represented thereby and pertaining thereto (collectively, “Sellers’ Marks”), nor shall any of them challenge or assist any third party in opposing the rights of Honeywell anywhere in the world in any such Intellectual Property. Subject to the restrictions set forth herein, Honeywell hereby extends to Purchaser effective as of the Closing Date, a personal, nonexclusive, royalty-free transition license (i) for one (1) year after the Closing Date to continue to use the Sellers’ Marks on existing signage included in the Purchased Assets and in the Business Inventory as of the Closing Date, (ii) for one (1) year after the Closing Date to continue to use the Sellers’ Marks on marketing materials and other materials included in Purchased Assets as of the Closing Date, and (iii) for five (5) years on Business Inventory included in the Purchased Assets as of the Closing Date or manufactured within 180 days after the Closing Date. No new use of Sellers’ Marks shall be made by Purchaser and Purchaser shall in any event transition away from all use of Sellers’ Marks as soon as is reasonably practicable after the Closing Date. All use of Sellers’ Marks as permitted hereunder shall inure solely to the benefit of Honeywell. Purchaser shall incur all costs associated with re-branding of Business Inventory with signage, symbols and marks not constituting Sellers’ Marks or Excluded Intellectual Property during the term, and after the expiration, of the licenses granted under this Section 5.14.

          Section 5.15. Tax Matters.

                    (a) Tax Indemnity. From and after the Closing, Sellers shall indemnify Purchaser and its Affiliates (including the Transferred Entities) and hold them harmless from and against all Retained Taxes and related Losses. Purchaser and Sellers agree that the Transferred Entities shall be deemed, for the purpose of Sellers’ and their Affiliates’ obligations under this Section 5.15(a), not to have the benefit of any net operating loss, net capital loss or other Tax attribute, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. The indemnification made pursuant to this Section 5.15(a) shall not be subject to the limitations on indemnification contained in Section 9.4. All payments made pursuant to this Section 5.15(a) shall be deemed to be adjustments to the Purchase Price.

                    (b) Tax Returns.

                              (i) Sellers will prepare, or cause to be prepared, (A) all Tax Returns for Income Taxes of any Transferred Entity for any taxable period ending on or prior to the Closing Date, (B) all Tax Returns for Taxes (other than Income Taxes) of any Transferred Entity for any taxable period ending on or prior to December 31, 2010, (C) all Tax Returns for Taxes (other than Income Taxes) with respect to the Business (other than a Transferred Entity) or the Purchased Assets for any taxable period ending on or prior to December 31, 2010, (D) all Tax Returns for Taxes (other than Income Taxes) with respect to the Business (other than a

Transferred Entity) or the Purchased Assets required by Law to be filed by Sellers or their Affiliates (other than the Transferred Entities), (E) all Tax Returns of any Transferred Entity organized in the United Kingdom relating to U.K. corporation tax for any Straddle Period and (F) any other Tax Returns for Taxes (other than Income Taxes) of any Transferred Entity or with respect to the Business or the Purchased Assets due (taking into account all available extensions) prior to the Closing Date.

                              (ii) Following the Closing, Purchaser will prepare, or cause to be prepared, all Straddle Period Tax Returns that are required to be filed by the Transferred Entities or in respect of the Business or the Purchased Assets other than any such Straddle Period Tax Return required to be prepared by Sellers pursuant to Section 5.15(b)(i).

                              (iii) Each Tax Return described in this Section 5.15(b) shall (to the extent it relates to the Business or the Purchased Assets) be prepared in a manner consistent with past practice, including as to Tax elections and Tax accounting methods, unless such inconsistency or change (A) would not have a detrimental effect on the other party or its Affiliates (including, in the case of Purchaser, the Transferred Entities) or (B) is otherwise required by applicable Law. Each Tax Return described in this Section 5.15(b) shall be filed by the Person required by Law to file such Tax Return.

                              (iv) Each party responsible for the preparation of a Tax Return for Income Taxes of a Transferred Entity under this Section 5.15(b) shall submit such Tax Return to the other party (together with schedules, statements and, to the extent required by such other party, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return, provided that (i) in the case of a Tax Return for Income Taxes of a Transferred Entity which is required to be prepared by Sellers under Section 5.15(b)(i), will be filed by Sellers or their Affiliates (other than a Transferred Entity), and is a consolidated, combined or unitary Tax Return that includes entities other than Transferred Entities, Sellers shall not be required to submit to Purchaser such consolidated, combined or unitary Tax Return but shall be required to submit a pro forma Tax Return of the Transferred Entity (together with supporting documentation and workpapers) and (ii) in the case of a Tax Return for Income Taxes of a Transferred Entity which is required to be prepared by Purchaser under Section 5.15(b)(ii), will be filed by Purchaser or its Affiliates (including the Transferred Entities), and is a consolidated, combined or unitary Tax Return that includes entities other than Transferred Entities, Purchaser shall not be required to submit to Sellers such consolidated, combined or unitary Tax Return but shall be required to submit a pro forma Tax Return of the Transferred Entity (together with supporting documentation and workpapers). If such other party objects to any item on any such Tax Return, it shall, within thirty (30) days after delivery of such Tax Return, notify the party responsible for the preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, the parties shall negotiate in good faith and use their reasonable best efforts to resolve such items. In the event of any disagreement that can not be resolved by the parties, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Sellers and Purchaser (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Sellers and Purchaser. If the Tax Accountant does not resolve any differences between Sellers and Purchaser with respect to such

Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by the party preparing such Tax Return and amended to reflect the Tax Accountant’s resolution.

                              (v) Sellers’ consolidated federal Income Tax Returns for the taxable period that includes the Closing Date shall be filed in accordance with Section 1.1502-76(b)(2)(i) of the Treasury Regulations (determined using the closing of the books method), with no election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations. Sellers shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that no Transferred Entity shall suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. Sellers shall not make (or permit to be made) any election under Section 108(i) of the Code (or any similar provision under state, local or foreign Law) that applies to any income or deduction realized by any Transferred Entity prior to the Closing.

                              (vi) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and payable for a taxable period that includes (but does not end on) a given date, the portion of such Tax which relates to the portion of such taxable period ending on such date shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on such date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on such date. Any credits (including prepayments and deposits of Taxes) relating to a taxable period that begins on or before and ends after given date shall be taken into account as though the relevant taxable period ended on such date. For the avoidance of doubt, for purposes of this Section 5.15(b)(vi), (i) in the case of any Income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes (excluding a “controlled foreign corporation” within the meaning of Section 957(a) of the Code), the portion of such Income Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the Closing Date and (ii) in the case of a Straddle Period Tax Return for any Transferred Entity organized in the United Kingdom, any tax deduction for the Section 75 Debt shall be deemed to be allocated to the Pre-Closing Tax Period of the relevant U.K. Transferred Entity or Entities.

                              (c) U.K. Group Tax Returns. Where a Transferred Entity is, for U.K. Tax purposes, a member of a combined, unitary or affiliated group or in a fiscal unity with Honeywell, other Sellers or their Affiliates for any taxable period (or portion thereof) ending on or before the Closing Date, Honeywell, other Sellers or their Affiliates (i) shall, if required or permitted by applicable Law, use any of their losses, credits or other Tax attributes (in each case for U.K. Tax purposes) to reduce the U.K. Tax liability of the Transferred Entity (at no cost to Purchaser, the Transferred Entity or their Affiliates) for taxable periods (or portions thereof) ending on or before the Closing Date and (ii) may, if required or permitted by applicable U.K. Law, use any losses, credits or other Tax attributes (in each case for U.K. Tax purposes) of the Transferred Entity arising in a taxable period (or portion thereof) ending on or before the Closing Date to reduce their own U.K. Tax liability and shall not be required to compensate the

Transferred Entity, Purchaser of their Affiliates for any such losses, credits or other Tax attributes. No inference shall be drawn from this Section 5.15(c) regarding any other Taxes.

                    (d) Refunds. If Purchaser or any Transferred Entity receives a refund (or a credit of Taxes paid in lieu of a refund) of Retained Taxes (other than to the extent such refund or credit results from the carryback of a Tax attribute arising from a Post-Closing Tax Period), Purchaser will pay to the applicable Seller, within thirty (30) days following the receipt of such refund (or the application of such credit), an amount equal to such refund (or credit) less Purchaser’s reasonable out-of-pocket expenses incurred in connection with obtaining such refund. If Honeywell or any of its Affiliates receives a refund (or a credit of Taxes paid in lieu of a refund) of Taxes of or with respect to the Business or any Transferred Entity that (i) are not Retained Taxes or (ii) are Retained Taxes but are attributable to the carryback of a Tax attribute arising from a Post-Closing Tax Period (but only if Purchaser is required by Law to (and unable to elect not to) carry back such Tax attribute in order to preserve such Tax attribute), Honeywell will pay to Purchaser, within thirty (30) days following the receipt of such refund (or the application of such credit), an amount equal to such refund (or credit) less its reasonable out-of-pocket expenses incurred in connection with obtaining such refund. For the avoidance of doubt, this Section 5.15(d) shall not apply to any amounts covered by Section 5.7. Notwithstanding anything to the contrary contained herein, in the event of any inconsistency between this Section 5.15(d) and Section 1.1(c)(xvi) or Section 1.2(j), this Section 5.15(d) shall govern.

                    (e) Settlement of Deficiencies and Adjustments.

                              (i) In General. If any Taxing Authority issues to Purchaser or a Transferred Entity a notice of deficiency or any other type of proposed adjustment of Taxes of the Transferred Entity that could give rise to Retained Taxes, Purchaser shall notify Sellers within thirty (30) Business Days of receipt of the notice of deficiency or other proposed adjustment, provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 5.15(a) except to the extent Sellers shall have been actually prejudiced as a result of such failure. If any Taxing Authority issues to a Seller or any Affiliate of any Seller a notice of deficiency or any other type of proposed adjustment that could give rise to Taxes (other than Income Taxes of a Seller) of or with respect to the Business or any Purchased Asset, Seller shall notify Purchaser within thirty (30) Business Days of receipt of the notice of deficiency or other proposed adjustment. Except as otherwise provided herein, (A) Sellers (at their own expense) shall control any Tax Proceeding relating to the Business or any Purchased Asset to the extent such Tax Proceeding relates to (x) a Tax Return for Income Taxes of a Seller or (y) a Tax Return described in Section 5.15(b)(i)(A)-(E) and (B) Purchaser (at its own expense) shall control any Tax Proceeding relating to the Business or any Purchased Asset that is not described in clause (A).

                              (ii) Participation Rights. In the case of any Tax Proceeding relating to a Tax Return described in Section 5.15(b)(i) or (ii), the party controlling such Tax Proceeding shall (to the extent related to the Business or any Purchased Asset) (A) notify the other party of significant developments with respect to such Tax Proceeding and keep the other party reasonably informed and consult with the other party as to the resolution of any issue that would materially affect such other party, (B) give to the other party a copy of any Tax adjustment proposed in writing with respect to such Tax Proceeding and copies of any other written correspondence with the relevant Tax authority relating to such Tax Proceeding, (C) not settle or compromise any issue without the consent of such other party, which consent shall not be unreasonably withheld, (D) otherwise permit the other party to participate in all aspects of such Tax Proceeding, at such other party’s own expense; provided that (w) this Section 5.15(e)(ii) (other than the last sentence hereof) shall not apply to a Tax Proceeding relating to an Income Tax Return of any Seller (except to the extent it includes items of a Transferred Entity), (x) Section 5.15(e)(ii)(C) shall not apply to any settlement or compromise of a Tax Proceeding relating to non-Income Taxes of a Seller if such Tax Proceeding involves Taxes unrelated to the Business or the Purchased Assets and could not give rise to any Taxes related to the Business or the Purchased Assets (other than Retained Taxes), (y) if a Tax Proceeding (i) relates to non-Income Taxes of a Seller, (ii) involves Taxes unrelated to the Business or the Purchased Assets and (iii) could give rise to Taxes related to the Business or the Purchased Assets (other than Retained Taxes), Sellers may settle the Tax Proceeding without Purchaser’s consent and Sellers shall indemnify Purchaser from any Taxes described in (iii) (which Taxes shall be treated as Retained Taxes for purposes of the last sentence of this Section 5.15(e)), and (z) if a Tax Proceeding (other than a Tax Proceeding relating to a Tax Return described in Section 5.15(b)(i)(E)) relates solely to Retained Taxes of a Transferred Entity or solely to Retained Taxes (other than Income Taxes) of a Seller that relate solely to the Business or the Purchased Assets, and if the Seller is able to settle the Tax Proceeding for a specific amount, Purchaser may withhold its consent to such settlement only if Purchaser agrees to take control of such Tax Proceeding at its expenses and Purchaser agrees that Seller’s indemnification obligation under Section 5.15(a) with respect to such Retained Taxes shall be limited to the settlement amount for which such Seller could have settled such Retained Taxes if Purchaser had not objected to the proposed settlement. Notwithstanding the foregoing, in connection with any Tax Proceeding described in clause (w), (x) (y) or (z), Sellers shall not enter into any agreement with a Taxing Authority or otherwise take any action that would legally bind Purchaser, any Transferred Entity or any of their Affiliates as to (or that would have the effect of making a legally-binding admission as to) any Tax that is not a Retained Tax without the consent of Purchaser, which consent shall not be unreasonably withheld.

                    (f) Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, compiling any tax information packages or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include (i) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess and (ii) to the extent reasonably feasible, compiling and submitting any tax data packages requested by the other party consistent with the past practices of, and within the time periods requested by, the requesting party. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain and maintain all returns, schedules and workpapers and all material records, computer software and data maintained there under, or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement and to give the other party reasonable notice prior to transferring, destroying or discarding any such book and records or computer software and data maintained there under, and, if the other party so requests, shall allow the other party to take possession of such books and records or computer software and data maintained there under. Any information obtained under this Section 5.15(f) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser and Sellers further agree, upon request and at the cost of the requesting party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                    (g) Termination of Prior Tax Sharing Agreements and Powers of Attorney. Effective as of the Closing Date, all Tax sharing agreements, whether or not written, to which any Seller or any Transferred Entity is party shall be terminated, and the Transferred Entity shall have no further rights or obligations thereunder, and the provisions of this Agreement shall govern the rights and obligations of Sellers, Purchaser and the Transferred Entities to make or receive payments with respect to Taxes or refunds of Taxes of the Transferred Entities. Any and all existing powers of attorney with respect to Taxes or Tax Returns to which any Transferred Entity is a party shall be terminated as of the Closing Date. Sellers shall execute (and shall cause the Transferred Entities to execute) any documents that may be reasonably required to evidence agreement with this Section 5.15(g).

                    (h) Code Section 338(g) Elections. It is understood and agreed that Purchaser may not make an election under Section 338(g) of the Code with respect to any of Holts South Africa, Holt New Zealand, Holt Japan, Prestone and Alsip Packaging, Inc. unless requested to do so pursuant to Section 5.15(i) below or otherwise with the prior written consent of Honeywell, but Purchaser may make an election under Section 338(g) of the Code with respect to any other Transferred Entity without the consent of Honeywell.

                    (i) Post-Closing Transactions. If Holt Japan, Holts South Africa or Holt New Zealand makes a distribution governed by Section 301 of the Code during the period beginning after the Closing Date and ending on December 31, 2011 (“Short Period”), or if Purchaser or any of its Affiliates (including the Transferred Entities) engages in a transaction which will result in Holt Japan, Holts South Africa or Holt New Zealand being treated for U.S. federal income Tax purposes as having made a distribution governed by Section 301 of the Code during the Short Period, then (i) Purchaser shall promptly give notice to Honeywell of such action (and any details available to Purchaser with respect thereto), provided that, for the avoidance of doubt, Purchaser shall be under no obligation under this Section 5.15(i) to make any computations regarding the amount of the earnings and profits of any entity and (ii) if Honeywell requests in a written notice given to Purchaser no later than the 15th day of the eighth month beginning after the Closing Date, then Purchaser shall make an election under Section 338(g) of the Code with respect to its acquisition of the stock of whichever of Holt Japan, Holts South Africa or Holt New Zealand actually or was deemed to have made a distribution governed by Section 301 of the Code.

          Section 5.16. Bulk Sales Laws. Sellers and Purchaser each hereby waive compliance by Honeywell with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state.

          Section 5.17. Notice of Developments. Prior to the Closing, Sellers and Purchaser shall promptly notify each other in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would be reasonably likely to result in any condition in Article VI or Article VII becoming incapable of being satisfied by such party.

          Section 5.18. Conduct of Incidents Subject to Parent Insurances. Purchaser acknowledges that coverage for the Business under the insurance policies set forth on Schedule 5.18 (the “Parent Insurances”), will cease as of the Closing Date, and that neither the Sellers nor any of their Affiliates will purchase any “tail” policy or other additional or substitute coverage for the benefit of Purchaser relating to the Parent Insurances or the Business applicable in any period after the Closing Date. Notwithstanding this provision, Honeywell and the Sellers agree that Honeywell, or one of its Affiliates, shall, with respect to any incident from which an Assumed Liability arises or that relates to any damage, impairment or loss of a Purchased Asset or an asset of Transferred Entity, that is potentially covered by a Parent Insurance policy in effect prior to the Closing Date, (i) report such incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the Parent Insurance policy after such incident is reported to a member of Honeywell’s Corporate Risk Management group, (ii) include Purchaser on material correspondence and possible litigation proceedings relating to such incident and (iii) instruct that such proceeds are paid directly to the injured party in settlement of any claims relating to such incident, rather than to Honeywell or its Affiliates, or, if such proceeds are received by Honeywell or any of its Affiliates, pay such proceeds over to Purchaser; provided that Purchaser shall notify Honeywell Corporate Risk Management group promptly of any potential claim, shall cooperate in the investigation and pursuit of any claim, shall have the right to effectively associate in the pursuit of any claim, including but not limited to the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all reasonable out-of-pocket expenses incurred by the Sellers or its Affiliates in connection with the foregoing and provided further that the Sellers and their Affiliates shall be obligated to use only commercially reasonable efforts to pursue any claims that are potentially covered by available Parent Insurance and shall not, for the avoidance of doubt, have any obligation to commence any litigation with respect to any matter potentially covered by any Parent Insurance. Notwithstanding the foregoing, neither Honeywell nor any Seller makes any representation or warranty as to whether any recovery under any Parent Insurance will be received with respect to any particular incident arising before or after the Closing Date. Purchaser agrees that no Seller shall have any liability under this Agreement or otherwise for any Liabilities for failure by Purchaser to report in a timely manner or for delays in reporting by Purchaser or its Affiliates that void any available coverage under Parent Insurance.

          Section 5.19. Replacement Letters of Credit; Replacement Guarantees. Purchaser covenants and agrees that it shall use commercially reasonable efforts to obtain new letters of credit to substitute for and replace the letters of credit extended by Sellers or their Affiliates (other than a Transferred Entity) on behalf of a Transferred Entity or the Business (“Sellers’ Letters of Credit”) effective as of the Closing Date that have been identified to Purchaser for substitution or replacement prior to the date hereof (including the Sellers’ Letters of Credit set forth on Schedule 5.19), or that have been entered into in the ordinary course of business after the date hereof, it being the intention and understanding of Purchaser and Sellers that such Sellers’ Letters of Credit shall, to the extent agreed by the beneficiaries thereof, be canceled and terminated as of the Closing Date, and, to the extent agreed by the beneficiaries thereof, Sellers and their Affiliates shall have no further obligation or liability (contingent or otherwise) under such Sellers’ Letters of Credit from and after the Closing Date. Purchaser further covenants and agrees that it shall use commercially reasonable efforts to obtain the release of the guarantees extended by a Seller or its Affiliates (other than a Transferred Entity) on behalf of a Transferred Entity or the Business (“Sellers’ Guaranties”) effective as of the Closing Date that have been identified to Purchaser for release prior to the date hereof (including the Sellers’ Guarantees set forth on Schedule 5.19) or that have been entered into in the ordinary course of business after the date hereof. Following the Closing, Purchaser shall indemnify and hold Sellers and the Subsidiaries and Affiliates that are a party to such Sellers’ Letter of Credit or Sellers’ Guaranty harmless from any and all payments required to be made under, and costs and expenses incurred in connection with, such Sellers’ Letter of Credit or Sellers’ Guaranty. For purposes hereof, “commercially reasonable efforts” shall include Purchaser’s (i) obtaining a letter of credit for which the relevant Seller is a beneficiary (on terms identical to the corresponding Sellers’ Letter of Credit) if the beneficiaries of such Sellers’ Letter of Credit do not agree to a substitution or replacement and (ii) extending a guarantee of which the relevant Seller is a beneficiary (on terms identical to the corresponding Seller Guaranty) if the beneficiaries of such Seller Guaranty do not agree to a release of such Seller or applicable Affiliate.

          Section 5.20. Affiliate Agreements. Subject to Section 5.9, prior to the Closing Date, Sellers and their Affiliates will cause all Contracts or other transactions between Sellers and their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other, as set forth on Section 3.20 of the Disclosure Schedule or with respect to which there could be further or continuing Liability or obligation on the part of Purchaser or any of its Affiliates (including the Transferred Entities after the Closing) to be settled or terminated prior to the Closing without any further or continuing Liability on the part of Purchaser or any of its Affiliates (including Liability arising from such termination) so that no Related Party Transaction remains in effect.

          Section 5.21. Exclusivity. Each Seller and each of its respective Subsidiaries and Affiliates agrees that from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Article VIII, each such Person shall not, and shall instruct its agents, representatives and Affiliates not to, directly or indirectly (a) Make Available any non-public information to any third party (including via access to any data room or other records), other than Purchaser, or their agents, representatives and Affiliates with respect to the Business in connection with any Competing Business Transaction, (b) solicit, facilitate, initiate, respond to or encourage proposals, offers or inquiries from a third party, other than Purchaser, with respect to any Competing Business Transaction, (c) solicit, facilitate, initiate, respond to or participate in any negotiations or discussions with any third party, other than Purchaser, or its agents, representatives and Affiliates with respect to any Competing Business Transaction, or (d) enter into a letter of intent or other agreement or arrangement with a third party, other than Purchaser, with respect to any Competing Business Transaction. Honeywell shall immediately upon execution hereof terminate any and all discussions, negotiations or communications involving itself, a Seller or any of their respective agents, representatives, Subsidiaries and Affiliates regarding any Competing Business Transaction and immediately request the return or destruction of any confidential or proprietary information regarding the Business, a Seller or its Subsidiaries previously Made Available to any third party in connection with discussions or the evaluation of any Competing Business Transaction.

          Section 5.22. Financing. Rank Group has and will have at the Closing, cash on hand and/or undrawn amounts available under existing credit facilities necessary to allow Purchaser to consummate the transactions contemplated by this Agreement and deliver the Purchase Price at the Closing. Rank Group shall provide such amount in immediately available funds to Purchaser at the Closing to the extent Purchaser does not as of such time have immediately available funds available from other sources to be used to deliver the Purchase Price. Prior to the Closing, Rank Group will keep Honeywell reasonably informed of its plans to obtain the Debt Financing and the progress of the financing efforts. Rank Group has Made Available to Honeywell true and complete copies of its unaudited, consolidated financial statements for the period ended June 30, 2010, which statements give a true and fair view of the financial position and performance of Rank Group and its Subsidiaries as of the date thereof and for the period covered thereby, in accordance with New Zealand GAAP, consistently applied.

          Section 5.23. Cooperation with Financing.

                    (a) The Sellers shall, and shall cause each of their Subsidiaries to, and use their commercially reasonable efforts to cause their and each of the Transferred Entities’ (and their Subsidiaries’) representatives to (it being understood that, except as provided in Section 5.23(a)(iii)(A) below, Purchaser shall bear all reasonable third-party costs and out-of-pocket expenses of Sellers, Transferred Entities and their respective Subsidiaries incurred pursuant to this Section 5.23(a)), reasonably cooperate to assist Purchaser in connection with the arrangement of customary senior debt and high-yield debt financing to finance the transactions contemplated hereby (the “Debt Financing”), and in causing the conditions thereof to be satisfied, as may be reasonably requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers and their Subsidiaries). Such cooperation shall include, at the reasonable request of Purchaser,

                              (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

                              (ii) providing (x) authorization letters to Purchaser’s financing sources authorizing the distribution of information of customary types (including the Required Information) concerning the Business, the Transferred Entities and the Purchased Assets to prospective lenders or purchasers; provided, that such information is distributed subject to customary confidentiality undertakings with respect thereto, and (y) customary representations as to the information so distributed; provided, that Sellers may satisfy their obligations under clause

(y) by causing a Transferred Employee reasonably acceptable to Purchaser to make such representations in its capacity as an officer of Purchaser or a Subsidiary of Purchaser in which case Purchaser shall appoint such Transferred Employee in such capacity and shall indemnify such Transferred Employee (with such indemnity back stopped by Rank Group) for the actions taken by such Transferred Employee prior to the Effective Time in his capacity as an officer of Purchaser or a Subsidiary of Purchaser;

                              (iii) (A) at the Sellers’ sole expense, furnishing Purchaser and its financing sources (x) as promptly as practicable, but in no event later than April 15, 2011, with audited combined balance sheets and related statements of income and cash flows of the Business prepared in accordance with GAAP for the fiscal year ended December 31, 2010, such financial statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP, or an independent certified public accountant reasonably acceptable to Purchaser, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (y) as promptly as practicable, but in no event later than 45 days after the end of such fiscal quarter, with unaudited combined balance sheets and related statements of income and cash flows of the Business prepared in accordance with GAAP for each fiscal quarter ended after December 31, 2010 and at least 45 days prior to the Closing Date and for the comparable quarter of the prior fiscal year, (B) furnishing Purchaser and its financing sources as promptly as practicable with financial information regarding the Business, the Transferred Entities and the Purchased Assets as may be reasonably requested by Purchaser in connection with the Debt Financing, including all financial statements and pro forma financial information prepared in accordance with GAAP, financial data, audit reports and other information regarding the Business of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of a person that has acquired the Business (including for the preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from PricewaterhouseCoopers LLP (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon Closing, with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Sellers’ independent accountants as provided in AU 722; and (C) assisting Purchaser, as reasonably requested, in the preparation of customary rating agency presentations, lender presentations and high yield road show presentations or memoranda, any tender or solicitation documents (if required), customary bank offering memoranda, syndication memoranda, private offering memoranda, and other marketing materials or memoranda, including business and financial projections reasonably requested by Purchaser, in each case, required in connection with the Debt Financing (all such information in this clause (iii), together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or is otherwise required to be restated or supplemented pursuant to applicable Law or accounting standards, the “Required Information”);

                              (iv) (A) using commercially reasonable efforts to obtain customary landlord consents, landlord waivers and estoppels and non-disturbance agreements and (B) to cooperate with Purchaser in its efforts to obtain surveys, appraisals and title insurance, in each case relating to the Debt Financing, provided, that, in each case, where applicable, such documents will not take effect until the Effective Time;

                              (v) (A) providing Purchaser and its financing sources with other pertinent information regarding the Business, the Transferred Entities and the Purchased Assets as may be reasonably requested by Purchaser in connection with the Debt Financing, including in order to facilitate the pledging of assets and properties in connection therewith, (B) providing information reasonably requested to permit the prospective lenders involved in the Debt Financing to evaluate the Business and the Transferred Entities and their Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (C) taking actions reasonably requested to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time, provided, that such information is distributed subject to customary confidentiality undertakings with respect thereto;

                              (vi) granting the providers of the Debt Financing, on reasonable terms and upon reasonable request, at reasonable times and on reasonable notice, access to the Transferred Entities’ respective facilities;

                              (vii) using commercially reasonable efforts to obtain consents of accountants for use of their reports in customary offering materials relating to the Debt Financing;

                              (viii) taking all actions reasonably requested to facilitate arrangements for the discharge as of the Effective Time of any indebtedness, liens, hedge agreements or other obligations of the Transferred Entities or with respect to the Purchased Assets in connection with the Debt Financing, including obtaining customary payoff letters, lien terminations and other instruments of discharge;

                              (ix) using commercially reasonable efforts to provide supporting data and information, to the extent that it is available to the Business, as is reasonably required to enable Purchaser to prepare any schedule describing the material qualitative and quantitative differences between the financial statements prepared with respect to the Business in accordance with GAAP and financial statements prepared in accordance with International Financial Reporting Standards in connection with the Debt Financing; and

                              (x) furnishing Purchaser and its financing sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

                    (b) Purchaser may seek to consummate all or a portion of the Debt Financing prior to the commencement of the Marketing Period hereunder; provided, that unless such closing occurs after the Effective Time, none of the Transferred Entities shall incur any liability or obligations thereunder until after the Effective Time, nor be obligated to execute any documentation in connection therewith prior to the Effective Time (except pursuant to Section 5.23(a)(ii) or (vii)), nor shall any assets of the Business, the Transferred Entities or the Purchased Assets be subject to any lien or security interest until after the Effective Time. In this regard, and subject to Section 5.23(c) below, the Sellers acknowledge that their cooperation obligations in this Section 5.23 include the obligation to cooperate with any such efforts.

                    (c) The Sellers hereby consent to the use of the Transferred Entities’ logos in marketing materials solely for the purpose of obtaining the Debt Financing. Honeywell shall be entitled to approve all such use of the Transferred Entities’ logos in advance, which approval shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, none of the Sellers or, prior to the Effective Time, the Transferred Entities, shall be required to pay any commitment or other similar fee or out-of-pocket expense (except under clauses (iii), (ix) and (x) of subsection (a)), or incur any other liability or obligation in connection with the Debt Financing (or any replacements thereof) for which it is not reimbursed by Purchaser, or at Sellers’ sole option, Purchaser shall advance (or pay directly) the funds necessary to pay any such cost or expense. The Sellers, their Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives (including Persons who have signed documents or certificates pursuant to Section 5.23(a)(ii) or (vii)) shall be indemnified and held harmless by Rank Group from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the willful misconduct of the Sellers, any of their Subsidiaries or their respective officers, directors, advisors and representatives). Sellers and Rank Group hereby agree that if any indemnification under this Section 5.23(c) is judicially determined to be unavailable for any reason, then Rank Group will contribute to the liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to Sellers, on the one hand, and Rank Group and Purchaser, on the other hand, of the Debt Financing (other than to the extent such losses arise from the willful misconduct of the Sellers, any of their Subsidiaries or their respective officers, directors, advisors and representatives). No director, officer or employee of the Sellers or, prior to the Effective Time, any Transferred Entity shall be required to execute any document (except pursuant to Section 5.23(a)(ii) or (vii)) or provide any corporate approval or authorization in connection with the Debt Financing or any aspect thereof.

          Section 5.24. Certain Financial Information; Post-Closing Cooperation with Financing.

                    (a) Prior to the Closing, as soon as practicable following the Sellers’ public earning release for a fiscal quarter, the Sellers shall deliver to Purchaser an unaudited balance sheet and related statement of income and cash flows of the Business, as of and for such fiscal quarter, commencing with the fiscal quarter ended March 31, 2011, and for each fiscal quarter ended more than 60 days prior to the Closing Date.

                    (b) Prior to the Closing, within 30 days following the completion of any month between December 2010 through and including the month prior to the month in which the

Closing occurs, Sellers shall deliver to Purchaser copies of such monthly financial reports regarding the Business as they may prepare in the ordinary course of business.

                    (c) After the Closing and at any time prior to the first anniversary of the Closing Date, the Sellers shall, and shall cause each of their Subsidiaries to, use their commercially reasonable efforts to cause their and each of their Subsidiaries’ representatives to, upon any Purchaser request (it being understood that Purchaser shall bear all reasonable third-party costs and out-of-pocket expenses of Sellers incurred pursuant to this Section 5.24(c)), reasonably cooperate and assist Purchaser with Purchaser’s preparation of financial statements for any of the Prestone, FRAM, Autolite and Holt segments of the Business in connection with any possible refinancing of the Debt Financing, recapitalization or similar restructuring or transfer or sale of all or part of the Business. Such cooperation and assistance shall include, at the reasonable request of Purchaser,

                              (i) using commercially reasonable efforts to furnish Purchaser with any supporting data and information, to the extent it is available to the Sellers, or access to personnel necessary for Purchaser to prepare (x) audited balance sheets and related statements of income and cash flows of the portion or portions of the Business described in such request for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, such financial statements to be prepared in accordance with GAAP and to be audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or an independent certified public accountant reasonably acceptable to Purchaser, (y) unaudited balance sheets for such portion or portions of the Business described in such request and related statements of income and cash flows for (I) the four quarters of each of 2009 and 2010, and (II) each calendar quarter ending after the date hereof and prior to the Closing Date and (z) an audited balance sheet for such portion or portions of the Business described in such request as of the Closing Date and related statements of income and cash flows for the period from January 1, 2011 through the Closing Date;

                              (ii) using commercially reasonable efforts to furnish Purchaser and its financing sources as promptly as practicable with financial or other pertinent information, to the extent it is available to the Sellers, regarding such portion or portions of the Business as may be reasonably requested by Purchaser, including (to the extent available to the Sellers) audit reports and other information to facilitate the preparation of financial statement and related data regarding such portion or portions of the Business of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered offering of non-convertible debt securities or otherwise necessary to receive from PricewaterhouseCoopers LLP (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), with respect to the financial statements described in Section 5.24(c)(i); and

                              (iii) using commercially reasonable efforts to provide Purchaser and its financing sources with financial and other pertinent information, to the extent available to the Sellers, regarding such portion or portions of the Business during the period of ownership by the Sellers (x) that is reasonably requested by the financing sources of Purchaser or (y) that is reasonably required to enable Purchaser to prepare any schedule describing the material qualitative and quantitative differences between the financial statements prepared with respect to such portion or portions of the Business in accordance with GAAP and financial statements prepared in accordance with International Financial Reporting Standards (including by providing any required supporting data).

                    (d) The Sellers and their Affiliates, Subsidiaries, and their respective officers, directors, employees, agents, members, partners, managers, advisors and representatives shall be indemnified and held harmless by Purchaser from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the provision of the information contemplated by Section 5.24(c) or otherwise in connection with any refinancing of the Debt Financing, recapitalization or similar restructuring of all or part of the Business or transfer or sale of all or part of the Business contemplated by Section 5.24(c) (other than to the extent such losses arise from the willful misconduct of the Sellers, any of their Subsidiaries, Affiliates or their respective officers, directors, employees, agents, members, partners, managers, advisors and representatives). No director, officer or employee of the Sellers shall be required to execute any document or provide any corporate approval or authorization in connection with any transactions contemplated under Section 5.24(c).

          Section 5.25. Termination of Outstanding Powers of Attorney. On the Closing Date, Sellers shall cause to be delivered to Purchaser evidence of termination of the outstanding powers of attorney executed on behalf of the Transferred Entities to be transferred on the Closing Date and identified by Purchaser prior to the Closing Date.

          Section 5.26. Rank Group Guarantee.

                    (a) Rank Group hereby unconditionally and irrevocably guarantees and promises to Honeywell, in order to induce Honeywell to enter into this Agreement (i) the due and punctual payment by Purchaser of the Purchase Price and any other amounts payable by Purchaser to Sellers at Closing pursuant to this Agreement when and to the extent the same shall become due and payable at Closing, and (ii) any Losses payable by Purchaser as a result of any breach by Purchaser of any of its obligations contained herein (collectively, the “Obligations”). The Obligations under this guaranty shall constitute an absolute and unconditional, present and continuing guarantee of payment and performance to the extent provided herein and not of collectability, and shall not be contingent upon any attempt by Honeywell to enforce payment or performance by Purchaser. It is acknowledged and agreed that this guarantee will expire and will have no further force or effect, and the Sellers will have no rights hereunder, in the event that the Closing occurs.

                    (b) The Obligations under this guaranty are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Rank Group may have against the Sellers (other than those that would be available to Purchaser hereunder if a claim had been asserted against Purchaser rather than Rank Group), and shall remain in full force and effect through the Effective Time without regard to (i) any agreement or modification to any of the terms of this Agreement, the Transaction Documents or any other agreement which may hereafter be made relating thereto; (ii) any exercise, non-exercise or waiver by any Seller of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Purchaser or Rank Group at any time or (iv) absence of any notice to, or knowledge by, Rank Group of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (i) through (iii).

                    (c) Rank Group unconditionally waives (i) any and all notice of default, non-performance or non-payment by Purchaser, in each case, to the extent notice of same has been provided to Purchaser in accordance with this Agreement, (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of Sellers against Rank Group, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and (iii) any right to the enforcement, assertion or exercise by Sellers of any right, power, privilege or remedy conferred in this Agreement or otherwise.

          Section 5.27. Holt Lloyd SA. As soon as reasonably practicable following the Closing, Sellers shall amend the organizational documents of Holt Lloyd SA, a Spanish limited company (“Holt Lloyd Spain”), such that its name does not include “Holt Lloyd” or “Holt.” Effective as of such amendment, Holt Lloyd Spain, as well as any other entities retained by Sellers, shall cease using the name “Holt Lloyd” or “Holt” in any manner, including as a trade name, business name or a/k/a.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to be performed by Purchaser at the Closing are subject to the satisfaction at or prior to each of the following conditions, unless waived by Purchaser in its sole discretion.

          Section 6.1. Absence of Injunction. No injunction shall have been issued by any court of competent jurisdiction and be in effect that prohibits or enjoins in any respect the consummation of, the transactions contemplated by this Agreement.

          Section 6.2. Deliveries of Sellers. Purchaser shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(a).

          Section 6.3. No Breach. Each representation and warranty of Honeywell contained in this Agreement shall have been true and correct as of the date hereof and the representations and warranties of Honeywell in Sections 3.1, 3.2, 3.3, 3.10 (other than in the representations in clauses (a)(ii) and (c)(iv)), the last sentence of Section 3.15, 3.16 and 3.19, shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date), except, in each case, where the failure to be so true and correct (without giving effect to any “materiality” (including the word “material”) or “Business Material Adverse Effect” qualifiers) would not, individually or in the aggregate, (i) in the case of the Seller Fundamental Representations and Warranties, be material, and (ii) in the case of all other representations and warranties of Honeywell, have a Business Material Adverse Effect. Each covenant and agreement of each Seller required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing.

          Section 6.4. Antitrust and Foreign Investment Clearances; Certain Litigation. Any approvals or conditions of clearance under the antitrust Law or the foreign investment Law of any jurisdiction required to consummate the transactions contemplated hereby shall have been met or obtained and any waiting period (and any extension thereof) under the HSR Act or other antitrust Law or the foreign investment Laws set forth on Schedule 6.4 applicable to the purchase of the Purchased Assets shall have expired or shall have been terminated. No Governmental Authority shall have enacted any Law or issued an order, decree or ruling or taken any other action permanently or temporarily restricting, enjoining or otherwise prohibiting in any material respect the transactions contemplated by this Agreement.

          Section 6.5. No Business Material Adverse Effect. No Business Material Adverse Effect shall have occurred after the date of this Agreement and be continuing as of the Closing Date.

          Section 6.6. Marketing Period. Unless Purchaser shall have received at least $650,000,000 in net proceeds of debt incurred for the purpose of financing the transactions contemplated by this Agreement, the Marketing Period shall have occurred and been completed.

          Section 6.7. Closing Certificate. Honeywell shall have delivered to Purchaser a certificate executed by an authorized officer of Honeywell certifying as to compliance with the matters described in Section 6.3.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers to be performed by Sellers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Sellers in their sole discretion:

          Section 7.1. Absence of Injunction. No injunction shall have been issued by any court of competent jurisdiction and be in effect that prohibits or enjoins in any respect the consummation of, the transactions contemplated by this Agreement.

          Section 7.2. Deliveries of Purchaser. Sellers shall have received the Purchase Price as required under Section 1.6 and all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(b).

          Section 7.3. No Breach. Each representation and warranty of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date). Each covenant and agreement of Purchaser required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing.

          Section 7.4. Antitrust and Foreign Investment Clearances; Certain Litigation. Any approvals or conditions of clearance under the antitrust Law or foreign investment Law of any jurisdiction required to consummate the transactions contemplated hereby shall have been met or obtained and any waiting period (and any extension thereof) under the HSR Act or other antitrust Law or foreign investment Laws set forth on Schedule 6.4 applicable to the purchase of the Purchased Assets shall have expired or shall have been terminated. No Governmental Authority shall have enacted any Law or issued an order, decree or ruling or taken any other action permanently or temporarily restricting, enjoining or otherwise prohibiting in any material respect the transactions contemplated by this Agreement.

          Section 7.5. Closing Certificate. Purchaser shall have delivered to Honeywell a certificate executed by an authorized officer of Purchaser certifying as to compliance with the matters described in Section 7.3.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

          Section 8.1. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                    (a) by mutual written consent of Purchaser and Honeywell;

                    (b) by Purchaser or Sellers, if the transactions contemplated hereby are not consummated on or before October 31, 2011 (the “Deadline”); provided that if, as of the Deadline, all conditions to this Agreement shall have been satisfied or waived other than (i) those conditions that by their terms are to be satisfied by deliveries at the Closing and (ii) the conditions set forth in Section 6.4 or Section 7.4 due to the failure to receive any required consent or clearance under applicable antitrust Laws or the foreign investment Laws set forth on Schedule 6.4 from a Governmental Authority of competent jurisdiction or any action by any Governmental Authority of competent jurisdiction to prevent the transactions contemplated by this Agreement, then Purchaser or the Sellers may extend the Deadline to December 31, 2011, in which case the Deadline shall be deemed to be for all purposes such date; provided, further, however, that the right to terminate this Agreement or to extend the Deadline under this Section 8.1(b) shall not be available to any party whose material breach of a covenant or agreement contained in this Agreement caused such failure or incapacity to consummate the transactions contemplated by the Deadline (in the case of the right to terminate the Agreement) or such failure to receive any required consent or clearance under applicable antitrust Laws or the foreign investment Laws set forth on Schedule 6.4 (in the case of the right to extend the Deadline);

                    (c) if any Governmental Authority having jurisdiction over any of the parties hereto (including any Seller) shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

                    (d) by Purchaser, on the one hand, or Honeywell, on the other, if there has been a material breach on the part of Honeywell or any Seller, on the one hand, or Purchaser, on the other, of the representations and warranties or covenants set forth in this Agreement (provided that such breach is not the result of any breach of any covenant, representation or warranty of any other party to this Agreement), which breach has not been cured within thirty (30) days following receipt of written notice of such breach, and such breach renders the conditions set forth in Article VI or Article VII, as the case may be, incapable of being satisfied.

          Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Subsidiaries, Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys in fact or other representatives) shall have any liability in respect of such termination; provided, however, that no termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement prior to such termination. The provisions of this Section 8.2 and Article VIII shall survive any termination of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that (a) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of this Agreement and (b) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the transactions contemplated thereby.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

          Section 9.1. Survival of Representations, Warranties and Agreements. The representations and warranties of the parties contained in Articles III and IV, shall, subject to the proviso to this sentence, terminate on the date that is 18 months after the Closing Date, provided, however, that (i) the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.19, and in Section 4.1, 4.2 and 4.7, shall survive indefinitely and (ii) the representations and warranties in Section 3.7 shall survive until thirty (30) days following the expiration of the applicable statute of limitation in question (the representations of Honeywell described in clause (i), the “Seller Fundamental Representations and Warranties” and each a “Seller Fundamental Representation and Warranty”). All covenants and agreements contained herein which by their terms are required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing Date for a period of twelve (12) months from the Closing Date, and all other respective covenants and agreements of contained herein, as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing and remain in full force and effect in accordance with their terms, provided, that all covenants and agreements contained in this Agreement relating to Taxes shall survive the

Closing and remain in full force and effect in accordance with their terms. The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article IX shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent and, if known, in the amount of, such claim, until such claim is finally resolved.

          Section 9.2. Indemnification. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing Date:

                    (a) Honeywell shall, indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses, whether or not arising from a third party claim, arising out of or in connection with (i) any breach of any representation or warranty made by Sellers in Article III as of the date of the Agreement or the breach as of the Closing Date of the representations and warranties of Honeywell in Sections 3.1, 3.2, 3.3, 3.4, 3.10 (other than in the representations in clauses (a)(ii) and (c)(iv)), the last sentence of Section 3.15, 3.16 and 3.19 and (ii) any failure to perform any covenant or agreement of Sellers set forth in this Agreement, (iii) the Retained Liabilities, or (iv) the Pre-Closing Environmental Liabilities.

                    (b) Purchaser shall indemnify and hold harmless Honeywell, each Seller and their Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses, whether or not arising from a third party claim, arising out of (i) any breach of any representation or warranty made by Purchaser in Article IV as of the date hereof and as of the Closing Date, (ii) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement or (iii) the Assumed Liabilities; provided, that this Section 9.2(b) shall not limit Purchaser’s right to make a claim under Section 9.2(a).

          Section 9.3. Indemnification Procedures.

                    (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article IX in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

                    (b) The Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnifiable hereunder and to select counsel of its choice. If the Indemnifying Party (i) does not within 20 business days of its receipt of notice of a Third-Party Claim pursuant to Section 9.3(a) elect to defend against or negotiate any Third-Party Claim which relates to any Losses indemnifiable hereunder or (ii) after assuming such control fails to diligently defend against such Third-Party Claim in good faith, then the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain one counsel reasonably acceptable to the Indemnifying Party at the expense of the Indemnifying Party.

                    (c) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is defending or prosecuting such Third-Party Claim, the Indemnifying Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, no such Third Party-Claim may be settled, compromised or discharged by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless any such settlement, compromise or discharge (i) obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the Loss in connection with such Third-Party Claim, (ii) imposes no injunctive or other equitable relief against any Indemnified Party, and (iii) unconditionally releases all Indemnified Parties from all further liability in respect of such Third-Party Claim. If the Indemnifying Party elects not to assume the defense of a Third-Party Claim or is not permitted to assume such defense, the applicable Indemnified Parties shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).

                    (d) Any Third Party Claim relating to Taxes shall be governed by Section 5.15(e).

                    (e) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article IX that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following a management level employee, with supervisory responsibility for the subject matter of the claim, of the Indemnified Party (or its Subsidiaries) acquiring actual knowledge of the same. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article IX, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

                    (f) The Indemnified Party shall take, and shall cause its respective Affiliates to take, all reasonable steps to mitigate or otherwise minimize any Losses that form the basis of a claim for indemnification under this Article IX.

                    (g) For the avoidance of doubt, the Indemnified Party shall notify the Indemnifying Party with respect to any claim (other than any claim involving a De Minimis Loss) as to which indemnification is sought hereunder even though the amount thereof plus the amount of other claims previously notified by the Indemnified Party in aggregate is less than the Threshold Amount.

          Section 9.4. Indemnification Limitations.

                    (a) In no event shall Honeywell be liable for indemnification pursuant to Section 9.2(a)(i) and Section 9.2(a)(iv) unless and until the aggregate amount of all Losses with respect to Section 9.2(a)(i) and Section 9.2(a)(iv) that are imposed on or incurred by Purchaser exceeds 1% of the Purchase Price (the “Threshold Amount”), in which case Purchaser shall be entitled to indemnification for all Losses in excess of the Threshold Amount; provided, however, that the limitation set forth in this sentence shall not apply with respect to any claim for indemnification in respect of any breach of a Seller Fundamental Representation and Warranty, and provided further that in no event shall Honeywell be liable for indemnification pursuant to Section 9.2(a)(i) with respect to breaches of Seller Fundamental Representations and Warranties for any Losses in excess of the Purchase Price. Notwithstanding the foregoing, Honeywell shall not (x) be required to make payments for indemnification pursuant to Section 9.2(a)(i) and Section 9.2(a)(iv) in an aggregate amount in excess of 11.25% of the Purchase Price or (y) be liable for indemnification with respect to any Loss by an Indemnified Party of less than $125,000 or, with respect to a claim under Section 3.11 or Section 9.2(a)(iv), $150,000, for each individual matter for which a claim is made hereunder (each, a “De Minimis Loss”) and all such Losses shall be disregarded and shall not be aggregated for purposes of the Threshold Amount; provided, however, that the limitations set forth in clauses (x) and (y) of this sentence shall not apply with respect to any claim for indemnification in respect of any Seller Fundamental Representation and Warranty.

                    (b) In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or agreement, shall be determined without giving effect to any “materiality” (including the word “material”) or “Business Material Adverse Effect” limitations or qualifications set forth in any representations and warranties of the parties made in this Agreement (other than clause (ii) of Section 3.6(a)) (but for the avoidance of doubt such materiality and Business Material Adverse Effect qualifications shall be considered for purposes of determining whether a breach of a representation has occurred) and shall be computed net of (i) amounts actually recovered by the Indemnified Party under indemnification agreements or arrangements with third parties or under any insurance policy with respect to such Losses (each, a “Collateral Source”), (ii) any actual prior recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any reserves set forth in the Closing Statement specifically for such Loss. In the event of any indemnification claim paid, the Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant to such Indemnifying Party an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source. If the amount to be netted hereunder from any payment required under Article IX is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

                    (c) Notwithstanding any other provision of this Agreement other than Section 5.15(a), in no event shall Honeywell or any Seller be liable for (i) any punitive damages or any damages that are not reasonably foreseeable or that are speculative or remote, unless, in each case, such damages are recovered by a third party in a Third Party Claim pursuant to an order entered against a Purchaser Indemnified Party or in a settlement agreement to which a Purchaser Indemnified Party is a party or (ii) any Losses to the extent arising from any Environmental Investigation voluntarily conducted by the Purchaser or any Transferred Entity or any third party acting on their behalf after the Closing, including Environmental Investigations voluntarily conducted in connection with operational changes or incident to construction activities, unless an Environmental Investigation is required by a Governmental Authority, required pursuant to applicable Environmental Laws, or conducted in connection with an Environmental Claim, provided, that Sellers shall not be liable for Losses to the extent resulting from Environmental Investigations conducted in connection with closure activities, except for Environmental Investigations performed in connection with or as a result of closure activities at the Fostoria, Ohio or Greenville, Ohio facilities.

                    (d) Purchaser acknowledges that the consents to the transactions contemplated by this Agreement identified on Section 3.4 of the Disclosure Schedule may be required from parties to Contracts, leases, licenses or other agreements to which Honeywell, any Seller or any Transferred Entity is a party (including the Material Contracts) and such consents have not been obtained and may not be obtained. Purchaser agrees that neither Honeywell nor any Seller shall have any liability (other than, if breached, under Sections 3.4, 5.1, or 5.5(b)) whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims except as aforesaid) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or, because of the default, acceleration or termination of or loss of right under any such Contract, lease, license or other agreement as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Sellers contained herein (other than, if breached, Sections 3.4, 5.1, or 5.5(b)) shall be breached or deemed breached and (except as aforesaid) no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.

                    (e) Except with respect to fraud, notwithstanding anything else contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this Agreement shall be the sole and exclusive remedy of the parties from and after the Closing Date with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby, including in respect of any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, each party hereto hereby waives, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates may have against the other parties hereto (including rights to indemnification or contribution, or any other rights or remedies), including under the common law or federal or state securities Laws, trade regulation Laws or other Laws (including any relating to Tax, environmental, real estate or employee matters), by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Agreement and fraud. Nothing contained in this Section 9.4(e) shall in any manner limit the representations of the parties made in Sections 3.23 and 4.7.

                    (f) All payments made pursuant to this Article IX or any other indemnification provision of this Agreement shall be deemed to be adjustments to the Purchase Price.

                    (g) The indemnity set forth in Section 9.2(a)(iv) (Pre-Closing Environmental Liabilities) shall expire eighteen (18) months after the Closing Date. In connection with any indemnification claim made pursuant to Section 9.2(a)(iv) or Section 9.2(a)(i) with respect to breaches of the representations and warranties contained in Section 3.11 (Environmental Matters), Purchaser shall have the right to (i) obtain any tests and studies reasonably necessary to define or delineate the extent of any contamination or noncompliance with Environmental Laws, (ii) prepare the work plan for any Remedial Action or correction of noncompliance, and (iii) conduct or direct any such Remedial Action or correction of noncompliance. Purchaser shall notify the Sellers prior to conducting any Remedial Action, promptly provide the Sellers with copies of all environmental, engineering or other studies and data prepared by or collected by Purchaser or its agents, consult with the Sellers regarding the nature, extent and anticipated cost of such Remedial Action, provide the Sellers with reasonable advance notice of and opportunity to attend meetings with the applicable Governmental Authorities, and provide the Sellers with copies of all correspondence with such Governmental Authorities. In connection with any indemnification claim made pursuant to Section 9.2(a)(iii) (Retained Liabilities) with respect to Liabilities identified in Sections 1.4(h) and (i), the Sellers shall have the right to (i) obtain any tests and studies reasonably necessary to define or delineate the extent of any contamination or noncompliance with Environmental Laws, (ii) prepare the work plan for any Remedial Action or correction of noncompliance, (iii) conduct or direct any such Remedial Action or correction of noncompliance, and (iv) record and implement Engineering and Institutional Controls as necessary to meet applicable industrial standards regarding the presence of Materials of Environmental Concern, so long as such Engineering and Institutional Controls are acceptable to the Governmental Authority with jurisdiction over the Remedial Action and do not unreasonably interfere with the use of any property for commercial or industrial purposes. The Sellers shall notify Purchaser prior to conducting any Remedial Action, promptly provide Purchaser with copies of all environmental, engineering or other studies and data prepared by or collected by the Sellers or their agents, consult with Purchaser regarding the nature, extent and anticipated cost of such Remedial Action, provide Purchaser with reasonable advance notice of and opportunity to attend meetings with the applicable Governmental Authorities, and provide Purchaser with copies of all correspondence with such Governmental Authorities. Notwithstanding anything in this Section 9.4(g) to the contrary, neither the Sellers nor their agents shall take any action that unreasonably interferes with the operations of the Business or the Purchased Assets. The Sellers shall only be liable for Remedial Action associated with Pre-Closing Environmental Liabilities and with Retained Liabilities identified in Sections 1.4(h) and (i) to the extent that Losses (A) are required to bring the Business or any Purchased Assets into compliance with applicable Environmental Laws, (B) are necessary to respond to the presence of Materials of Environmental Concern exceeding applicable industrial standards, (C) meet the requirements of a Governmental Authority or applicable Environmental Laws, or (D) utilize the remedial criteria that are least stringent as required by applicable Environmental Law and acceptable to the Governmental Authority with jurisdiction over the Remedial Action.

                    (h) In connection with any indemnification claim pursuant to Section 9.2(a)(iii) with respect to Liabilities identified in Section 1.4(i) in connection with the obligation to conduct Remedial Action pursuant to ISRA, (A) Sellers and the Purchaser Indemnified Parties shall comply with all ISRA requirements, as amended by the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq. (“SRRA”), and the regulations promulgated thereunder. Sellers shall be entitled to engage a Licensed Site Remediation Professional as defined at N.J.A.C. 7:26C-1.3 (“LSRP”) and obtain a Response Action Outcome, as defined in the SRRA, applicable to the Property pursuant to ISRA (collectively, “RAO”) or, if Sellers do not obtain the RAO prior to Closing, Sellers shall obtain or otherwise complete and duly file on or before Closing (i) a Remediation Certification in accordance with N.J.A.C. 7:26B-4.3, or (ii) such other authorization which permits Sellers to complete this transaction (collectively, a “Closing Approval”) provided, in each case, such Closing Approval does not create any liability or obligation on the part of the Purchaser Indemnified Parties other than the duty to cooperate. The Purchaser Indemnified Parties shall grant Sellers, their agents and the New Jersey Department of Environmental Protection (“NJDEP”) a non-exclusive license to enter the Purchased Owned Real Property in Freehold, New Jersey, following Closing, upon reasonable notice, in order to conduct any investigation, sampling or remediation necessary in order to secure the RAO. Sellers, in Sellers’ discretion, may choose any remedial alternative which will result in an RAO, including the least costly and most restrictive alternative so long as such remedial alternative is acceptable to the NJDEP and does not unreasonably limit use of the Purchased Owned Real Property in Freehold, New Jersey. Seller shall be entitled to rely upon the use of Engineering and Institutional Controls, including deed notices, caps, and/or clean fill over contaminated soil, in connection with any such remediation as permitted by applicable statutes and regulations, provided, however, any such Engineering and Institutional Controls shall not unreasonably interfere with the use of such property for commercial or industrial purposes. Seller shall post, maintain, and from time-to-time adjust the amount of, financial assurances required pursuant to ISRA, if any. The Purchaser Indemnified Parties shall assume all future obligations related to the Engineering and Institutional Controls and any maintenance requirements required under ISRA, it being understood that the Purchaser Indemnified Parties shall have no obligation to conduct any investigation, remediation or corrective action required under ISRA, the SRRA, the Technical Requirements for Site Remediation, N.J.A.C. 7:26E, the Administrative Requirements for the Remediation of Contaminated Sites, N.J.A.C. 7:26C, and/or other applicable statute or regulation.

                    (i) In connection with any indemnification claim pursuant to Section 9.2(a)(iii) with respect to Liabilities identified in Section 1.4(i) in connection with the obligation to conduct any Environmental Investigation or Remedial Action pursuant to Connecticut General Statutes (“C.G.S.”) § 22a-134 et. seq., as amended by Public Act 01-204) (“Connecticut Property Transfer Law”), (A) Sellers and the Purchaser Indemnified Parties shall comply with all Connecticut Property Transfer Law requirements, and the regulations promulgated thereunder. Sellers in their discretion shall be entitled to determine whether the Business Leased Real Properties located in Danbury, Connecticut (“Danbury Facilities”) are subject to the Connecticut Property Transfer Law. Should Sellers determine that the Danbury Facilities are subject to the Connecticut Property Transfer Law, Sellers shall file an Environmental Conditions Assessment Form, as defined at C.G.S. §22a-134(17) and shall in their discretion determine whether to file a Connecticut Property Transfer Program Form I, II, III, or IV, as defined at C.G.S. §22a-134(10), (11), (12), and (13) respectively, with the Connecticut Department of Environmental Protection (“CTDEP”). Sellers shall, if necessary, be entitled to engage a Licensed Environmental Professional (“LEP”) as defined at C.G.S. § 22a-134(16) in order to file either a Form II, Form III, or Form IV. Should Sellers determine that a Form I or Form II filing is appropriate, Sellers shall notify Purchaser Indemnified Parties of the filing as required under the Connecticut Property Transfer Law. Should CTDEP fail to approve of Sellers’ filing of either a Form I or Form II, Purchaser Indemnified Parties shall grant Sellers, their agents and CTDEP a non-exclusive license to enter the Danbury Facilities following Closing, upon reasonable notice, in order to conduct any investigation, sampling, or remediation necessary in order to secure CTDEP approval of the Form I or Form II filing. Should Sellers determine that either a Form III or Form IV filing is appropriate, Purchaser Indemnified Parties shall grant Sellers, their agents and CTDEP a non-exclusive license to enter the Danbury Facilities following Closing, upon reasonable notice, in order to conduct any investigation, sampling, or remediation necessary or desirable in order to secure CTDEP approval that Remedial Actions specified in the Form III or Form IV filing, or Remedial Actions required by CTDEP in order for Sellers to meet all Connecticut Property Transfer Law and CTDEP requirements subsequent to the Form III or Form IV filing. Sellers, in Sellers’ discretion, may choose any remedial alternative which will result in CTDEP approval of a Form I, Form II, Form III, or Form IV filing, including the least costly and most restrictive alternative, as long as such remedial alternative is acceptable to the CTDEP and does not unreasonably limit use of the Danbury Facility for commercial or industrial purposes. Sellers shall be entitled to rely upon the use of Engineering and Institutional Controls, including deed notices, caps, and/or clean fill over contaminated soil, in connection with any such remediation as permitted by applicable statutes and regulations, provided, however, any such remedial alternative and Engineering and Institutional Controls shall not unreasonably interfere with the ability of Purchaser Indemnified Parties to utilize the Danbury Facilities for commercial or industrial purposes; and (B) the Purchaser Indemnified Parties hereby agree to comply with all restrictions and requirements as contained in any permitted Engineering and Institutional Controls utilized by Sellers in connection with Sellers’s efforts to obtain CTDEP approval of Form I, Form II, Form III, or

Form IV filings (which shall constitute Permitted Encumbrances). The Purchaser Indemnified Parties shall assume all future obligations related to the Engineering and Institutional Controls and any maintenance, monitoring, or reporting requirements required under the Connecticut Property Transfer Law and/or other applicable regulation, it being understood that the Purchaser Indemnified Parties shall have no obligation to conduct any investigation, remediation, or corrective action required under the Connecticut Property Transfer Law and/or other applicable statute or regulation.

                    (j) Notwithstanding any other provision of Section 9.4, in no event shall Honeywell be liable for any Losses associated with Pre-Closing Environmental Liabilities or any breach or inaccuracy of any representation or warranty contained in Section 3.11 (Environmental Matters) to the extent such Loss or Losses (i) arise from or are exacerbated by any of the Purchaser Indemnified Parties after Closing, in connection with (A) any Management of any Materials of Environmental Concern by the Purchaser Indemnified Parties; (B) failure by the Purchaser Indemnified Parties following the Closing to comply with any Environmental Law; and (C) the negligent actions of any Purchaser Indemnified Parties or (ii) relate to a Remedial Action that (x) is not required by a Governmental Authority or pursuant to any Environmental Law or (y) is required by a cleanup or remediation standard other than an industrial standard, unless such other cleanup or remediation standard is required by the Governmental Authority with jurisdiction over the Remedial Action.

          Section 9.5. No Rights of Offset. Purchaser waives and relinquishes any and all rights to set off or to apply any monies held or indebtedness or other obligations now or hereafter owing by Purchaser to Sellers or any of their Affiliates against any obligations of Sellers or any of their Affiliates now or hereafter existing under this Agreement or any other agreement, instrument, certificate or similar document required to be delivered pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS

          Section 10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt (if received on a business day or, if not received on a business day, on the first business day following such date of receipt), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

if to Sellers:

Honeywell International Inc.
101 Columbia Road

P.O. Box 4000
Morristown, New Jersey 07962-2487
Attention: General Counsel and Senior Vice President
Telecopy No.: (973) 455-4217

with a copy (which shall not constitute notice) to:

David Robbins, Esq.
Bingham McCutchen LLP
355 S. Grand Avenue, Suite 4400
Los Angeles, CA 90071
Telecopy No: (213) 680-6499

If to Purchaser, to:

Rank Group Limited
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Facsimile No.: +612 9268 6694
Email: Helen.golding@rankgroup.co.nz

with copies (which copies shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jeffrey J. Rosen
Kevin M. Schmidt
Facsimile No.: (212) 909-6836
Email: jrosen@debevoise.com
kmschmidt@debevoise.com

          Section 10.2. Certain Definitions; Interpretation.

                    (a) For purposes of this Agreement, the following terms shall have the following meanings:

          “Adjusted Interim Cash Flow” means an amount, which may be either positive or negative, equal to (i) the amount of Business EBITDA, minus (ii) the Deemed Interest Adjustment, minus (iii) the Deemed Tax Adjustment, minus (iv) the Working Capital Adjustment and minus (v) the amount of capital expenditures of the Business during the period from and including the Measuring Time through the Closing Date. To the extent any audit adjustments (including, for illustrative purposes only, those of the type set forth on Schedule G) have an impact on cash, then a corresponding adjustment will be made to Adjusted Interim Cash

Flow. Attached as Schedule H is an illustrative example of the calculation of Adjusted Interim Cash Flow. Capital expenditures of the Business shall be calculated in accordance with the Applicable Accounting Principles and will be reduced by the proceeds of any sales of fixed assets or intangible property, but for the avoidance of doubt, customer lifts will not be included in the calculation of capital expenditures.

          “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

          “Agreed Interest Rate” means, (i) for the period from the Measuring Time through and including March 31, 2011, 3%, (ii) for the period from and including April 1, 2011 through and including June 30, 2010, 5%, (iii) for the period from and including July 1, 2011 through and including September 30, 2011, 7% and (iv) thereafter, 9%.

          “Agreement” shall have the meaning specified in the Preamble.

          “Antitrust Agencies” shall have the meaning set forth in Section 5.5(a).

          “Applicable Accounting Principles” means the GAAP principles, practices and methodologies used in the preparation of the Year-End Financial Statements for 2009.

          “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a)(i).

          “Assumed Business Taxes” means Taxes (other than Income Taxes) of or payable with respect to the Business or the Purchased Assets (other than a Transferred Entity) attributable to any Post-Reference Date Tax Period, to the extent attributable to the normal operation of the Business (other than a Transferred Entity) in the ordinary course, but excluding, for the avoidance of doubt, Taxes that are attributable to the transfer of any asset under this Agreement, the transfer of any Retained Assets or Transferred Entities Retained Assets or any other transaction contemplated by this Agreement.

          “Assumed Contracts” shall have the meaning set forth in Section 1.1(c)(vi).

          “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

          “Assumed Real Property Leases” shall have the meaning set forth in Section 1.1(c)(vii).

          “Business” shall mean Honeywell’s design, manufacture, marketing, distribution and sale of Business Products, including the licensing of Business Intellectual Property owned by Sellers or a Transferred Entity to third parties, conducted through Honeywell’s “Consumer Products Group” business unit of its Transportation Systems division, as conducted on the date hereof. For avoidance of doubt the “Business” shall not include any Excluded Business.

          “Business Adjustments” means the adjustments to Consolidated Operating Income set forth on Schedule J.

          “Business Day” or “business day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

          “Business EBITDA” means an amount, which may be either a positive or negative number, equal to the Consolidated Operating Income (or consolidated operating loss) of the Business for the period from and including the Measuring Time through and including the Closing Date, plus the Business Adjustments for such period, and plus depreciation and amortization to the extent taken into account in determining such Consolidated Operating Income or loss. Attached in Schedule J is an illustrative example of the calculation of Business EBITDA.

          “Business Inventory” shall mean the inventory, including merchandise, raw materials, work-in-process and finished goods, of the Transferred Entities, and inventory owned and used by Sellers primarily in the conduct of the Business and maintained, held or stored by or for Sellers at Closing, and any prepaid deposits for any of the same. For avoidance of doubt any inventory used or held for use in the Excluded Business shall not be included in “Business Inventory.”

          “Business Intellectual Property” shall mean the Purchased Intellectual Property, all Intellectual Property licensed to any Seller or its Affiliates (other than the Transferred Entities) and primarily used in the conduct of the Business as of the Closing Date, and all Intellectual Property owned or licensed to any Transferred Entity, in each case, that is not Excluded Intellectual Property.

          “Business Leased Real Property” shall mean all real property leased or subleased under the Real Property Leases.

          “Business Material Adverse Effect” means (i) any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Business; provided, however, that changes, effects or circumstances, alone or in combination, that arise out of or result from (A) changes in economic conditions, financial or securities markets in general, or the industries and markets (including with respect to commodity prices) in which the Business is operated, provided such change does not disproportionately effect the Business, (B) the execution and performance of this Agreement or the announcement of this Agreement and the transactions contemplated hereby, (C) acts of God, calamities, national or international political or social conditions, including the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States, provided such act, calamity or condition does not disproportionately effect the Business, (D) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Purchaser) or to grow in any respect (it being understood that this clause (D) shall not exclude the facts or circumstances giving rise to such failure) or (E) any actions taken, or failures to take action, or such other changes or events, in each case, to which Purchaser has consented, shall not be considered in determining whether a Business Material Adverse Effect has occurred or (ii)

any material adverse change in or material adverse effect on the ability of Honeywell or any Seller to consummate the transactions contemplated hereby.

          “Business Personal Property” shall mean all furnishings, furniture, computer equipment, office equipment and supplies, vehicles, tooling, patterns, dies, jigs, machinery and equipment and other tangible personal property (other than Business Inventory and any items disposed of after the date hereof in the ordinary course of business) which is either (i) located on or utilized by Transferred Employees who work at any Purchased Owned Real Property or on any property that is the subject of the Assumed Real Property Leases or (ii) is owned and used primarily in the conduct of the Business.

          “Business Products” shall mean automotive (i) filtration products, (ii) spark plugs and ignition products and (iii) car care products, including antifreeze, brake fluid, and other repair, maintenance, additives and appearance products, in each case sold by the Business prior to the Closing Date.

          “C.G.S.” shall have the meaning set forth in Section 9.4(i).

          “Closing” shall have the meaning set forth in Section 2.1.

          “Closing Approval” shall have the meaning set forth in Section 9.4(h).

          “Closing Date” shall have the meaning set forth in Section 2.1.

          “Closing Date Audited Statements” shall have the meaning set forth in Section 1.8(c)(i).

          “Closing Date Cash” means the amount of all cash and cash equivalents of the Business as of the Closing Date, determined in accordance with Applicable Accounting Principles, to the extent not distributed from Transferred Entities prior to Closing or removed from the Purchased Assets or the Transferred Entities by Sellers prior to Closing.

          “Closing Date Working Capital” means Working Capital as of the close of business on the Closing Date.

          “Closing Statement” shall have the meaning set forth in Section 1.8(c)(ii).

          “Closing Statement Dispute Notice” shall have the meaning set forth in Section 1.8(d).

          “COBRA” shall have the meaning set forth in Section 3.12(e).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral Source” shall have the meaning set forth in Section 9.4(b).

          “Competing Business” shall have the meaning set forth in Section 5.11(a).

          “Competing Business Transaction” means (i) a sale, grant, authorization or issuance by any of the Transferred Entities of (or the sale, grant, authorization, issuance or announcement of any right to purchase) any debt or equity securities (or securities convertible into or exchangeable for debt or equity securities of any class or series of capital stock) of such Transferred Entity (ii) any sale, transfer, license, lease, pledge, mortgage, or other disposition of a material portion of the Purchased Assets (other than pursuant to existing Contracts, the sale of Business Products or Business Inventory, the exclusive or non-exclusive technology or brand licenses of the Business Intellectual Property, in each case, in the ordinary course of business consistent with past practice, or the sale or licensing of certain Intellectual Property rights underlying Honeywell’s Sulfur Filter and Diesel Particulate Filter technology), or (iii) any plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, business combination, joint venture, recapitalization, reorganization, financing, tender offer, share exchange, dissolution or other extraordinary transaction involving a Transferred Entity.

          “Confidential Information” shall have the meaning set forth in Section 5.12.

          “Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

          “Consolidated Operating Income (loss)” means consolidated operating income (loss) of the Business as reflected in the Closing Date Audited Statements subject to the adjustment set forth on Schedule K.

          “Contract” shall mean any legally binding contract, agreement, lease, sublease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, franchise, insurance policy, undertaking, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

          “Control” (including the terms “Controlled,” “Controlled by” and “under common Control with”) means, with respect to the relationship between or among two or more Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

          “Copyrights” means U.S. and foreign copyrights, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection any such registrations, together with all translations thereof.

          “CTDEP” shall have the meaning set forth in Section 9.4(i).

          “Danbury Facilities” shall have the meaning set forth in Section 9.4(i).

          “Deadline” shall have the meaning set forth in Section 8.1(b).

          “Debt Financing” shall have the meaning set forth in Section 5.23(a).

          “Deeds” shall have the meaning set forth in Section 2.3(a)(v).

          “Deemed Interest Adjustment” means an amount calculated as simple interest on $950,000,000 from the Measuring Time through the Closing Date, calculated at the Agreed Interest Rate in effect from time to time during such period. Attached as Schedule L is an illustrative example of the Deemed Interest Adjustment.

          “Deemed Tax Adjustment” means the product of (x) the amount of Business EBITDA minus (i) the Deemed Interest Adjustment and minus (ii) the amounts of depreciation and amortization added back to Consolidated Operating Income in determining Business EBITDA, multiplied by (y) 39%; provided, however, that if the amount described in clause (x) is negative the Deemed Tax Adjustment shall be zero. Attached as Schedule L is an illustrative example of the Deemed Tax Adjustment.

          “Delayed Closing Date” shall have the meaning set forth in Section 10.13.

          “Delayed Transfer Assets” shall have the meaning set forth in Section 10.13.

          “De Minimis Loss” shall have the meaning set forth in Section 9.4(a).

          “Disclosure Schedule” shall have the meaning set forth in the Preamble of Article III.

          “Disputed Item” shall have the meaning set forth in Section 1.8(d).

          “Effective Time” shall have the meaning set forth in Section 2.2.

          “Employee Transferor” shall have the meaning set forth in Section 5.8(a)(i).

          “Employees” shall have the meaning set forth in Section 5.8.

          “Encumbrances” means any mortgage, lien, pledge, security interest, hypothecation, easements, encumbrance or other similar charge or restriction.

          “Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

          “Engineering and Institutional Controls” means any and all restrictions, measures, covenants and obligations that may be used in lieu of, in conjunction with or as a component of Remedial Actions to satisfy Liabilities under Environmental Laws in connection with (i) requirements for engineering and institutional controls; (ii) proscriptions against residential and groundwater use; and (iii) any documents, instruments, agreements, rights and obligations embodying, establishing or necessary to the foregoing, including, without limitation, certifications, deed notices, deed restrictions, easements, access agreements, equitable servitudes and restrictive covenants.

          “Environmental Claims” means any claim, cause of action, investigation, proceeding, consent order, consent agreement, or notice by any person or entity alleging potential Liability arising out of, based on or resulting from (i) the presence, or release into the environment of, or exposure to, any Material of Environmental Concern at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability under, any Environmental Law or Environmental Permit.

          “Environmental Investigation” means any environmental sampling, monitoring or other subsurface investigation, or sampling of any surface materials, of Owned Real Property or Business Leased Real Property.

          “Environmental Laws” means all federal, interstate, state, local and foreign Laws relating to pollution or protection of human health, safety, the environment or natural resources damages, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, discharge, generation, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          “Equity Interest” shall have the meaning set forth in Section 3.3.

          “ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

          “ERISA Affiliate,” as to any person, means any member of a controlled group of corporations or of a group of trades or businesses under common control, with such person, in each case within the meaning of Section 414 of the Code.

          “Estimated Closing Statement” shall have the meaning set forth in Section 1.8(b).

          “Estimated Net Cash Adjustment” shall have the meaning set forth in Section 1.8(b).

          “Excluded Business” shall mean for purposes of this Agreement (i) the licensing or other disposition of Excluded Intellectual Property to third parties, (ii) the performance of the Retained Contracts, (iii) the design, manufacture, marketing, distribution and sale of air conditioning refrigerants and related equipment and additives for mobile air conditions systems and cooling systems for gasoline and diesel engines and similar turbocharger technology related products, thermal systems (including exhaust gas and charge air coolers, aluminum radiators and cooling modules and recirculation products), automotive speed position and pressure sensors, mechanical parts for vehicle, aircraft, rail and industrial engines (not including filters or spark plugs) and brake hard parts and other friction materials (including disc and drum brake pads, shoes, linings, brake blocks and other components for vehicle, aircraft and rail, industrial and on- and off-highway applications) sold, produced or distributed by applicable Honeywell divisions and/or business units (including by Honeywell’s Transportation Systems division), and (iv) for purposes of Section 5.11 of this Agreement only and the definition of the “Competing Business”, the distribution and sale of brake fluid, lubricants, cleaners and associate wheel cleaners sold, produced or distributed by applicable Honeywell divisions and/or business units (including by Honeywell’s Transportation Systems division) shall be deemed included in the definition of “Excluded Business.”

          “Excluded Intellectual Property” means all Intellectual Property owned or licensed by any Seller or any Transferred Entity that is not used primarily or exclusively in the conduct of the Business, all Intellectual Property set forth on Schedule 1.2(n) or Section 3.16 of the Disclosure Schedule that is provided to Purchaser pursuant to the Transition Services Agreement and certain Intellectual Property rights underlying Honeywell’s Sulfur Filter and Diesel Particulate Filter technology, and any and all goodwill represented thereby and pertaining thereto, and the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith, including all rights to own and license any of the Sellers’ Marks and associated Intellectual Property rights.

          “Financing Parties” shall have the meaning set forth in Section 10.4.

          “Financial Statements” shall have the meaning set forth in Section 3.5(a).

          “Foreign Approval” shall have the meaning set forth in Section 10.13.

          “Foreign Benefit Plan” shall have the meaning set forth in Section 3.12(b).

          “Foreign Benefit Plans” shall have the meaning set forth in Section 3.12(b).

          “Former Employees” shall have the meaning set forth in Section 5.8.

          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

          “Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court, tribunal, or judicial or arbitral body.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “Gross U.S. Purchase Price” shall have the meaning set forth in Section 2.4(b).

          “Holt Japan” shall have the meaning set forth in Section 1.1(a)(ii).

          “Holt Lloyd Spain” shall have the meaning set forth in Section 5.27.

          “Holt New Zealand” shall have the meaning set forth in Section 1.1(a)(ii).

          “Holts South Africa” shall have the meaning set forth in Section 1.1(a)(ii).

          “Holt UK” shall have the meaning set forth in Section 1.1(a)(iii).

          “Honeywell” shall have the meaning specified in the Preamble.

          “Honeywell Canada” shall have the meaning set forth in Section 1.1(b).

          “Honeywell China” shall have the meaning set forth in Section 1.1(b).

          “Honeywell Filter Litigation” shall mean any current or future class action, investigation, or other civil, criminal, regulatory or administrative proceeding maintained or initiated against Honeywell or its Affiliates by any private plaintiff or the United States Department of Justice, any U.S. or Canadian Governmental Entity, the U.S. state Attorney Generals, local state, county or municipal authorities or entities, or the SEC relating to or arising from allegations of price fixing, bid rigging and allocation of customers in the aftermarket for automotive oil, air, fuel and transmission filters.

          “Honeywell International UK” shall have the meaning set forth in Section 1.1(a)(iii).

          “Honeywell France” shall have the meaning set forth in Section 1.1(b).

          “Honeywell Mexico 1” shall have the meaning set forth in Section 1.1(b).

          “Honeywell Mexico 2” shall have the meaning set forth in Section 1.1(b).

          “Honeywell Portugal” means Holt Lloyd & Raposo Limitada, a Portuguese Transferred Entity, in which another Transferred Entity holds a 35% Equity Interest, as set forth on Section 3.3 of the Disclosure Schedule.

          “Honeywell Singapore” shall have the meaning set forth in Section 1.1(b).

          “HSR Act” shall have the meaning set forth in Section 5.5(a).

          “Income Tax” means (i) any income, franchise, gains, corporation, withholding or similar Tax imposed on or measured by net income, profits, gains or similar items (including U.S. federal Income Tax) and any interest, additional amounts, additions to tax, penalties or similar items with respect thereto and (ii) any liability for payments described in clause (i) as a result of being or been a member of an affiliated, consolidated, combined, unitary or similar group, or under a tax sharing, tax allocation, tax indemnity or other agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise or any payments for group relief.

          “Indebtedness” means, with respect to either a Seller or a Transferred Entity, (i) all indebtedness of such Person, whether or not contingent, for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations, contingent or otherwise, of such Person under letter of credit, bank guarantees or similar facilities (other than Sellers’ Letters of Credit and Sellers’ Guarantees); (iv) all Indebtedness of others referred to in clauses (i) through (iii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person.

          “Indemnified Party” shall have the meaning set forth in Section 9.3(a).

          “Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

          “Independent Accountant” means a partner in the New York office of Ernst & Young LLP or a substitute therefor as provided in Section 1.8(e).

          “Insurance Policies” shall have the meaning set forth in Section 3.18.

          “Intellectual Property” means all Patents, Trademarks, Copyrights, know-how, trade secrets, and mask works, utility and industrial models and applications therefor.

          “Interests” shall have the meaning set forth in Section 1.1(e)(i).

          “Interim Balance Sheet” shall have the meaning set forth in Section 3.5(a).

          “Interim Financial Statements” shall have the meaning set forth in Section 3.5(a).

          “Interim Income Statement” shall have the meaning set forth in Section 3.5(a).

          “Internal Controls” shall have the meaning set forth in Section 3.5(c).

          “ISRA” shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K et seq, N.J.A.C. 7:26B et seq., as amended by the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq. (“SRRA”), and all rules and regulations promulgated thereunder, as amended.

          “Key Customers” shall have the meaning set forth in Section 3.22.

          “Key Suppliers” shall have the meaning set forth in Section 3.22.

          “Knowledge” with respect to Honeywell shall mean the actual knowledge of the individuals identified on Schedule M, after reasonable inquiry by such individuals of any person who is a Band 4 (or higher) management-level employee of the Business who has supervisory responsibility for the matter in question.

          “Labor Contract” and “Labor Contracts” shall have the respective meanings set forth in Section 5.8(c).

          “Law” means any law, statute, ordinance, rule, code, order, requirement or rule of law (including common law) or regulation of any Governmental Authority, or any binding agreement with any Governmental Authority binding upon a Person or its assets, or any Law relating to employment standards, human rights, health and safety, labor relations, workplace safety and insurance and/or pay equity.

          “Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

          “Losses” means any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, Taxes, claims, damages and assessments.

          “LEP” shall have the meaning set forth in Section 9.4(i).

          “LSRP” shall have the meaning set forth in Section 9.4(h).

          “Made Available” means that the information referred to (i) has been actually delivered (whether by email transmission or hand delivery) to Purchaser or Sellers or to their respective outside legal counsel, as applicable, or (ii) was posted on the electronic datasites located at https://datasite.merrillcorp.com, in each case, at least one (1) Business Day prior to the execution of this Agreement.

          “Management” means generation, production, distribution, processing, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in any applicable Environmental Law.

          “Marketing Period” means the first period of 15 consecutive Business Days commencing after the date hereof and throughout which (i) Purchaser shall have the Required Information, (ii) the conditions set forth in Sections 6.1 and 6.4 shall have been satisfied (except as provided in Section 10.13); provided that, notwithstanding the foregoing, (A) the Marketing Period shall exclude any period between August 12, 2011 and September 6, 2011 and (B) so long as Sellers shall have previously delivered to Purchaser the financial information referenced in Sections 5.23(a)(iii)(A) and (B) and such other assistance referenced in Section 5.23(a)(iii)(C) (to the extent such assistance is requested by Purchaser on or prior to August 5, 2011), the Marketing Period must commence no later than September 6, 2011. Notwithstanding the foregoing, if, prior to the completion of the Marketing Period (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any financial statements included in the Required Information, then the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect thereto by PricewaterhouseCoopers LLC or another independent public accounting firm reasonably acceptable to Purchaser or (B) the financial statements included in the Required Information that is available to Purchaser on the first day of any such period would be required to be updated under Regulation S-X in order to be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, then the Marketing Period shall not commence until the receipt by Purchaser of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive Business Day period.

          “Material Contract” shall have the meaning set forth in Section 3.13(a).

          “Materials of Environmental Concern” means any “hazardous substance” and any “pollutant” or “contaminant” or words of similar meaning of effect as defined in or regulated under Environmental Laws, including any petroleum product, breakdown product or byproduct, solvent, radioactive material, toxic mold or asbestos.

          “Measuring Time” means 12:01 a.m. local time on January 1, 2011.

          “Measuring Time Working Capital” means Working Capital as of the Measuring Time.

          “Modified Duty Employees” shall have the meaning set forth in Section 5.8(a)(viii)(A).

          “National Laws” shall have the meaning set forth in Section 5.8(b)(i).

          “Net Cash Adjustment” means an amount (which can be a positive or a negative number) equal to Closing Date Cash minus Target Cash.

          “NJDEP” shall have the meaning set forth in Section 9.4(h).

          “Non-United States Business” shall mean the Business as operated outside of the United States on the date hereof.

          “Non-U.S. Employee” shall have the meaning set forth in Section 5.8(b)(i).

          “Obligations” shall have the meaning set forth in Section 5.26(a).

          “OPEB Benefits” shall have the meaning set forth in Section 3.12(e).

          “Owned Real Property” means all Purchased Owned Real Property and any real property owned by a Transferred Entity, together with all Structures located thereon or attached thereto or owned by a Seller or a Transferred Entity and located on any Business Leased Real Property.

          “Parent Insurances” shall have the meaning set forth in Section 5.18.

          “Patentable Technology” shall have the meaning set forth in Section 3.8(a).

          “Patents” means U.S. and foreign patents and applications therefor and all provisional applications, divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof.

          “Permit” means any permit, franchise, authorization, license, consent, registration or other approval issued or granted by any Governmental Authority relating primarily to the Business or Purchaser’s business, as applicable.

          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (A) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings, (B) Encumbrances arising under original purchase price conditional sales contracts (other than sale of the fee interest in any Owned Real Property) and equipment leases with third parties entered into in the ordinary course of business, (C) Encumbrances for Taxes and other governmental charges that are not due and payable, or are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been maintained, (D) imperfections of title, easements, covenants, restrictions, rights of way, or other like Encumbrances, if any, which imperfections of title, easements, covenants, restrictions, rights of way or other like Encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of or materially detract from the value of the specific assets to which they relate, (E) Software or other similar third-party licenses granted by the Business, as applicable, in the ordinary course of business, (F) any Encumbrance set forth on Schedule N, (G) Encumbrances that will be removed prior to the Closing Date, (H) Encumbrances on accounts receivable under Honeywell’s Trade Accounts Receivable program, all of which shall be removed as of the Closing Date, (I) any Encumbrance of record as of the date of this Agreement (other than monetary liens) that would be identified on a title search or similar search with respect to any of the Owned Real Property or Business Leased Real Property, and (H) any matters that would be revealed in a survey of the Owned Real Property or Business Leased Real Property and which, individually or in the aggregate, do not materially impair the continued use and operation of the applicable Owned Real Property or Business Leased Real Property.

          “Person” means an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated organization, entity or group.

          “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

          “Post-Reference Date Tax Period” means any Tax period beginning after December 31, 2010 and, with respect to a Tax period that begins on or before December 31, 2010 and ends thereafter, the portion of such Tax period beginning after December 31, 2010.

          “Pre-Closing Covenant” shall have the meaning set forth in Section 9.1.

          “Pre-Closing Environmental Liabilities” means any and all Liabilities of the Sellers or any of the Transferred Entities, other than the Retained Liabilities, in connection with (A) all Liabilities arising from any obligation pursuant to Environmental Laws to investigate and/or remediate Materials of Environmental Concern at, on, under, or emanating from the Owned Real Property or the Business Leased Real Property, (B) all Environmental Claims in connection with the Owned Real Property or the Business Leased Real Property, and (C) all Liabilities under Environmental Laws relating to the conduct of the Business at the Owned Real Property or the Business Leased Real Property, including the handling, management, treatment or disposal on-site of Materials of Environmental Concern or compliance with Environmental Laws.

          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

          “Pre-Reference Date Tax Period” means any Tax period ending on or before December 31, 2010 and, with respect to a Tax period that begins on or before December 31, 2010 and ends thereafter, the portion of such Tax period ending on December 31, 2010.

          “Prestone” shall have the meaning set forth in Section 1.1(a)(i).

          “Product Liability Claims” means any (i) (A) lawsuit, class action, or other claim by a third party or third parties (other than a Governmental Authority) (whether based on negligence, fraud, failure to warn, strict products liability, violation of applicable Law, or other theory, and whether seeking injunctive relief, money damages, or other remedy), related to or arising out of personal injury or death, or damage, destruction or diminished value of property or (B) investigation, action or other claim by any Governmental Authority concerning compliance or noncompliance with applicable Laws (whether seeking fines, injunctive relief, Product Recall, field action, or other penalties), or (ii) claim by a customer of the Business seeking damages, costs, reimbursement, contribution, indemnification, injunctive relief, repair, replacement, or other responsibility for Losses or other Liabilities related to or arising out of the matters described in clauses (i) (A) or (B), or any systemic design defect or systemic manufacturing defect, any voluntary or involuntary Product Recall, field action or violation of applicable Laws, in each case of subsections (i) and (ii) related to or arising out of a Business Product.

          “Product Recall” means any (i) directive, order or other action by any Governmental Authority requiring or having the effect of requiring that any product manufactured or sold by the Sellers or the Sellers’ Affiliates in connection with the Business be recalled or (ii) voluntary recall of any product manufactured or sold by the Sellers or the Sellers’ Affiliates in connection with the Business.

          “Purchase Price” shall have the meaning set forth in Section 1.6.

          “Purchased Assets” shall have the meaning set forth in Section 1.1(c).

          “Purchased Entities” shall mean the entities set forth on Schedule C.

          “Purchased Intellectual Property” shall have the meaning set forth in Section 1.1(c)(v).

          “Purchased Owned Real Property” shall have the meaning set forth in Section 1.1(c)(viii).

          “Purchaser” shall have the meaning specified in the Preamble.

          “Purchaser Disclosure Schedule” shall have the meaning set forth in the Preamble of Article IV.

          “Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

          “Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

           “Purchaser’s Foreign Retirement Plans” shall have the meaning set forth in Section 5.8(b)(iii)(D).

          “Purchaser’s Savings Plans” shall have the meaning set forth in Section 5.8(a)(iv)(A).

          “Purchaser’s U.S. Pension Plan” shall have the meaning set forth in Section 5.8(a)(iv)(B).

          “Purchasing Entity” shall have the meaning set forth in Section 10.6.

          “Rank Group” shall have the meaning set forth in the Preamble.

          “RAO” shall have the meaning set forth in Section 9.4(h).

          “Real Property Lease Assignments” shall have the meaning set forth in Section 2.3(a)(iv).

          “Real Property Leases” means the Assumed Real Property Leases and all real property leases, subleases, licenses and occupancy agreements to which any Transferred Entity is a party, in each case, together with any amendments or modifications thereto.

          “Registered Intellectual Property” shall mean all United States and foreign: (A) Patents; (B) registered Trademarks, and applications to register Trademarks; (C) registered Copyrights registrations, and applications to register Copyrights; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

          “Related Party Transaction” shall have the meaning set forth in Section 3.20(a).

          “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, releasing, leaching, dumping, or disposing of Materials of Environmental Concern into the environment.

          “Remedial Action” means all actions to (A) clean up, remove, treat or handle in any other way Materials of Environmental Concern in the environment; (B) restore or reclaim the environment or natural resources, including the payment of natural resource damages; (C) prevent the Release of Materials of Environmental Concern so that they do not migrate, endanger or threaten to endanger public health or the environment, except for actions taken in the ordinary course of business to prevent the Release of Materials of Environmental Concern as they are used or stored in the ordinary course of business; or (D) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring.

          “Required Information” shall have the meaning set forth in Section 5.23(a)(iii).

          “Retained Assets” shall have the meaning set forth in Section 1.2.

          “Retained Contracts” shall have the meaning set forth in Section 1.2(i).

          “Retained Employees” shall mean those Employees of the Business set forth on Schedule O.

          “Retained Environmental Liabilities” shall mean the liabilities set forth on Schedule 1.4(i).

          “Retained Interest” shall have the meaning set forth in Section 1.1(e)(i).

          “Retained Liabilities” shall have the meaning set forth in Section 1.4.

          “Retained Taxes” shall mean any and all:

          (a) Income Taxes of or payable by any Transferred Entity or with respect to the Business or the Purchased Assets, in each case for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Income Taxes described in this clause (a),

          (b) Taxes (other than Income Taxes) of or payable by any Transferred Entity or with respect to the Business or the Purchased Assets, in each case for any Pre-Reference Date Tax Period, together with any interest, penalty or additions to Tax accruing after December 31, 2010 on Taxes described in this clause (b) or that are attributable to the reporting of (or failure to report) any Tax item (or the failure to pay any Taxes) by or with respect to any Transferred Entity, the Business or the Purchased Assets prior to the Closing Date,

          (c) Taxes arising as a result of any inclusion under Section 951(a) of the Code (or any similar or corresponding provision of state or local Tax law) with respect to any Transferred Entity attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar or corresponding provision of state or local Tax law), received or accrued on or prior to the Closing Date or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or similar or corresponding provision of state or local Tax Law), on or prior to the Closing Date, computed, in each case, based on the amount of such Taxes that would be payable with respect to any Transferred Entity if the relevant Tax period ended on the Closing Date, and

          (d) (i) Taxes of or payable by Sellers or any of their Affiliates (other than the Transferred Entities) for any taxable period (other than Assumed Business Taxes); (ii) Taxes that arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Transferred Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (iii) Taxes of or payable by any Transferred Entity having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, (iv) Taxes that arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.7, (v) Taxes that arise from or are attributable to any breach of any Tax covenant by Honeywell under this Agreement, (vi) Taxes that are a withholding Tax on any payment by Purchaser, any Transferred Entity or any of their respective Affiliates to Seller or any of its Affiliates pursuant to this Agreement or prior to Closing, and (vii) except as otherwise provided by Section 5.7, any Taxes that are attributable to the transfer of any asset under this Agreement, the ownership of any Retained Assets or any Transferred Entities Retained Assets, the transfer of any Retained Assets or any Transferred Entities’ Retained Assets, or Taxes of or payable by any Transferred Entity arising out of any transaction outside of the ordinary course of business occurring on or prior to the Closing Date.

          For avoidance of doubt “Retained Taxes” shall not include the portion of Transfer Taxes that are to be paid by Purchaser pursuant to Section 5.7.

          “SEC” shall mean the Securities and Exchange Commission.

          “Section 75 Debt” shall mean any Liabilities that arise as a result of the transactions contemplated by this Agreement, and which are imposed under or pursuant to Section 75 or Section 75A of the Pensions Act 1995 (or by any regulations promulgated thereunder).

          “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Seller” shall have the meaning specified in the Preamble.

          “Sellers” shall have the meaning specified in the Preamble.

          “Sellers’ Foreign Benefit Plans” shall have the meaning set forth in Section 5.8(b)(iii).

          “Sellers’ Foreign Retirement Plans” shall have the meaning set forth in Section 5.8(b)(iii)(D).

          “Sellers’ FSAs” shall have the meaning set forth in Section 5.8(a)(xi).

          “Seller Fundamental Representation and Warranty(ies)” shall have the meaning set forth in Section 9.1.

          “Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(b).

          “Sellers’ Letters of Credit” shall have the meaning set forth in Section 5.19.

          “Sellers’ Guarantees” shall have the meaning set forth in Section 5.19.

          “Sellers’ Marks” shall have the meaning set forth in Section 5.14.

          “Sellers’ U.S. Pension Plan” shall have the meaning set forth in Section 5.8(a)(iv)(B).

          “Sellers’ Savings Plan” shall have the meaning set forth in Section 5.8(a)(iv)(A).

          “Shared Employees” shall mean those Employees primarily engaged in the support of the Business and set forth on Schedule P.

          “Short Period” shall have the meaning set forth in Section 5.15(i).

          “Solvent” shall have the meaning set forth in Section 4.5.

          “Software” means computer software programs and databases in any form, including source code, object code, Internet web sites and all associated documentation.

          “SSRA” shall have the meaning set forth in Section 9.4(h).

          “Straddle Period” means (i) in the case of Income Taxes, any taxable period beginning on or before the Closing Date and ending after the Closing Date and (ii) in the case of any other Taxes, any taxable period beginning on or before December 31, 2010 and ending after December 31, 2010.

          “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or Controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

          “Survival Period” shall have the meaning set forth in Section 9.1.

          “Target Cash” means (x) if the Closing occurs prior to June 1, 2011, the Adjusted Interim Cash Flow, and (y) if the closing occurs after May 31, 2011, the lesser of (i) the Adjusted Interim Cash Flow and (ii) $25,000,000.

          “Tax Accountant” shall have the meaning set forth in Section 5.15(b)(iv).

          “Tax Proceeding” shall mean any contest, assessment or other proposed adjustment with respect to Taxes.

          “Tax Return” shall mean any report, return, election, statement or other document or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

          “Taxes” shall mean any and all (a) domestic or foreign, federal, state, local or other taxes, duties, levies, imposts, tariffs, fees or similar charges of any kind (together with any and all interest, penalties, fines, additional to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes, duties, levies, imports, tariffs, fees or similar charges with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, employment, unemployment, health, disability, retirement, social security, unclaimed property, payroll, customs duties, import duties, transfer, license, workers’ compensation or net worth, and taxes, duties, levies, imports, tariffs, fees or similar charges in the nature of excise, withholding, ad valorem or value added, and (b) liability for the payment of any Tax (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person or otherwise joining in a fiscal unity, (ii) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person for Taxes, including, a Tax sharing, Tax indemnity or similar agreement, or (iii) by reason of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

          “Taxing Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

          “Third Party Claim” shall have the meaning set forth in Section 9.3(a).

          “Threshold Amount” shall have the meaning set forth in Section 9.4(a).

          “Trademarks” means U.S. and foreign trademarks, trade dress, service marks, trade names, domain names, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith.

          “Transaction Documents” shall have the meaning set forth in Section 3.2.

          “Transaction Matters” shall have the meaning set forth in Section 10.9.

          “Transfer Amount” shall have the meaning set forth in Schedule F.

          “Transfer Taxes” shall have the meaning set forth in Section 5.7(b).

          “Transferred Employees” means, collectively, the Transferred U.S. Employees and the Transferred Non-U.S. Employees.

          “Transferred Entities” shall have the meaning given in the Recitals and as set forth on Schedule B.

          “Transferred Entities Retained Assets” shall have the meaning set forth in Section 1.1(d)(ii).

          “Transferred Entity” shall have the meaning given in the Recitals.

          “Transferred Foreign Benefit Plans” shall have the meaning set forth in Section 5.8(b)(iii)(A).

          “Transferred Non-U.S. Employees” shall have the meaning set forth in Section 5.8(b)(i).

          “Transferred U.S. Employee” shall have the meaning given to it in Section 5.8(a)(i).

          “Transferred U.S. Benefit Plans” shall have the meaning set forth in Section 5.8(a)(ix).

          “Transition Services Agreement” means, subject to Section 5.6(b), the transition services agreement in the form of Exhibit B attached hereto.

          “Treasury Regulations” means the regulations prescribed under the Code.

          “UK Pension Scheme” shall have the meaning set forth in Section 5.8(b)(x).

          “U.S. Benefit Plan” shall have the meaning set forth in Section 3.12(a).

          “U.S. Benefit Plans” shall have the meaning set forth in Section 3.12(a).

          “Union Pension Participants” shall have the meaning set forth in Section 5.8(a)(iv)(B).

          “United States Business” shall mean the Business as operated in the United States on the date hereof.

          “Unresolved Items” shall have the meaning set forth in Section 1.8(e).

          “VAT” shall have the meaning set forth in Section 5.7(b).

          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

          “Working Capital” means the sum (which amount may be positive or negative) of the current assets of the Business set forth on Schedule Q minus the current liabilities of the Business set forth on Schedule Q and calculated in accordance with the provisions of Schedule Q.

          “Working Capital Adjustment” means an amount (which can be a positive or negative number) equal to Closing Date Working Capital minus Measuring Time Working Capital.

          “Year-End Financial Statements” shall have the meaning set forth in Section 3.5(a).

                    (b) When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference is to an Article or a Section of, or a Schedule to, this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation” or “but not limited to.” The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. For avoidance of doubt, if a formula in this Agreement subtracts a negative number, the absolute value of the number shall be added. Schedule I has been intentionally omitted.

          Section 10.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Honeywell and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

          Section 10.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder, except with respect to (x) the Persons entitled to indemnification under Sections 5.15, 5.23 or 5.24 or under Article IX who shall be express third party beneficiaries of, and shall have the right to enforce, such provisions; provided that Purchaser’s financing sources and their affiliates, officers, directors, employees, agents, advisors, successors and assigns (the “Financing Parties”) shall be express third-party beneficiaries of and have the right to enforce Sections 10.4, 10.9 and 10.10 and (y) any Purchasing Entities designated by Purchaser in accordance with Section 10.7, provided that, to the extent reasonably permitted, Purchaser shall act as agent for any Purchasing Entity in connection with its enforcement of any rights hereunder.

          Section 10.5. Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

          Section 10.6. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties, except that, without the consent of Honeywell, (a) Purchaser may assign all of their rights hereunder to their lenders for collateral security purposes and (b) Purchaser may designate one or more of its direct or indirect Subsidiaries or other Affiliates to purchase any Purchased Asset (and assume any associated Assumed Liabilities) (any such designated person, a “Purchasing Entity”) or assign to them any other rights or obligations contained herein or in any other Transaction Document; provided that Purchaser will remain liable for the obligations so assigned. Each Purchasing Entity will be deemed Purchaser in respect of such Purchased Asset and (subject to the other provisions of this Agreement) any such Purchased Asset will be transferred by the relevant Seller directly to such Purchasing Entity, such Purchasing Entity will assume the associated Assumed Liabilities, and each Purchasing Entity shall pay the portion of the Purchase Price to the relevant Seller that corresponds to the allocation to such Purchased Asset reflected on Schedule D (as adjusted by Section 2.4(a)). Appropriate reconciliation payments shall be made between the relevant Purchasing Entity and the relevant Seller to reflect the final Closing Statement. Any indemnity or other payment that relates to a Purchased Asset (or Assumed Liability) under this Agreement shall be made between the relevant Seller and the relevant Purchasing Entity.

          Section 10.7. Disclosure Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          Section 10.8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing contained herein shall prevent a party from seeking damages in the event that specific performance is not available.

          Section 10.9. Governing Law. Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Agreement, (b) any breach, termination or validity of this Agreement, (c) the transactions contemplated hereby or any debt financing or proposed debt financing relating thereto or (d) any discussions or communications relating in any way to this Agreement or transactions contemplated hereby or any debt financing or proposed debt financing relating thereto (the “Transaction Matters”), and the existence or validity of any and all defenses to such claims, disputes or controversies, shall be governed and resolved exclusively by the laws of the State of New York, notwithstanding the existence of any conflict of laws principles that otherwise would dictate the application of any other state’s law. Each party irrevocably and unconditionally waives any right to object to the application of New York law or argue against its applicability to any of the matters referenced in the immediately preceding sentence.

          Section 10.10. Jurisdiction.

                    (a) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and the courts of the United States of America located in New York County, New York for any litigation arising out of or relating to this Agreement or the Transaction Matters (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.1, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby or any related transaction in the courts of the State of New York sitting in New York County or the courts of the United States of America located in New York County, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not (and will cause its Subsidiaries to not) bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any commitments related to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the County of New York, New York, whether a state or Federal court, and that the provisions of the Section 10.10(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

                    (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO TRANSACTION MATTERS.

          Section 10.11. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

          Section 10.12. Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.13. Delayed Closing. Notwithstanding anything to the contrary in Section 6.4 or Section 7.4, if the conditions set forth in Section 6.4 and Section 7.4 have been satisfied in all respects but for the receipt of the approvals set forth on Schedule 10.13 (the “Foreign Approvals”) with respect to the Purchased Assets set forth on such Schedule (such Purchased Assets, the “Delayed Transfer Assets”), the conditions set forth in Section 6.4 and Section 7.4 shall be deemed satisfied for all purposes under this Agreement; provided that (i) the Purchase Price payable by Purchaser at the Closing shall be reduced by the applicable amount for such Delayed Transfer Assets set forth on Schedule 10.13, (ii) such Delayed Transfer Assets shall not be sold, conveyed, transferred or assigned to Purchaser at the Closing and instead shall be treated as Retained Interests until the third business day following the receipt of the applicable Foreign Approval for such Delayed Transfer Assets (each such date, a “Delayed Closing Date”) and (iii) on the applicable Delayed Closing Date, Purchaser will pay to Sellers the applicable amount for such Delayed Transfer Assets set forth on Schedule 10.13 and the Sellers will sell, convey, transfer or assign to Purchaser the applicable Delayed Transfer Assets, and Purchaser shall assume the Assumed Liabilities associated with and related to the applicable Delayed Transfer Assets. For avoidance of doubt, from and after the Closing Date and until the applicable Delayed Closing Date, Sellers may own and operate the applicable Delayed Transfer Assets in the ordinary course of business, consistent with past practice and consistent with the provisions of Section 5.1 as though operation of such Delayed Transfer Assets constituted operation of Purchased Assets prior to the Closing Date. The Sellers shall operate the applicable Delayed Transfer Assets for the account of the Purchaser and shall not (absent willful misconduct) have any liability or obligation in connection with such operations, including for any decline in revenues or profits. The Sellers will promptly pay to Purchaser any cash generated by the applicable Deferred Transfer Assets, net of any expenses of operating the Deferred Transfer Assets. For avoidance of doubt, any liabilities of the Deferred Transfer Assets (whether arising before, on or after the Closing and excluding any liabilities of any Transferred Entity) are included in Assumed Liabilities.

[Signature Page Follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

By:	/s/ Helen Golding

Name: Helen Golding
Title: Authorized Signatory

RANK GROUP LIMITED

By:	/s/ Helen Golding

Name: Helen Golding
Title: Authorized Signatory

          IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

HONEYWELL INTERNATIONAL INC., on behalf of itself and the other Sellers

By:	/s/ Anne T. Madden

Name:Anne T. Madden
Title:VP, Corporate Development and Global Head of M&A